Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-217272

NioCorp Developments Ltd.

18,019,377 Common Shares

This prospectus relates to the resale or other disposition from time to time by certain selling shareholders as further described in this prospectus, of up to an aggregate of 18,019,377 common shares (the “Common Shares”) of NioCorp Developments Ltd. (the “Company”, “we”, “us” or “our”). The common shares registered for sale are as follows:

•	7,264,789 Common Shares held by selling shareholders;
•	7,265,989 Common Shares issuable upon exercise of Common Share purchase warrants held by selling shareholders issued on February 14, February 21, and February 28, 2017, respectively, and exercisable at a price per Common Share of C$0.85;
•	2,597,929 Common Shares issuable upon conversion of $1.2 million of principal amount of convertible note held by a selling shareholder and convertible at prices pursuant to the terms of the convertible note as described herein; and
•	890,670 Common Shares issuable upon exercise of Common Share purchase warrants held by a selling shareholder issued on March 31, 2017, in connection with the funding of the convertible note and exercisable at a price per Common Share of C$0.90.

The Common Shares, warrants and convertible note held by the selling shareholders were issued to such selling shareholders pursuant to private transactions between the Company and the selling shareholders. The selling shareholders may sell or otherwise dispose of the Common Shares covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the selling shareholders, and the times and manner in which they may offer and sell Common Shares under this prospectus, is provided in the sections entitled “Selling Shareholders” and “Plan of Distribution” of this prospectus.

We will not receive any proceeds from the resale of the Common Shares by the selling shareholders.

Our Common Shares are traded on the Toronto Stock Exchange (the “TSX”) under the symbol “NB” and quoted on the OTCQX under the symbol “NIOBF.” On April 10, 2017, the last reported closing bid price of our Common Shares was $0.55 per Common Share on the OTCQX and C$0.74 per Common Share on the TSX. The over-the-counter quotations on the OTCQX reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. You are urged to obtain current market quotations of the Common Shares.

All dollar amounts reflected herein refer to U.S. Dollars unless otherwise noted.

We are an “emerging growth company” as defined under federal securities laws and, as such, may elect to comply with certain reduced public company requirements for future filings.

Investing in the Common Shares involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2017

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GLOSSARY OF TERMS

0896800	0896800 B.C. Ltd., a wholly-owned subsidiary of the Company and 100% owner of ECRC.

BCSC	British Columbia Securities Commission

CAPEX	Capital expenditures

CIM	Canadian Institute of Mining and Metallurgy

CMC	CMC Cometals, a division of Commercial Metals Company of Fort Lee, New Jersey

CMC Agreement	The Offtake Agreement dated June 2016 by and between the Company and CMC

Common Shares	The Common Shares without par value in the capital stock of NioCorp as the same are constituted on the date hereof, as traded on the TSX

cut-off grade	The lowest grade of mineralized material that qualifies as ore in a given deposit, that is, material of the lowest assay value that is included in a resource/reserve estimate

deposit	A mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures. Such a deposit does not qualify as a commercially mineable ore body or as containing reserves or ore, unless final legal, technical and economic factors are resolved

Diamond Drilling	A type of rotary drilling in which diamond bits are used as the rock-cutting tool to produce a recoverable drill core sample of rock for observation and analysis

ECRC	Elk Creek Resources Corp., a private Nebraska corporation and wholly-owned subsidiary of 0896800

Elk Creek Project	NioCorp’s niobium, scandium and titanium project located on the Elk Creek Property

Elk Creek Property	NioCorp’s Carbonatite property located in Southeast Nebraska, USA

Ferroniobium	An iron-niobium alloy, with a niobium content of 60-70%

Feasibility Study	A comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production

First Tranche Increase	NioCorp’s right to call an additional $1.0 million under the Lind Agreement

First Tranche Increase Warrants	Warrants issued to Lind upon funding of the First Tranche Increase

grade	A particular quantity of ore or mineral, relative to other constituents, in a specified quantity of rock

host	A rock or mineral that is older than rocks or minerals introduced into it or formed within it

host rock	A body of rock serving as a host for other rocks or for mineral deposits, or any rock in which ore deposits occur

HSLA steel	High strength low alloy steel

Initial Convertible Security	The first issuance under the Lind Agreement with a face value of $5.4 million

Lind	Lind Asset Management IV, an entity managed by The Lind Partners, a New York based asset management firm

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Lind Agreement	NioCorp’s definitive convertible security funding agreement with Lind dated December 14, 2015

Mark Smith	Chief Executive Officer, President, and Executive Chairman of NioCorp

MRCC	Mackie Research Capital Corporation

Mineral Reserve	The economically and legally mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study under NI 43-101 standards or a bankable feasibility study under SEC Industry Guide 7 Standards. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined and processed.

Mineral Resource

A concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge. The term “mineral resource” covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling and within which mineral reserves may subsequently be defined by the consideration and application of technical, economic, legal, environmental, socio-economic and governmental factors. The phrase “reasonable prospects for economic extraction” implies a judgment by a qualified person (as that term is defined in NI 43-101) in respect of the technical and economic factors likely to influence the prospect of economic extraction. A mineral resource is an inventory of mineralization that, under realistically assumed and justifiable technical and economic conditions, might become economically extractable.

Inferred Mineral Resource: Under CIM standards, an Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

Indicated Mineral Resource: Under CIM standards, an Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

Measured Mineral Resource: Under CIM standards, a Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

SEC Industry Guide 7 does not define “mineral resources” and typically mineral resources may not be disclosed in reports filed with the SEC. See “Cautionary Note to U.S. Investors Regarding Estimates of Mineral Reserves and Mineral Resources” below.

National Instrument 43-101/ NI 43-101	National Instrument 43-101 of the Canadian Securities Administrators entitled “Standards of Disclosure for Mineral Projects”

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Nb or niobium	The alloying agent niobium, primarily used in the production of high strength, low alloy HSLA steel

NioCorp, we, us, our or the Company	NioCorp Developments Ltd.

October 2015 PEA	NioCorp’s Amended Preliminary Economic Assessment dated October 16, 2015

Offtake Agreement	An offtake agreement is an agreement between NioCorp and a third party for the purchase and sale of products to be produced from the Elk Creek Project, at market based prices, that will commence upon the Elk Creek Project reaching commercial production

OPEX	Operating expenditures

Original Smith Loan	A loan in the amount of $1.5 million with Mark Smith, dated June 17, 2015.

PEA	A Preliminary Economic Assessment, as defined by National Instrument 43-101

Sc or scandium	The element scandium, which is used for aerospace industry components as well as applications that call for high strength, low weight metals

SEC	United States Securities and Exchange Commission

Securities Act	United States Securities Act of 1933, as amended

SGS	SGS Canada Inc.

Smith Credit Agreement	A non-revolving credit facility agreement in the amount of $2.0 million with Mark Smith, dated January 16, 2017.

SGS facility	A metallurgical testing facility located in Lakefield, Ontario owned and operated by SGS

SRK	SRK Consulting (US) Inc.

Ti or titanium	The element titanium, which in its oxide form is a common pigment in paper, paint and plastic. In its metallic form, Titanium is used in aerospace applications, armor, chemical processing applications, marine hardware applications, medical implants, power generation and in sporting goods

TK	ThyssenKrupp Metallurgical Products GmbH

TK Agreement	The Offtake Agreement dated November 10, 2014 by and between the Company and TK

TSX	The Toronto Stock Exchange

Unit	An equity package consisting of one common share of the Company and one transferable common share purchase warrant, with an expiration date of three years from issuance

USACE	The United States Corps of Engineers

USGS	The United States Geological Service

VWAP	The volume-weighted average price of the Company’s Common Shares on the TSX

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SEC INDUSTRY GUIDE 7 DEFINITIONS

exploration stage	A mineral prospect which is not in either the development or production stage.

development stage	A mineral project which is undergoing preparation of an established commercially mineable deposit for its extraction but which is not yet in production. This stage occurs after completion of a Feasibility Study.

mineralized material	Material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

probable reserve	Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

production stage	A project which is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

proven reserve	Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

reserve	That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction. “Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing. A reserve includes adjustments to the in-situ tonnes and grade to include diluting materials and allowances for losses that might occur when the material is mined.

Metric Equivalents

For ease of reference, the following factors for converting Imperial measurements into metric equivalents are provided:

To convert from Imperial	To metric	Multiply by
Acres	Hectares	0.404686
Feet	Metres	0.30480
Miles	Kilometers	1.609344
Tons	Tonnes	0.907185
Ounces (troy)/ton	Grams/Tonne	34.2857

1 mile = 1.609 kilometers 1 acre = 0.405 hectares 2,204.62 pounds = 1 metric tonne = 1 tonne	2000 pounds (1 short ton) = 0.907 tonnes 1 ounce (troy) = 31.103 grams 1 ounce (troy)/ton = 34.2857 grams/tonne

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CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESERVE AND RESOURCE ESTIMATES

The mineral estimates in this prospectus have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under the Securities Act. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource” are defined in, and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws and regulations, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Certain disclosures of the results of mining operations contained herein are permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this prospectus and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

CURRENCY AND EXCHANGE RATES

All dollar amounts in this prospectus are expressed in United States dollars unless otherwise indicated. The Company’s accounts are maintained in United States dollars and the Company’s financial statements are prepared in accordance with United States Generally Accepted Accounting Principles. Some of the Company’s material agreements use Canadian dollars and the Company’s Common Shares as traded on the Toronto Stock Exchange are traded in Canadian dollars. As used herein “C$” represents Canadian dollars.

The following table sets forth the rate of exchange for the Canadian dollar, expressed in United States dollars in effect at the end of the periods indicated, the average of exchange rates in effect during such periods, and the high and low exchange rates during such periods based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into United States dollars.

	Six Months Ended	Fiscal Year Ended June 30
Canadian Dollars to U.S. Dollars	December 31, 2016 ($)	2016($)	2015($)	2014($)
Rate at end of period	0.7448	0.7687	0.8017	0.9367
Average rate for period	0.7580	0.7541	0.8520	0.9342
High for period	0.7828	0.7972	0.9404	0.9768
Low for period	0.7363	0.6854	0.7811	0.8888

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of our Common Shares.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling shareholders, or their transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement hereto. See “Where You Can Find More Information” for more information.

This prospectus includes industry and market data and other information that we have obtained from, or which is based upon, market research, independent industry publications or other publicly available information. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

Our logo and some of our trademarks are used in this prospectus, which remain our sole intellectual property. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

We have not, and the selling shareholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling shareholder takes any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before investing in our Common Shares. You should read this entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” References to “we,” “our,” “NioCorp,” and the “Company” refer to NioCorp Developments Ltd.

About the Company

NioCorp is developing a superalloy materials project that, if and when developed, will produce niobium, scandium, and titanium products. Known as the “Elk Creek Project,” it is located near Elk Creek, Nebraska, in the southeast portion of the state.

•	Niobium is used to produce various superalloys that are extensively used in high performance aircraft and jet turbines. It also is used in HSLA steel, a stronger steel used in automotive, bridges, structural systems, buildings, pipelines, and other applications that generally enables those applications to be stronger and lighter in mass. This “lightweighting” benefit often results in environmental benefits, including reduced fuel consumption and material usage, which can result in fewer air emissions.

•	Scandium can be combined with aluminum to make super-high-performance alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells, an environmentally preferred technology for high-reliability, distributed electricity generation.

•	Titanium is a component of various superalloys and other applications that are used for aerospace applications, weapons systems, protective armor, medical implants and many others. It also is used in pigments for paper, paint, and plastics.

Our primary business strategy is to advance our Elk Creek Project to commercial production. We are focused on obtaining additional funds to carry out our near-term planned work programs to complete a feasibility study for the Elk Creek Project and to begin development. Subject to delivering a positive feasibility study for the Elk Creek Project, we intend to secure the project financing necessary to complete mine development and construction of the Elk Creek Project.

NioCorp is a mineral exploration company engaged in the acquisition, exploration and development of mineral properties. We are in the exploration stage as our properties have not yet reached commercial production, and none of our properties is beyond the exploration stage at this time. All work presently planned by us is directed at defining mineralization and increasing understanding of the characteristics of, and economics of, that mineralization. In addition, we have also conducted permitting, land reclamation and other related activities at and for the Elk Creek Project.

NioCorp was incorporated under the laws of the Province of British Columbia under the BCBCA on February 27, 1987 under the name “IPC International Prospector Corp.”. On May 22, 1991, we changed our name to “Kingston Resources Ltd.”; on June 29, 2001, we changed our name to “Butler Developments Corp.”; on February 12, 2009, we changed our name to “Butler Resource Corp.”; on March 4, 2010, we changed our name to “Quantum Rare Earth Developments Corp.”; and on March 4, 2013, we changed our name to “NioCorp Developments Ltd.”

NioCorp is a reporting issuer in British Columbia, Alberta, Saskatchewan, Ontario and New Brunswick. Our registered and records office is located at 595 Burrard Street, Suite 2600, Vancouver, British Columbia V7X 1L3 (ATTN: Blake, Cassels & Graydon LLP). Our head office is located at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112.

Recent Corporate Developments

On March 31, 2017, we received $1.0 million in First Tranche Increase funding from Lind. In connection with this additional funding, the Company issued 890,670 Lind First Tranche Increase Warrants, at an exercise price of C$0.90 per warrant.

On March 24, 2017, we announced that we had entered into an amending agreement dated March 20, 2017, with Lind to extend the term of the Initial Convertible Security by six months to June 17, 2018, and entered into amending agreements dated March 20, 2017, with Mark Smith to extend the due dates of the Smith Credit Agreement and Original Smith Loan to June 16, 2018 and June 17, 2018, respectively.

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On February 28, 2017, we completed the second and final tranche closing (the "Final Closing") of our non-brokered private placement of units announced January 27, 2017, January 30, 2017, and February 10, 2017 (the “February 2017 Offering”). The Final Closing consisted of the issuance of 3,503,989 units consisting of 2,964,682 units dated February 21, 2017 (each a “February 21, 2017 Unit”) and 539,307 units dated February 28, 2017 (each a “February 28, 2017 Unit”) at a price of C$0.70 per each February 21, 2017 and February 28, 2017 Unit, for gross aggregate proceeds of C$2.5 million. Each February 21, 2017 Unit consists of one Common Share and one transferable Common Share purchase warrant (each whole such warrant a "February 21, 2017 Warrant"), with each February 21, 2017 Warrant entitling the holder thereof to acquire one additional Common Share at a price of C$0.85 until February 21, 2020. Each February 28, 2017 Unit consists of one Common Share and one transferable Common Share purchase warrant (each whole such warrant a "February 28, 2017 Warrant"), with each February 28, 2017 Warrant entitling the holder thereof to acquire one additional Common Share at a price of C$0.85 until February 28, 2020. The Company paid cash commissions of C$87,527 and issued 78,342 broker warrants (having the same terms as the Warrants) in connection with the Private Placement to brokers outside of the United States.

On February 21, 2017, we announced that, further to our existing Lind Agreement, the Company had provided Lind with its First Tranche Increase demand, pursuant to which the Company called an additional $1.0 million in funds from Lind under the Lind Agreement. NioCorp was entitled to demand the First Tranche Increase pursuant to the terms of the Lind Agreement. The First Tranche Increase funds are required to be delivered by Lind to the Company within 30 trading days, will have a term of two years and bear prepaid interest at a rate of 10% per annum. In connection with the First Tranche Increase, the Company is obligated to issue Lind First Tranche Increase Warrants. The First Tranche Increase Warrants will have a term of 36 months from issuance, and the number of First Tranche Warrants to be issued will be equal to $1.0 million divided by the VWAP for the five (5) consecutive trading days immediately before the First Tranche Increase funding is received, multiplied by 0.5. The exercise price of the First Tranche Increase Warrants issuable in connection with the First Tranche Increase will be equal to 120% of the Company’s five (5) trading day VWAP per share immediately prior to the date the First Tranche Increase funding is received.

On February 14, 2017, we completed the first tranche closing (the "First Tranche Closing") of our February 2017 Offering. The First Tranche Closing consisted of the issuance of 3,860,800 units (each a “February 14, 2017 Unit”) at a price of C$0.70 per Unit, for gross proceeds of C$2.7 million. Each February 14, 2017 Unit consists of one Common Share and one transferable Common Share purchase warrant (each whole such warrant a "February 14, 2017 Warrant"), with each February 14, 2017 Warrant entitling the holder thereof to acquire one additional Common Share at a price of C$0.85 until February 14, 2020.

On February 10, 2017, we announced the final increase to the maximum gross proceeds of our February 2017 Offering to C$4.75 million from the original maximum of C$2.0 million.

On February 7, 2017, we announced a second increase in the maximum gross proceeds of the February 2017 Offering to C$4.0 million from the original maximum of C$2.0 million.

On January 30, 2017, the Company announced that, further to our January 27, 2017 announcement regarding the February 2017 Offering, due to strong investor demand it has increased the maximum gross proceeds of the February 2017 Offering to from C$2.0 million to C$2.5 million.

On January 27, 2017, the Company announced the C$2.0 million February 2017 Offering for up to 2,857,143 units at a price of C$0.70 per unit. Each unit to consist of one Common Share and one transferable Common Share purchase warrant, with each such warrant to be exercisable to acquire one additional Common Share of the Company for a period of 36 months at a price of C$0.85 per Common Share.

On January 16, 2017, we entered into the Smith Credit Agreement in the amount of $2.0 million with Mark Smith. The Smith Credit Agreement bears an interest rate of 10% and is drawdowns are subject to a 2.5% establishment fee. Amounts outstanding under the Smith Credit Agreement will become due January 16, 2018, and are secured by all of the Company’s assets pursuant to a general security agreement between the Company and Mr. Smith dated June 17, 2015. The Smith Credit Agreement contains financial and non-financial covenants customary for a facility of this size and nature. On January 18, 2017, we completed a drawdown from the Smith Credit Agreement in the amount of $175.

On October 14, 2016, we announced that NioCorp’s resale registration statement on Form S-1 (“S-1”) filed on September 2, 2016, as amended September 22, 2016, was brought effective by the SEC. The S-1 permits selling securityholders of certain Common Share purchase warrants of the Company (“Selling Securityholders”) who registered the resale of Common Shares issuable upon exercise of such warrants in the S-1 to avoid potentially indefinite hold periods on the Common Shares under U. S. federal securities laws. NioCorp will not receive any proceeds from the sale of the Common Shares by Selling Securityholders and will only receive the exercise price of the warrants upon exercise of such warrants.

On July 11, 2016, we announced the completion of our warrant exercise program for gross proceeds to us of C$4.8 million. A total of approximately 7.04 million C$0.65 share purchase warrants expiring November 10, 2016 were exercised during this program. Each holder who exercised one warrant during the program received 1.11029 Common Shares, representing one warrant share and 0.11029 of a Common Share, as the incentive portion. The program had been previously approved by our shareholders on May 17, 2016.

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On July 1, 2016, we appointed Neal Shah as our Chief Financial Officer. Mr. Shah had served as our Interim Chief Financial Officer since April of 2015. Prior to that, he was our Vice President of Finance.

On June 20, 2016, we announced that we had entered into a joint development agreement with IBC Advanced Alloys Corp. to investigate and develop applications for scandium-containing alloys for multiple downstream markets.

On January 19, 2016, we announced the closing of our non-brokered private placement of equity units. We received gross proceeds of C$5,247,485 through the issuance of 9,074,835 Units at a price of C$0.57 per Unit. Each Unit warrant entitles the holder to acquire a Common Share at a price of C$0.75 for a period of three years from their date of issuance.

On December 23, 2015, we announced that we had received conditional approval from the TSX for the Lind Agreement. We also announced that we received an initial $3.0 million in first tranche funding from Lind. In addition to the $3.0 million transferred on December 23, 2015, an additional $1.0 million was transferred on December 30, 2015, and an additional $500,000 was received as of January 19, 2016. Lind can increase the funding under the Lind Agreement by an additional $1.0 million during its two-year term. Further, provided certain conditions are met, we will have the right to call an additional $ 1.0 million under the Lind Agreement. The Lind Agreement also provides for the issuance of a second convertible security on mutual agreement of us and Lind, in which Lind would fund up to another $6.0 million (the “Second Tranche”), which can also be increased by $1.0 million.

On October 22, 2015, we announced that we had closed a non-brokered private placement of unsecured convertible promissory notes for $0.8 million. The convertible promissory notes bear interest at a rate of 8%, are payable quarterly in arrears, are non-transferable, and have a term of three years from the date of issue. Principal under the convertible promissory notes was repayable by us in cash or Common Shares at a conversion price of C$0.97 per Common Share, calculated on conversion or repayment using the then-current Bank of Canada noon exchange rate. Accrued but unpaid interest on the convertible promissory notes was payable by us in cash or Common Shares at a price per Common Share equal to the most recent closing price of our Common Shares prior to the delivery to us of a request to convert interest, or the due date of interest, as applicable, calculated using the then-current Bank of Canada noon exchange rate.

Elk Creek Project Update

On April 10, 2017, we announced that we had reached agreement with private landowners on the final land parcel needed prior to completion of a feasibility study for our Elk Creek Project. The perpetual easement between NioCorp and the landowners is for a land parcel at the terminus of the Company’s proposed waterline to the Missouri River from its Elk Creek property. The easement facilitates the shortest route for the waterline between the property and the Missouri River, which helps to cut costs, reduce the Elk Creek Project’s environmental footprint, and furthers the Company’s goal of minimizing impacts to federally regulated wetlands and stream channels.

On March 30, 2017, we announced the submission of a Pre-Construction Notification (PCN) permit application to the USACE for the proposed waterline from the Elk Creek Project to the Missouri River. The PCN filed by NioCorp with the USACE covers the outfall structure portion of the Project’s waterline in the Missouri River. Under current federal law (40CFR330.1 (e)), NioCorp may presume that the PCN qualifies for the USACE’s Nationwide Permit 12 (Utility Line Activities) unless it is notified by the USACE within 45 calendar days. If the USACE notifies NioCorp that the notification is incomplete, one additional 45-day period commences upon receipt of the revised notification. The remainder of the proposed 33-mile waterline is able to move forward under non-notifying parameters of Nationwide Permit 12, given that it involves no permanent impacts to wetlands and stream channels and will have only temporary impacts during construction. Additionally, the proposed underground mine, surface processing facilities, and tailings impoundment are estimated to result in zero permanent impacts to any federally jurisdictional waters, and thus will need no discretionary permit from the USACE.

On March 27, 2017, we announced the successful production of high-purity 99.9% commercial grade Scandium Trioxide from its Elk Creek, Nebraska resource and that it has finalized plans for the proposed Scandium purification circuit to be used at its Elk Creek Project. We also announced that we anticipate public release of the results of the Elk Creek Feasibility Study in the second calendar quarter of 2017. Following the release of the Feasibility Study, the Company intends to intensify current efforts to secure government permits and obtain project financing and to prepare for the launch of construction operations in Nebraska.

On February 6, 2017, we announced that new environmental improvements in our Elk Creek Project may allow for a permit under the USACE Nationwide Permit program under Section 404 of the Clean Water Act, instead of the USACE’s lengthier and more costly Individual Permit process. As a result of recent engineering and environmental design advances achieved by NioCorp and its consulting team, we believe that the Elk Creek Project’s estimated impacts on federally regulated wetlands and stream channels have been materially reduced. As a result, the Elk Creek Project is expected to qualify for a Nationwide Permit rather than an Individual Permit under Section 404 of the Clean Water Act. USACE officials have confirmed to NioCorp that impacts at these relatively low levels generally qualify a project for the Nationwide Permit program, although a final determination by the USACE can be made only after a complete permit application is submitted.

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On January 24, 2017, we announced that recent metallurgical process breakthroughs allowing the recycling of materials previously planned for disposal as part of the Elk Creek Project should simplify and streamline the Elk Creek Project’s permitting by the USACE because of significantly reduced environmental impacts. The Company’s October 2015 PEA called for a seven-kilometer railroad spur line, along with supporting rail infrastructure, in order to deliver approximately 7,000 tonnes per week of reagents needed for separation and purification of the three superalloy metals (Niobium, Scandium, and Titanium) that NioCorp plans to produce. Metallurgical process advances announced last week by NioCorp (see announcement of January 18, 2017, below) will allow The Elk Creek Project to recycle many of these reagents from material that previously was planned for disposal either in an on-site tailings storage area or as mine backfill. They also will allow an elimination of the planned railroad spur line and supporting infrastructure. That, in turn, will dramatically reduce The Elk Creek Project’s projected impacts to wetlands and waterways that are subject to regulation by the USACE.

On January 18, 2017, we announced the achievement of two major process breakthroughs as part of final design work for the Feasibility Study. Both advances – one in the Niobium metallurgical process and one related to regenerating useful materials from process streams previously slated for disposal – may lead to lower-than-expected CAPEX and OPEX for the sub-systems involved. Subsequently, on January 24, 2017, we announced that based on these breakthroughs we will eliminate a planned railroad spur line and supporting infrastructure from the Elk Creek Project. The original railroad spur line would have required constructing several railroad bridges over the Nemaha River, Elk Creek, and various tributaries, as well as impacting an estimated 2.6 acres of wetlands and open water, and more than 1,700 feet of various water channels. Final CAPEX estimates will be determined when all remaining Feasibility Study work is complete.

On January 9, 2017, we announced the successful conclusion of negotiations with private landowners in the Elk Creek, Nebraska area that will allow the Company to purchase land needed for the preferred layout of the Elk Creek Project’s proposed underground mine and surface processing facility.

On December 14, 2016, we announced the successful conclusion of the Niobium Optimization Pilot Plant, which demonstrated high Niobium recoveries under continuous operating conditions. This was the Company’s final pilot plant planned for the Feasibility Study. The Niobium Optimization Pilot Plant was constructed and operated at the SGS facility. The primary objective of the Niobium Optimization Pilot Plant was to test the level of Niobium recoveries that could be achieved in continuous operation, and these Niobium recoveries averaged 97% over a 36-hour period of the first 48 hours of Niobium Optimization Pilot Plant operations. Additional testing of the Niobium Precipitation process demonstrated potential operational efficiencies that may provide options for reductions in CAPEX and/or OPEX for this portion of the flowsheet if and when NioCorp’s processing facility is built and brought into operation.

On December 6, 2016, we announced the successful completion of the Calcination Pilot Plant, which demonstrated a means of recycling sulphuric acid under continuous conditions. The Calcination Pilot Plant was constructed and operated at the SGS facility. The Calcination Pilot Plant operated continuously from November 28 through December 2, 2016. Solid material generated during the Acid Regeneration Pilot Plant was fed to a kiln where it was heated to decompose the solids into the gaseous precursors of sulphuric acid. The Calcination Pilot Plant accomplished all three of its objectives, which were to run the calcination unit operation continuously, to generate quantities of Calcine product for follow-on characterization testing, and to provide a characterization of the gas generated during calcining.

On November 7, 2016, we announced the successful conclusion of the Acid Regeneration Pilot Plant as part of the Feasibility Study. This pilot produced hydrochloric acid under continuous conditions and was constructed and operated at the SGS facility. The Acid Regeneration Pilot Plant operated continuously from October 17 through October 22, 2016. Sulphuric acid was used to regenerate the hydrochloric acid used in the Company’s Pre-Leach operation, which is the key first step in the Superalloy materials recovery process. Data from the pilot demonstrates that 99.94% of the hydrochloric acid used in the Pre-Leach operation can be regenerated.

On September 8, 2016, we announced the successful completion of a Jurisdictional Determination (“JD”) process with the USACE for the Elk Creek Project. The JD issued by the USACE identifies wetlands and streams within the Elk Creek Project’s footprint that are considered Waters of the US (“WOTUS”) and are therefore regulated under the federal Clean Water Act. The Elk Creek Project, as laid out in the October 2015 PEA, was designed to minimize impacts on WOTUS wetlands and streams. The JD reinforced our belief that there are no WOTUS wetlands and streams in the immediate footprint of the Elk Creek Project’s product processing facilities.

On July 13, 2016, we announced that the first sample of scandium material has been produced from our Elk Creek, Nebraska resource. The sample was produced during the on-going bench testing and optimization program of the Company’s scandium recovery operations at the SGS facility. The scandium precipitate was produced through a process that is a precursor to the commercial process that will make higher-purity commercial grade scandium trioxide at our Elk Creek, Nebraska mine and processing facility.

On June 23, 2016, we announced the successful completion of a Whole Ore Pre-Leach Pilot Plant (“WPL”) as part of our Elk Creek superalloy materials feasibility study. We believe the WPL paves the way for our remaining feasibility study pilot plants to commence at the SGS facility. This pilot plant is a key component of the metallurgical development and design program that we anticipate will lead to the completion of the Elk Creek superalloy materials feasibility study. It was designed to test the continuous operation of the WPL operation as well as providing scandium-bearing solutions for a subsequent Scandium Solvent Extraction Pilot Plant, along with Pre-Leach Residue for a subsequent Acid Bake / Water Leach Pilot Plant.

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On June 15, 2016, we announced that we had entered into the CMC Agreement, under which CMC expects to purchase up to a maximum of 1,875 tonnes per year, or roughly twenty-five (25%), of our potential annual Ferroniobium production from our Elk Creek, Nebraska resource. Under the CMC Agreement, CMC will purchase this amount of Ferroniobium under a market-based pricing structure for an initial 10-year term, with an option to extend beyond that period upon mutual agreement of the parties.

On October 16, 2015, we released the October 2015 PEA, which amended a previous PEA following a review by the BCSC. The October 2015 PEA provided additional descriptions of the scandium demand and pricing assumptions included in the previous PEA, including that a significant portion of the Elk Creek Project revenue, and achieving that revenue projected in the previous PEA, is subject to market growth in scandium, which is a developing market with a risk of oversupply and/or undersupply disrupting pricing. The October 2015 PEA did not contain any changes to the project economics, mineral resource, plant design or mine plan when compared to the previous PEA results.

We continued to advance Feasibility Study and other Elk Creek Project-related work during the quarter ended December 31, 2016, and completed all planned pilot testing including the Acid Regeneration, Calcination, and Niobium Optimization Pilot Plants. These final three pilots demonstrated the ability to regenerate and recycle hydrochloric and sulphuric acids within the plant, as well as confirming the ability to recover high levels of Niobium under continuous operating conditions. The successful completion of these pilots was a critical step towards the finalization of the flow sheet for use in the Feasibility Study.

The processing breakthroughs announced on January 18, 2017 (as discussed above), will allow the Elk Creek Project to recycle many of the reagents from material that was previously planned for disposal either in an on-site tailings storage area or as mine backfill, and allow the elimination of the planned railroad spur line and supporting infrastructure. Our October 2015 PEA included a CAPEX estimate of $21.3 million for the rail and supporting rail infrastructure, which included a 24% contingency. NioCorp understands that those costs will now be removed from the Feasibility Study. We believe that the elimination of the railroad spur and supporting infrastructure will reduce the projected impacts to wetlands and waterways that are subject to regulation by the USACE.

Our work efforts and project breakthroughs announced to date demonstrate Managements’ continued efforts deliver the completed Feasibility Study in 2017. Our continued investment in metallurgical studies has helped improve the overall flow sheet for the Elk Creek Project, and these advances could reduce both OPEX and CAPEX for specific portions of the Elk Creek Project. However, other aspects of the Elk Creek Project may involve higher costs than were assumed in the October 2015 PEA. Final CAPEX and OPEX estimates for the Elk Creek Project depend upon a number of other factors and will not be determined until all remaining work is complete on the Feasibility Study.

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THE OFFERING

Shares Offered By the Selling shareholders

18,019,377 Common Shares, including:

•    7,264,789 Common Shares held selling shareholders;

•    7,265,989 Common Shares issuable upon exercise of Common Share purchase warrants held by selling shareholders issued on February 14, and February 28, 2017, respectively, and exercisable at a price per Common Share of C$0.85;

•    2,597,929 Common Shares issuable upon conversion of $1.2 million of principal amount of convertible note held by a selling shareholder and convertible at prices pursuant to the terms of the convertible note as described herein; and

•    890,670 Common Shares issuable upon exercise of Common Share purchase warrants held by a selling shareholder issued on March 31, 2017 in connection with the funding of the convertible note and exercisable at a price per Common Share of C$0.90.

Offering Price	Determined at the time of sale by the selling shareholders

Use of Proceeds	We will not receive any proceeds from the sale of the Common Shares by selling shareholders covered by this prospectus.

Common Shares Outstanding as of April 10, 2017	195,428,961 Common Shares

OTCQX and TSX Trading Symbol	The Common Shares are quoted on the OTCQX under the symbol “NIOBF” and listed on the TSX under the symbol “NB”.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

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SUMMARY FINANCIAL INFORMATION

The following tables summarize our financial data for the periods presented. The summary statements of operations and comprehensive loss for the years ended June 30, 2016 and 2015, and the statement of financial position as of June 30, 2016 and 2015 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The summary statements of operations and comprehensive loss for the six months ended December 31, 2016 and 2015, and the statement of financial position as of December 31, 2016, have been derived from our unaudited financial statements, which are included elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future periods. You should read this data together with our financial statements and the related notes included elsewhere in this prospectus, as well as “Management's Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 65 of this prospectus.

Statements of Operations and Comprehensive Loss ($000)

	Years Ended June 30,
	2016	2015

Total revenue	$-	$-
Total operating expenses	9,518	25,480
Net loss	11,408	23,115
Basic and diluted loss per share	0.07	0.17

	Six Months Ended December 31,
	2016	2015
	(unaudited)	(unaudited)
Total revenue	$-	$-
Total operating expenses	6,330	3,942
Net loss	6,322	5,643
Basic and diluted loss per share	0.03	0.04

Statements of Financial Position ($000)

	As at
	December 31,	June 30,	June 30,
	2016	2016	2015
	(unaudited)
Total assets	$11,758	$15,246	$11,575
Total liabilities	8,603	9,052	6,564
Total shareholders’ equity	3,155	6,194	5,011

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RISK FACTORS

Investing in the Common Shares involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, before deciding to invest in the Common Shares. If any of the following risks materialize, our business, financial condition, results of operation, and future prospects will likely be materially and adversely affected. In that event, the market price of the Common Shares could decline and you could lose all or part of your investment.

Risks Related To Our Company

Our ability to operate as a going concern is in doubt.

The audit opinion and notes that accompany our financial statements for the year ended June 30, 2016, disclose a going concern qualification to our ability to continue in business. The accompanying financial statements have been prepared under the assumption that we will continue as a going concern. We are an exploration stage company and we have incurred losses since our inception.

We currently have no historical recurring source of revenue and our ability to continue as a going concern is dependent on our ability to raise capital to fund our future exploration and working capital requirements or our ability to profitably execute our business plan. Our plans for the long-term return to and continuation as a going concern include financing our future operations through sales of our common stock and/or debt and the eventual profitable exploitation of our Elk Creek Project. Additionally, the current capital markets and general economic conditions in the United States are significant obstacles to raising the required funds. These factors raise substantial doubt about our ability to continue as a going concern.

These consolidated financial statements do not give effect to any adjustments required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

We will require significant additional capital to fund our business plan.

We will be required to expend significant funds to determine if proven and probable mineral reserves exist at our properties, to continue exploration and, if warranted, to develop our existing properties, and to identify and acquire additional properties to diversify our property portfolio. We anticipate that we will be required to make substantial capital expenditures for the continued exploration and, if warranted, development of our Elk Creek Project. We have spent and will be required to continue to expend significant amounts of capital for drilling, geological, and geochemical analysis, assaying, and feasibility studies with regard to the results of our exploration at our Elk Creek Project. We may not benefit from some of these investments if we are unable to identify commercially exploitable mineral reserves.

As of December 31, 2016, the Company had cash of $0.7 million and a working capital deficiency of $6.9 million, compared to cash of $4.4 million and working capital of $2.3 million on June 30, 2016. As of the date of this prospectus, the Company’s current planned operation needs are approximately $1.8 million until June 30, 2017. We currently have sufficient cash on hand to meet our planned expenditures for approximately the next three to four months. We anticipate that we may need to raise up to $4 million to continue planned operations for the next twelve months from the date of this prospectus. We are actively pursuing such additional sources of debt and equity financing, and while it has been successful in doing so in the past, there can be no assurance it will be able to do so in the future.

Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of metals. Capital markets worldwide have been adversely affected by substantial losses by financial institutions, caused by investments in asset-backed securities. We may not be successful in obtaining the required financing or, if we can obtain such financing, such financing may not be on terms that are favorable to us.

Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations, or prospects. Sales of substantial amounts of securities may have a highly dilutive effect on our ownership or share structure. Sales of a large number of Common Shares in the public markets, or the potential for such sales, could decrease the trading price of the Common Shares and could impair our ability to raise capital through future sales of Common Shares. We have not yet commenced commercial production at any of our properties and, as such, have not generated positive cash flows to date and have no reasonable prospects of doing so unless successful commercial production can be achieved at our Elk Creek Project. We expect to continue to incur negative investing and operating cash flows until such time as we enter into successful commercial production. This will require us to deploy our working capital to fund such negative cash flow and to seek additional sources of financing. There is no assurance that any such financing sources will be available or sufficient to meet our requirements. There is no assurance that we will be able to continue to raise equity capital or to secure additional debt financing, or that we will not continue to incur losses.

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We have a limited operating history on which to base an evaluation of our business and prospects.

Since our inception, we have had no revenue from operations. We have no history of producing products from any of our properties. Our Elk Creek Project is in the exploration stage. Advancing our Elk Creek Project from exploration into the development stage will require significant capital and time, and successful commercial production from Elk Creek will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

•	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient ore reserves to support a commercial mining operation;
•	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;
•	the availability and costs of drill equipment, exploration personnel, skilled labor, and mining and processing equipment, if required;
•	the availability and cost of appropriate smelting and/or refining arrangements, if required;
•	compliance with environmental and other governmental approval and permit requirements;
•	the availability of funds to finance exploration, development, and construction activities, as warranted;
•	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities;
•	potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, power, materials, and supplies; and
•	potential shortages of mineral processing, construction, and other facilities related supplies.

The costs, timing, and complexities of exploration, development, and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if commenced, development, construction, and mine start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our current or future properties, including our Elk Creek Project.

We have a history of losses and expect to continue to incur losses in the future.

We have incurred losses since inception, have negative cash flow from operating activities, and expect to continue to incur losses in the future. We incurred the following losses from operations during each of the following periods ($000):

•	$11,408 for the year ended June 30, 2016;
•	$23,115 for the year ended June 30, 2015;
•	$6,322 for the six months ended December 31, 2016; and
•	$5,643 for the six months ended December 31, 2015.

We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations. We recognize that if we are unable to generate significant revenues from mining operations and dispositions of our properties, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses, and difficulties frequently encountered by companies at the start-up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

Increased costs could affect our financial condition.

We anticipate that costs at our projects that we may explore or develop will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy, and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, steel, rubber, chemicals, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable or not profitable at all. A material increase in costs at any significant location could have a significant effect on our profitability.

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Risks Related to Mining and Exploration

All of our properties, including the Elk Creek Project, are in the exploration stage. There is no assurance that we can establish the existence of any mineral reserve on the Elk Creek Project or any of our properties in commercially exploitable quantities. Unless and until we do so, we cannot earn any revenues from these properties and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral reserve in a commercially exploitable quantity, the exploration component of our business could fail.

We have not established that any of our mineral properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that we will be able to do so.

A mineral reserve is defined by the SEC in its Industry Guide 7 as that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination. In general, the probability of any individual prospect having a “reserve” that meets the requirements of the SEC’s Industry Guide 7 is small, and our mineral properties may not contain any “reserves” and any funds that we spend on exploration could be lost. Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines and that we can extract those minerals. Both mineral exploration and development involve a high degree of risk, and few mineral properties that are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade, and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such processing facilities, roads, rail, power, and a point for shipping, government regulation, and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Feasibility study results and preliminary economic assessment estimates are based on assumptions that are subject to uncertainty. A preliminary economic assessment, such as our October 2015 PEA, does not have as high of a level of confidence as a feasibility study and the estimates may not reflect actual capital and operating costs and potential revenues from any potential future production.

Feasibility studies are used to determine the economic viability of a mineral deposit. Pre-feasibility studies and preliminary economics assessments are also used for this purpose but have a much higher degree of uncertainty compared to a feasibility study. Feasibility studies are the most detailed and reflect a higher level of confidence in the reported capital and operating costs. Generally accepted levels of confidence in the mining industry are plus or minus 15% for feasibility studies, plus or minus 25-30% for pre-feasibility studies and plus or minus 35-40% for preliminary economic assessments. These levels reflect the levels of confidence that exist at the time the study is completed. While these studies are based on the best information available to us for the level of study, we cannot be certain that actual costs will not significantly exceed the estimated cost. While we incorporate what we believe is an appropriate contingency factor in cost estimates to account for this uncertainty, there can be no assurance that the contingency factor is adequate.

The economic viability of a deposit based on resources and a preliminary economic assessment, such as our October 2015 PEA for the Elk Creek Project, is based on many assumptions and factors that are subject to uncertainty. Resources may never be converted to reserves and the cost estimates in the preliminary economics assessment may be underestimated to a material degree thereby negatively impacting the potential economic viability of the project.

Many factors are involved in the determination of the economic viability of a deposit, including the achievement of satisfactory mineral reserve estimates, the level of estimated metallurgical recoveries and capital and operating cost estimates. Resource estimates are based on the results of many drill holes and the interpolation of those results between holes and such interpolations may not be accurate of the actual mineralization at the project. Estimates in preliminary economic assessments, like our October 2015 PEA for the Elk Creek Project, are particularly speculative and historically such studies have underestimated project capital and operating costs. The mine plan and processing concepts in our October 2015 PEA are preliminary in nature and may not reflect the actual mine plan or processing concepts in a feasibility study for our Elk Creek Project.

In preliminary economic assessments, process analysis is typically limited to testing of small samples or bench scale testing. There is no certainty that anticipated metallurgical recoveries from a preliminary economics assessment obtained in bench scale or pilot plant scale tests will be achieved in commercial scale operations due to difficulties in upscaling from a pilot plant to commercial scale operations, including but not limited to additional unanticipated capital costs in constructing the commercial scale operations and unforeseen losses in recovery of product in processing at the commercial scale. At the preliminary economic assessment stage, metallurgical flow sheets and recoveries are still in development and may change materially as the project moves towards a feasibility study. Capital and operating cost estimates are based upon many factors, including anticipated tonnage and grades of ore to be mined and processed, the configuration of the orebody, ground and mining conditions, expected recovery rates of product, and anticipated environmental and regulatory compliance costs. Additionally, the economic feasibility of exploiting a mineral deposit may change as the result of changing commodity and supply costs. Each of these factors involves uncertainties and as a result, we cannot give any assurance that our Elk Creek Project will be economical. If a mine is developed at our Elk Creek Project, actual capital and operating costs, production results, mine plans and processing concepts may differ materially from those anticipated in our current 2015 October PEA.

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The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration for and the production of minerals is highly speculative and involves much greater risk than many other businesses. Most exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and development of mineral properties, such as, but not limited to:

•	economically insufficient mineralized material;
•	fluctuation in production costs that make mining uneconomical;
•	labor disputes;
•	unanticipated variations in grade and other geologic problems;
•	environmental hazards;
•	water conditions;
•	difficult surface or underground conditions;
•	industrial accidents;
•	metallurgic and other processing problems;
•	mechanical and equipment performance problems;
•	failure of dams, stockpiles, wastewater transportation systems, or impoundments;
•	unusual or unexpected rock formations; and
•	personal injury, fire, flooding, cave-ins and landslides.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues, and production dates. We currently have very limited insurance to guard against some of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All of these factors may result in losses in relation to amounts spent that are not recoverable, or that result in additional expenses.

We have no history of producing commercial products from our current mineral properties and there can be no assurance that we will successfully establish mining operations or profitably produce minerals.

We have no history of producing commercial products from our current mineral properties. We do not produce commercial products and do not currently generate operating earnings. While we seek to move our Elk Creek Project out of exploration and into development and production, such efforts will be subject to all of the risks associated with establishing new mining operations and business enterprises, including:

•	the timing and cost, which are considerable, of the construction of mining and processing facilities;
•	the availability and costs of skilled labor and mining equipment;
•	compliance with environmental and other governmental approval and permit requirements;
•	the availability of funds to finance construction and development activities;
•	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities; and
•	potential increases in construction and operating costs due to changes in the cost of labor, fuel, power, materials and supplies.

It is common in new mining operations to experience unexpected problems and delays during construction, development and mine start-up. In addition, our management and workforce will need to be expanded, and sufficient housing and other support systems for our workforce will have to be established. This could result in delays in the commencement of mineral production and increased costs of production. Accordingly, we cannot assure you that our activities will result in profitable mining operations or that we will successfully establish mining operations.

Results of metallurgical testing by us may not be favorable or as expected by us.

We have completed significant bench, mini-pilot, and pilot scale metallurgical testing on material from the Elk Creek Project, and will continue to complete necessary metallurgical testing at the bench, mini-pilot, and pilot scale as the exploration and, if warranted, development of the Elk Creek Project progresses. There can be no assurance that the results of such metallurgical testing will be favorable or will be as expected by us. Furthermore, there can be no certainty that metallurgical recoveries obtained in bench or pilot scale tests will be achieved in either subsequent testing or commercial operations. The development of a complete metallurgical process to produce a saleable final product from the Elk Creek Project is a complex and resource intensive undertaking that may result in overall schedule delays and increased project costs for us.

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Price volatility could have dramatic effects on the results of operations and our ability to execute our business plan.

The price of commodities varies on a daily basis. Niobium is a specialty metal and not a commonly traded commodity such as copper, zinc, gold, or iron ore. The price of niobium tends to be set through a limited long-term offtake market, contracted between very few suppliers and purchasers. The world’s largest supplier of niobium, Companhia Brasileira de Metalurgia e Mineração (CBMM), supplies approximately 85% of the world’s niobium. Any attempt to suppress the price of niobium by such supplier, or an increase in production by any supplier in excess of any increased demand, would have negative consequences on the price of niobium and, potentially, on our value. The price of niobium may also be reduced by the discovery of new niobium deposits, which could not only increase the overall supply of niobium (causing downward pressure on its price), but could draw new firms into the niobium industry that would compete with us.

Scandium trioxide is used in solid oxide fuel cells and has the potential to become a valuable alloy with aluminum in the aerospace and automotive industries. Supply of scandium has been sporadic in recent years, and there are no primary scandium mines in the world at present. Production primarily occurs as a byproduct from rare earth, titanium, and aluminum plants, primarily in Russia and China. Our management believes the Elk Creek Project would significantly increase the world’s supply of scandium trioxide. Although the Company’s market studies indicate a positive outlook for demand, there is no assurance at present that the Company could sell all of its production. In addition, the sale of scandium represents a significant portion of the Elk Creek Project revenue; achieving the revenue projected in the Company’s studies is subject to market growth in scandium, which is a developing market with a risk of oversupply and/or undersupply disrupting pricing.

Titanium metal is used in various superalloys and other applications for aerospace applications, armor, and medical implants and in oxide form is a key component of pigments used in paper, paint, and plastics. The Elk Creek Project would produce a small quantity of titanium dioxide relative to other producers. As a small producer, we would be subject to fluctuations in the price of titanium dioxide that would result from normal variations in supply and demand for this commodity.

Estimates of mineralized material and resources are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material and resources/reserves within the earth using statistical sampling techniques. Estimates of any mineralized material or resource/reserve on any of our properties would be made using samples obtained from appropriately placed trenches, test pits, underground workings, and intelligently designed drilling. There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material and resources/reserves. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Any material changes in mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

As we have not completed feasibility studies on any of our properties and have not commenced actual production, mineralization resource estimates may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The resource estimates contained in this prospectus have been determined based on assumed future prices, cut-off grades, and operating costs that may prove to be inaccurate. Extended declines in market prices for our products may render portions of our mineralization and resource estimates uneconomic and may result in reduced reported mineralization or may adversely affect any commercial viability determinations we may reach. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and on the value of our properties.

There are differences in U.S. and Canadian practices for reporting reserves and resources.

Our reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian requirements. These requirements are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated, and inferred mineral resources, which are generally not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into reserves.

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Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Our disclosure of the results of our mining operations is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in-place tonnage and grade, without reference to unit measures.

Accordingly, information concerning descriptions of mineralization, reserves and resources contained in this prospectus, or in the documents incorporated herein by reference, may not be comparable to information made public by other United States companies subject to the reporting and disclosure requirements of the SEC.

Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in exploration.

Our long-term success depends on our ability to identify mineral deposits on our existing properties and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks, and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment, or labor. The success of commodity exploration is determined in part by the following factors:

•	the identification of potential mineralization based on surficial analysis;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors that include, without limitation, the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; commodity prices, which can fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection. We may invest significant capital and resources in exploration activities and may abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.

We may not be able to obtain all required permits and licenses to place any of our properties into production.

Our current and future operations, including development activities and commencement of production, if warranted, on the Elk Creek Project, require permits from governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, and other matters. Companies engaged in mineral property exploration and the development or operation of mines and related facilities generally experience increased costs, as well as delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. We cannot predict if all permits that we may require for continued exploration, development, or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Facilities associated with the Elk Creek Project, such as the mine, surface plant, tailings facilities, stockpiles and supporting infrastructure, are likely to either temporarily or permanently impact waterbodies and wetlands that are subject to regulation by the USACE as Waters of the United States (“WOUS”). The Company expects the USACE to require us to obtain a permit for the project. The duration of this permitting exercise is dictated by the USACE, and would need to be completed before facilities that would impact WOUS could be constructed. We may experience delays or additional costs in relation to obtaining the necessary permit and these delays and additional costs could negatively affect the economics of the Elk Creek Project and our results of operations.

Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations, and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

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We are subject to significant governmental regulations that affect our operations and costs of conducting our business.

Our current and future operations, including exploration and, if warranted, development of the Elk Creek Project, are and will be governed by laws and regulations, including:

•	laws and regulations governing mineral concession acquisition, prospecting, development, mining, and production;
•	laws and regulations related to exports, taxes, and fees;
•	labor standards and regulations related to occupational health and mine safety; and
•	environmental standards and regulations related to waste disposal, toxic substances, land use reclamation, and environmental protection.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with applicable laws, regulations, and permits may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations, and permits.

Existing and possible future laws, regulations, and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration. Our Elk Creek Project is located in Nebraska, and Nebraska does not have clearly defined regulations with respect to permitting mines which could potentially impact the total time to market for the project.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. Environmental legislation is evolving in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors, and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species, and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations, and future changes in these laws and regulations, may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future changes in these laws or regulations could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, on our future venture partners, if any, and on our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance, and uncertainty surrounding the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and could be particular to the geographic circumstances in areas in which we operate and may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. These impacts may adversely impact the cost, production, and financial performance of our operations.

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Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

•	control dispersion of potentially deleterious effluents;
•	treat ground and surface water to drinking water standards; and
•	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional properties, if any, or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other companies that produce our planned commercial products for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop, or operate additional mining projects.

Difficulties in handling the disposal of waste waters at our Elk Creek Project could negatively affect our potential production and economics at the project.

The Company has conducted three investigations into the hydrogeology of the Elk Creek carbonatite, which is the geologic formation which hosts the mineralized material that would be extracted by the Company’s mining operations. The Company expects to encounter significant amounts of water in the carbonatite, which will need to be pumped out of the formation to facilitate a mining operation. Water quality analyses have demonstrated that this water will have elevated temperature and salt content when compared to other water resources in the area. While the Company has developed proposals to manage the water through treatment and/or discharge, there is a risk that the costs associated with these management practices will negatively impact the Elk Creek Project’s overall economics. There is no guarantee that the permits needed for the treatment and/or discharge of the water will be issued by the state of Nebraska or the USACE, nor is there any guarantee that such permits will be issued in a timely fashion.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. The shortage of such supplies, equipment, and parts could have a material adverse effect on our ability to carry out our operations and could therefore limit, or increase the cost of, production.

Joint ventures and other partnerships, including offtake arrangements, may expose us to risks.

We have entered into offtake agreements related to our Elk Creek Project, and may enter into joint ventures or partnership arrangements, including additional offtake agreements, with other parties in relation to the exploration, development, and production of certain of the properties in which we have an interest. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on us, the development and production at our properties, including the Elk Creek Project, the joint ventures, if any, or their properties and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of the Common Shares.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

We are dependent on a relatively small number of key employees, including our Chief Executive Officer. The loss of any officer could have an adverse effect on us. We have no life insurance on any individual, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

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It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors.

We are a Canadian corporation and, as a result, it may be difficult or impossible for an investor to do the following:

•	enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and the Company; or
•	bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and the Company.

Our results of operations could be affected by currency fluctuations.

Our properties are all located in the United States and most costs associated with these properties are paid in U.S. dollars. There can be significant swings in the exchange rate between the U.S. and Canadian dollar. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

Title to our properties may be subject to other claims that could affect our property rights and claims. Certain of our current leases with options to purchase need to be renewed and we cannot guarantee that we will be successful in renewing those leases.

There are risks that title to our properties may be challenged or impugned. Our current Elk Creek Project is located in Nebraska and may be subject to prior unrecorded agreements or transfers or native land claims, and title may be affected by undetected defects. Our current leases give us an option to purchase the property in order to conduct our anticipated mining claims, but the rights of the current owners to sell the property subject to these options may be subject to prior unrecorded or unknown claims to title. We have investigated our rights to explore and exploit the Elk Creek Project resource and, to the best of our knowledge, our rights in relation to lands covering the Elk Creek Project resource are in good standing. However, there may be valid challenges to the title of our properties that, if successful, could impair development and/or operations. Further, we are still in negotiations with certain landholders regarding the renewal of leases with options to purchase regarding certain sections of property at our Elk Creek Project that have expired. If we are unsuccessful in renewing these expired leases we may incur increases costs and difficulties in developing the Elk Creek Project that could affect our results of operations and the value of our Common Shares.

We may be unable to secure surface access or purchase required surface rights.

Although the Company acquires the rights to some or all of the minerals in the ground subject to the mineral tenures that it acquires, or has a right to acquire, in some cases it may not thereby acquire any rights to, or ownership of, the surface to the areas covered by such mineral tenures. In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities; however, the enforcement of such rights through the courts can be costly and time consuming. It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required. There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, we will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore we may be unable to carry out planned mining activities. In addition, in circumstances where such access is denied, or no agreement can be reached, we may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty. Our inability to secure surface access or purchase required surface rights could materially and adversely affect our timing, cost, or overall ability to develop any mineral deposits we may locate.

Our properties and operations may be subject to litigation or other claims.

From time to time our properties or operations may be subject to disputes that may result in litigation or other legal claims. We may be required to assert or defend against these claims, which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.

We do not currently insure against all the risks and hazards of mineral exploration, development, and mining operations.

Exploration, development, and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, and periodic interruptions due to inclement or hazardous weather conditions. These risks could result in damage to or destruction of mineral properties, facilities, or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses, and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums or at all. We may elect not to insure where premium costs are disproportionate to our perception of the relevant risks. The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

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Risk Related to Our Debt Securities

In the event of certain breaches with our Secured Creditors, our assets may be affected.

We have, pursuant to the Lind Agreement and in connection with the Smith Credit Agreement and Original Smith Loan (collectively, the “Current Smith Loans”), granted security interests to Lind and Mark Smith (respectively, the “Secured Creditors”) over all of the assets of the Company in consideration of the debt facilities provided by each Secured Creditor. In the event of certain breaches of the Lind Agreement, and the terms of the Current Smith Loans, one or both of the Secured Creditors may be entitled to execute on their security and seize or retain our assets, including the shares of 0896800 ECRC, as well as any assets of either subsidiary. Certain rights of each of the Secured Parties to execute on their security are subject to notice and cure provisions in respect of default by us; however any such exercise could materially damage our value and our ability to retain or progress development of the Elk Creek Project.

The level of our indebtedness from time to time could impair our ability to obtain additional financing.

From time to time we may enter into transactions to acquire assets or the shares of other companies or to fund development of the Elk Creek Project. These transactions may be financed partially or wholly with debt, which may increase our debt levels above industry standards. Our articles do not limit the amount of indebtedness that we may incur. Our indebtedness could impair our ability to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise. Our ability to service our debt obligations will depend on our future operations, which are subject to prevailing industry conditions and other factors, many of which are beyond our control.

Risks Related to the Common Shares

We believe that we may be a “passive foreign investment company” for the current taxable year, which may result in materially adverse United States federal income tax consequences for United States investors.

We generally will be designated as a “passive foreign investment company” under the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (a “PFIC”) if, for a tax year, (a) 75% or more of our gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) if at least 50% or more of the value of our assets produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets. United States shareholders should be aware that we believe we were classified as a PFIC during our tax year ended June 30, 2016, and based on current business plans and financial expectations, believe that we may be a PFIC for the current and future taxable years. If we are a PFIC for any year during a U.S. shareholder’s holding period, then such U.S. shareholder generally will be required to treat any gain realized upon a disposition of Common Shares, or any “excess distribution” received on its Common Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distribution, unless the shareholder makes a timely and effective “qualified electing fund” election (“QEF Election”) or a “mark-to-market” election with respect to the Common Shares. A U.S. shareholder who makes a QEF Election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amount to our shareholders. A U.S. shareholder who makes a mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s basis therein. This paragraph is qualified in its entirety by the discussion below under the heading “Certain United States Federal Income Tax Considerations.” Each U.S. shareholder should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Our share price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of the Common Shares:

•	Disappointing results from our exploration efforts;
•	Decline in demand for Common Shares;
•	Downward revisions in securities analysts’ estimates or changes in general market conditions;
•	Technological innovations by competitors or in competing technologies;
•	Investor perception of our industry or our prospects; and
•	General economic trends.

In the last 12 months, the price of our stock on the TSX has ranged from a low of C$0.66 to a high of C$1.04. In addition, stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of the Common Shares. As a result, you may be unable to sell any Common Shares you acquire at a desired price.

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We have never paid dividends on the Common Shares.

We have not paid dividends on the Common Shares to date, and we may not be in a position to pay dividends for the foreseeable future. Our ability to pay dividends with respect to the Common Shares will depend on our ability to successfully develop one or more properties and generate earnings from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends on Common Shares will depend upon our earnings, our then-existing financial requirements, and other factors, and will be at the discretion of the Board.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per Common Share if we issue additional employee/Director/consultant options or if we sell additional Common Shares to finance our operations.

In order to further expand the Company’s operations and meet our objectives, any additional growth and/or expanded exploration activity will likely need to be financed through sale of and issuance of additional Common Shares, including, but not limited to, raising funds to explore the Elk Creek Project. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our exploration programs, we likely will also need to issue additional Common Shares to finance future acquisitions, growth, and/or additional exploration programs of any or all of our projects or to acquire additional properties. We will also in the future grant to some or all of our Directors, officers, and key employees and/or consultants options to purchase Common Shares as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional Common Shares will, cause our existing shareholders to experience dilution of their ownership interests.

If we issue additional Common Shares or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per Common Share depending on the price at which such securities are sold.

We are subject to the continued listing criteria of the TSX and our failure to satisfy these criteria may result in delisting of the Common Shares.

The Common Shares are currently listed on the TSX. In order to maintain the listing, we must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders. In addition to objective standards, the TSX may delist the securities of any issuer if, in the TSX’s opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the TSX inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the listing requirements of TSX; or if any other event occurs or any condition exists which makes continued listing on the TSX, in the opinion of the TSX, inadvisable.

If the TSX delists the Common Shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the Common Shares, reduced liquidity, decreased analyst coverage of the Company, and an inability for us to obtain additional financing to fund our operations.

The issuance of additional Common Shares may negatively impact the trading price of our securities.

We have issued Common Shares in the past and will continue to issue Common Shares to finance our activities in the future. In addition, outstanding options, warrants, and broker warrants to purchase Common Shares may be exercised, resulting in the issuance of additional Common Shares. The issuance by us of additional Common Shares would result in dilution to our shareholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of the Common Shares.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Shares held by non-affiliates exceeds $700 million as of any December 31 before that time, in which case we would no longer be an emerging growth company as of the following June 30. We cannot predict if investors will find our Common Shares less attractive because we may rely on these exemptions. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares and our stock price may be more volatile. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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Broker-dealers may be discouraged from effecting transactions in Common Shares because they are considered a penny stock and are subject to the penny stock rules.

Our Common Shares are currently considered a “penny stock.” The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Common Shares are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the Common Shares. Consequently, these penny stock rules may affect the ability of broker-dealers to trade in the Common Shares.

Cautionary NOTE Regarding Forward-Looking Statements

The information discussed in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, future exploration activities, future mineral resource estimates, and future joint venture arrangements are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to our requirement of significant additional capital;
•	risks related to our limited operating history;
•	risks related to our history of losses;
•	risks related to cost increases for our exploration and, if warranted, development projects;
•	risks related to our properties being in the exploration stage;
•	risks related to mineral exploration and production activities;
•	risks related to our lack of mineral production from our properties;
•	risks related to estimates of mineral resources;
•	risks related to changes in mineral resource estimates;
•	risks related to differences in United States and Canadian reserve and resource reporting;
•	risks related to our exploration activities being unsuccessful;
•	risks related to our ability to obtain permits and licenses for production;
•	risks related to government and environmental regulations that may increase our costs of doing business or restrict our operations;
•	risks related to proposed legislation that may significantly affect the mining industry;
•	risks related to land reclamation requirements;

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•	risks related to competition in the mining industry;
•	risks related to equipment and supply shortages;
•	risks related to current and future joint ventures and partnerships;
•	risks related to our ability to attract qualified management;
•	risks related to the ability to enforce judgment against certain of our Directors;
•	risks related to currency fluctuations;
•	risks related to claims on the title to our properties;
•	risks related to surface access on our properties;
•	risks related to potential future litigation;
•	risks related to our lack of insurance covering all our operations;
•	risks related to our status as a “passive foreign investment company” under US federal tax code;
•	risks related to the Common Shares, including price volatility, lack of dividend payments, dilution and penny stock rules; and
•	risks related to our debt.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated, or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

Use of Proceeds

This prospectus relates to the sale or other disposition of shares of our Common Shares by the selling shareholders listed under “Selling Shareholders” section below, and their transferees. We will not receive any proceeds from any sale of the shares by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus covers the offering of up to 18,019,377 Common Shares by selling shareholders - this includes Common Shares acquirable upon exercise of our outstanding warrants and options.

Selling shareholders are persons or entities that, directly or indirectly, have acquired shares, or will acquire shares from us from time to time upon exercise of certain warrants and options. This prospectus and any prospectus supplement will only permit the selling shareholders to sell the Common Shares identified in the column “Number of Common Shares Offered Hereby.”

The selling shareholders may from time to time offer and sell the Common Shares pursuant to this prospectus and any applicable prospectus supplement. The selling shareholders may offer all or some portion of the Common Shares they hold or acquire, but only Common Shares that are currently outstanding or are acquired upon the exercise of certain warrants and options, and in either case included in the “Number of Common Shares Offered Hereby” column, may be sold pursuant to this prospectus or any applicable prospectus supplement.

The Common Shares issued to the selling shareholders are “restricted” shares under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell their Common Shares. The registration of such Common Shares does not necessarily mean, however, that any of these Common Shares will be offered or sold by the selling shareholders. The selling shareholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered Common Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution.”

Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered Common Shares to be made directly or through agents. To the extent that any of the selling shareholders are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this prospectus, based on the representations received by the Company from the selling shareholders, none of the selling shareholders are brokers or dealers or affiliated with brokers or dealers.

20

The following table sets forth the name of persons who are offering the resale of Common Shares by this prospectus, the number of Common Shares beneficially owned by each person, the number of Common Shares that may be sold in this offering and the number of Common Shares each person will own after the offering, assuming they sell all of the Common Shares offered. The information appearing in the table below is based on information provided by or on behalf of the named selling shareholders. We will not receive any proceeds from the resale of the Common Shares by the selling shareholders.

Name	Number of Common Shares Beneficially Owned Prior to this Offering (1)	Number of Common Shares Offered Hereby (2)	Number of Common Shares after Offering	Beneficial Ownership After This Offering(1)
Anson Investments Master Fund LP (2)	285,714	285,714	0	*
Canaccord Genuity Corp (3)	16,200	1,200	15,000	*
Elysee Development (4)	925,000	400,000	525,000	*
Lind Asset Management IV (5)	8,372,388	3,488,599	4,833,789	2.71%
Proactive Investors North American Inc (6)	57,142	57,142	0	*
John F. Ashburn Jr and Jeanne M Ashburn JTWRS (7)	1,636,452	224,452	1,412,000	0.85%
Luc Jansen (8)	1,172,213	400,000	772,213	0.61%
Leon Van Dam (9)	540,500	143,000	397,500	*
Gunter Alwicher (10)	25,300	14,300	11,000	*
Vincent Alwicher (11)	577,665	85,800	491,865	*
Xuefeng An (12)	860,372	143,000	717,372	*
Wim Bakker (13)	39,300	14,300	25,000	*
Robert Baumgart (14)	271,000	271,000	0	*
Marco Beenen (15)	376,936	157,300	219,636	*
Lamontagne Beheer (16)	30,600	28,600	2,000	*
Maarten Betlem (17)	134,300	14,300	120,000	*
Hans Boekhoorn (18)	29,984	14,300	15,684	*
Michael Bokla (19)	77,142	77,142	0	*
Joe Bosmans (20)	40,000	40,000	0	*
Rogier Botting (21)	214,400	114,400	100,000	*
Ben Bruggeman (22)	107,200	57,200	50,000	*
Jan Buter (23)	124,900	14,300	110,600	*
Steven Carlitz (24)	141,000	140,000	1,000	*
Adam Christilaw and/or Hayley Christilaw JTWRS (25)	221,051	142,858	78,193	*
Adam Christilaw (26)	102,452	93,286	9,166	*
David Christilaw (27)	479,350	360,000	119,350	*
Gloria Christilaw (28)	119,590	80,000	39,590	*
Hayley Christilaw (29)	35,166	26,000	9,166	*
Rene Clignett (30)	311,464	100,100	211,364	*
Jacques de Groot (31)	423,500	286,000	137,500	*
Klaas De Groot (32)	69,400	42,900	26,500	*
Gilbert de Nil (33)	459,000	429,000	30,000	*
Willemina De Vries-mulder (34)	28,600	28,600	0	*
Wim Delvoye (35)	200,000	200,000	0	*
Jozef D'Hauwe (36)	15,900	14,300	1,600	*
Timothy S. Edmonds (37)	80,000	80,000	0	*
Michael Fabri (38)	57,200	57,200	0	*
Ronald Feenstra (39)	14,300	14,300	0	*
Justin Flemmer (40)	25,400	20,000	5,400	*
Fernand Frankignoul (41)	640,963	200,000	440,963	*
Hassan Ghrib (42)	93,600	28,600	65,000	*
Guido Harks (43)	28,600	28,600	0	*
Debby Heath (44)	93,000	93,000	0	*
Don Heath (45)	93,000	93,000	0	*
David R. Heinz (46)	37,000	37,000	0	*
Bennie Hoornveld (47)	95,283	28,600	66,683	*
John Howell (48)	70,000	70,000	0	*
Tracy Weslosky (49)	53,574	53,574	0	*
Hans Janshen (50)	409,773	357,500	52,273	*
Yvan Janssens (51)	53,600	28,600	25,000	*
Marc Joosten (52)	160,100	100,100	60,000	*
M. Kalairajah (53)	105,000	80,000	25,000	*
Gerard Kamp (54)	61,800	14,300	47,500	*

21

Minjung Kim (55)	200,000	200,000	0	*
Marc van Duynhoven (56)	23,300	14,300	9,000	*
Gijsbertus Kok (57)	212,900	42,900	170,000	*
Eite Kolthoff (58)	33,300	14,300	19,000	*
Marco Kooijman (59)	110,100	57,200	52,900	*
Rob Langestraat (60)	22,300	14,300	8,000	*
Robert Lewis (61)	318,876	198,876	120,000	*
Max Lont (62)	56,484	14,300	42,184	*
Edward Ivan Martin and/or Claireete Martin JTWROS (63)	465,000	360,000	105,000	*
Kevin McGlensey (64)	510,848	204,348	306,500	*
Johan Mellink (65)	21,800	14,300	7,500	*
Luc Meynckens (66)	24,300	14,300	10,000	*
Maria Elizabeth Moore (67)	415,000	310,000	105,000	*
Marcel Neering (68)	92,000	28,600	63,400	*
Marcus and Yvonne New (69)	85,000	85,000	0	*
Joshua Ofir (70)	89,000	80,000	9,000	*
Marcus Ortner (71)	74,000	40,000	34,000	*
Jeroy Peterson (72)	126,500	100,100	26,400	*
Paul C. Petraeus (73)	700,000	500,000	200,000	*
Gery Phlypo (74)	48,300	14,300	34,000	*
Arie Plomp (75)	250,669	14,300	236,369	*
Matthijs Plomp (76)	71,800	14,300	57,500	*
Patricia Plomp (77)	86,100	28,600	57,500	*
Gulnar Shivji (78)	814,775	548,200	266,575	*
Mansurali Shivji (79)	1,409,471	225,800	1,183,671	0.73%
Luc Smedts (80)	845,000	80,000	765,000	*
Maarten Soetaert (81)	75,000	50,000	25,000	*
Isabel Spierings (82)	33,300	14,300	19,000	*
David St. Lawrence (83)	30,000	30,000	0	*
Hylko Stockmann (84)	14,300	14,300	0	*
Alwin Tetteroo (85)	72,784	28,600	44,184	*
Peter Tromp (86)	258,000	143,000	115,000	*
Dirk-Jan van Beem (87)	1,051,000	1,001,000	50,000	0.55%
Jaap van Bergen (88)	195,800	85,800	110,000	*
Edwin van Breemen (89)	96,500	71,500	25,000	*
Ko van de Bilt (90)	42,900	42,900	0	*
Carmen van de Vaart (91)	14,300	14,300	0	*
Monique van de Vaart-Hagemans (92)	42,900	42,900	0	*
Dirk van De Velde (93)	378,770	186,000	192,770	*
Peter Van Der Leek (94)	57,400	42,900	14,500	*
Joseph van der Maat (95)	148,000	143,000	5,000	*
Marco Van Der Vegt (96)	126,900	114,400	12,500	*
Tobias van Dormael (97)	189,600	171,600	18,000	*
Marc van Duynhoven (98)	97,293	57,200	40,093	*
Paul Derk van Ewijk (99)	101,310	57,200	44,110	*
Carolus van Geelkerken (100)	34,300	14,300	20,000	*
Jolanda van Ginderen (101)	16,300	14,300	2,000	*
Nicole van Ginderen (102)	16,300	14,300	2,000	*
Toon van Ginderen (103)	421,153	314,600	106,553	*
Johan van Ginkel (104)	59,300	14,300	45,000	*
Christophe van Hoolandt (105)	289,500	80,000	209,500	*
Christa Van Ittersum (106)	181,100	85,800	95,300	*
Harry van Noorloos (107)	165,453	42,900	122,553	*
Paul van Rooy (108)	159,520	128,700	30,820	*
Joannes van Wijk (109)	76,200	57,200	19,000	*
Johannes Van Wijk (110)	42,900	42,900	0	*
Renny Van Wijk (111)	417,240	314,600	102,640	*
Edward van Zanden (112)	40,300	14,300	26,000	*
Martin Vandamme (113)	53,600	28,600	25,000	*
Edo Veenis (114)	76,382	57,200	19,182	*
Jozeph BM Verbon (115)	42,900	42,900	0	*
Adriaan Verburg (116)	142,300	85,800	56,500	*

22

Mark Verhaaren (117)	112,200	57,200	55,000	*
Dries Vermoesen (118)	146,700	120,000	26,700	*
Kees Volders (119)	67,484	14,300	53,184	*
Michael Bruce Wannop and/or Wendy Spiegelberg JTWROS (120)	640,000	500,000	140,000	*
Gary Weber (121)	867,988	532,286	335,702	*
Jan Wijchers (122)	24,300	14,300	10,000	*
Ronald Wormgoor (123)	42,900	42,900	0	*
Chris Young (124)	454,035	340,000	114,035	*
Bifen Zeng (125)	178,300	143,000	35,300	*

Total	35,594,909	18,019,377	17,575,532

 *Less than 1%

(1)	This table is based upon information supplied by the selling stockholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 195,428,961 Common Shares outstanding on April 10, 2017, adjusted as required by rules promulgated by the SEC.
(2)	Anson Investments Master Fund LP has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 142,857 Common Shares, and 142,857 Common Shares acquirable upon exercise of February 28, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 142,857 Common Shares and 142,857 Common Shares acquirable upon exercise of February 28, 2017 Warrants. Anson Investment Master Fund LP is a broker-dealer and is considered an underwriter solely for purposes of their sale of Common Shares under this prospectus.
(3)	Canaccord Genuity Corp has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 0 Common Shares, 1,200 Common Shares acquirable upon exercise of February 28, 2017 Warrants and 15,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per share. The selling shareholder is offering pursuant to this prospectus, -0- Common Shares and 1,200 Common Shares acquirable upon exercise of February 21, 2017 Warrants. Canaccord Genuity Corp is a broker-dealer and is considered an underwriter solely for purposes of their sale of Common Shares under this prospectus.
(4)	Elysee Development has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 725,000 Common Shares, and 200,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 200,000 Common Shares and 200,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants. Elysee Development is not a broker or dealer or affiliated with a broker or dealer.
(5)	Jeff Easton at Lind Asset Management IV, LLC has sole voting and investment power over the common shares. The jurisdiction of the selling security holder is the United States. Beneficial ownership includes: (a) 568,072 common shares, (b) 3,125,000 common shares issuable upon exercise of C$0.75 warrants expiring December 22, 2018, (c) 1,190,717 common shares acquirable upon conversion of convertible notes of the Company, (d) 890,670 common shares issuable upon exercise of C$0.90 warrants expiring March 31, 2020 being offered under this prospectus and relating to warrants issued in conjunction with the First Tranche Increase, and (e) 2,597,929 common shares acquirable upon conversion of convertible notes of the Company relating to the First Tranche Increase and being offered under this prospectus. For item (c) the number of common shares acquirable upon conversion of the convertible notes is calculated based on the maximum conversion amount of US$550,000 in absence of certain conversion events not currently in effect convertible within 60 days of April 10, 2017, converted into C$734,085 based on the noon exchange rate on April 10, 2017 of US$1 to C$1.3347 as reported by the Bank of Canada, and a conversion price of C$0.6165 per share equal to 85% of the VWAP per Share (in Canadian dollars) for the five (5) consecutive trading days immediately prior to April 10, 2017. For item (e) the number of common shares acquirable upon conversion of the convertible notes is calculated based on the maximum conversion amount of US$1,200,000 in absence of certain conversion events not currently in effect, converted into C$1,601,640 based on the noon exchange rate on April 10, 2017 of US$1 to C$1.3347 as reported by the Bank of Canada, and a conversion price of C$0.6165 per share equal to 85% of the VWAP per Share (in Canadian dollars) for the five (5) consecutive trading days immediately prior to April 10, 2017. Items (d) and (e) cannot be exercised or converted until after July 31, 2017 and therefor are not included in the beneficial ownership calculation. Lind Asset Management IV, LLC is not a broker or dealer or affiliated with a broker or dealer.
(6)	Proactive Investors North American Inc has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 28,571 Common Shares, and 28,571 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 28,571 Common Shares and 28,571 Common Shares acquirable upon exercise of February 21, 2017 Warrants. Proactive Investors North American Inc is not a broker or dealer or affiliated with a broker or dealer.
(7)	John F. Ashburn Jr and Jeanne M. Ashburn JTWRS has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is USA. Beneficial ownership includes 762,226 Common Shares, 112,226 Common Shares acquirable upon exercise of February 14, 2017 Warrants, 500,000 Common Shares issuable upon exercise of options at C$0.80 per Common Share and 262,00 Common Shares issuable upon exercise of options at C$0.62 per Common Share. The selling shareholder is offering pursuant to this prospectus, 112,226 Common Shares and 112,226 Common Shares acquirable upon exercise of February 14, 2017 Warrants. Mr. John Ashburn is the Company's General Counsel and a Vice-President.
(8)	Luc Jansen has voting and investment power over the Common Shares. The jurisdiction of the selling shareholders is Belgium. Beneficial ownership includes 600,000 Common Shares, 200,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 240,963 shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 200,000 Common Shares and 200,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants.

23

(9)	Leon Van Dam has voting and investment power over the Common Shares. The jurisdiction of the selling shareholders is The Netherlands. Beneficial ownership includes 131,500 Common Shares, 71,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 71,500 Common Shares and 71,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(10)	Gunter Alwicher has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 18,150 Common Shares, and 7,150 shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(11)	Vincent Alwicher has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 474,525 Common Shares, 42,900 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 60,240 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 42,900 Common Shares and 42,900 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(12)	Xuefeng An has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 701,153 Common Shares, 71,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 87,719 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 71,500 Common Shares and 71,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(13)	Wim Bakker has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 19,650 Common Shares, 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(14)	Robert Baumgart has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 135,500 Common Shares, and 135,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 135,500 Common Shares and 135,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(15)	Marco Beenen has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 201,901 Common Shares, 78,650 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 96,385 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 78,650 Common Shares and 78,650 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(16)	Lamontagne Beheer has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 16,300 Common Shares, 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants and 7,150 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 14,300 Common Shares and 7,150 shares acquirable upon exercise of February 14, 2017 Warrants and 7,150 shares acquirable upon exercise of February 21, 2017 Warrants.
(17)	Maarten Betlem has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 114,650 Common Shares, 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(18)	Hans Boekhoorn has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 22,834 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(19)	Michael Bokla has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 38,571 Common Shares, and 38,571 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 38,571 Common Shares and 38,571 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(20)	Joe Bosmans has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 20,000 Common Shares, and 20,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 20,000 Common Shares and 20,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(21)	Rogier Botting has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 107,200 Common Shares, 57,200 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 50,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 57,200 Common Shares and 57,200 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(22)	Ben Bruggeman has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 53,600 Common Shares, 28,600 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 28,600 Common Shares and 28,600 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(23)	Jan Buter has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 92,750 Common Shares, 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.

24

(24)	Steven Carlitz has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is USA. Beneficial ownership includes 71,000 Common Shares, and 70,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 70,000 Common Shares and 70,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(25)	Adam Christilaw and/or Hayley Christilaw JTWRS has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 71,429 Common Shares, 71,429 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 78,193 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per share. The selling shareholder is offering pursuant to this prospectus, 71,429 Common Shares and 71,429 Common Shares acquirable upon exercise of February 21, 2017 Warrants. Adam Christilaw is a broker-dealer and is considered an underwriter solely for purposes of his sale of Common Shares under this prospectus.
(26)	Adam Christilaw has voting and investment power over the Common Shares. The securities beneficially owned and offered hereunder are held by Adam Christilaw both individually and through a solely owned entity, 2064501 Ontario Inc., which is a corporation incorporated under the laws of Ontario, Canada. Adam Christilaw is the person at 2064501 Ontario Inc. that exercises voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 46,643 Common Shares, 46,643 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 9,166 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 46,643 Common Shares and 46,643 Common Shares acquirable upon exercise of February 21, 2017 Warrants. Adam Christilaw is a broker-dealer and is considered an underwriter solely for purposes of his sale of Common Shares under this prospectus.
(27)	David Christilaw has voting and investment power over the Common Shares. The securities beneficially owned and offered hereunder are held by David Christilaw both through David Christilaw CHARTERED ACCOUNTANT PROFESSIONAL CORPORATION, a professional corporation organized under the laws of Ontario and through a solely owned entity, 939042 Ontario Inc., a corporation incorporated under the laws of Ontario, Canada. David Christilaw is the person at David Christilaw CHARTERED ACCOUNTANT PROFESSIONAL CORPORATION and 939042 Ontario Inc. that exercises voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 180,000 Common Shares, 180,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 119,350 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 180,000 Common Shares and 180,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(28)	Gloria Christilaw has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 40,000 Common Shares, 40,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 39,590 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 40,000 Common Shares and 40,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(29)	Hayley Christilaw has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 13,000 Common Shares, 13,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 9,166 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 13,000 Common Shares and 13,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(30)	Rene Clignett has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 211,414 Common Shares, 50,050 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 50,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 50,050 Common Shares and 50,050 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(31)	Jacques de Groot has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 143,000 Common Shares, 143,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 137,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 143,000 Common Shares and 143,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(32)	Klaas De Groot has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 35,450 Common Shares, 21,450 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 21,450 Common Shares and 21,450 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(33)	Gilbert de Nil has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 244,500 Common Shares, and 214,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 214,500 Common Shares and 214,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(34)	Willemina De Vries-mulder has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 14,300 Common Shares, and 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 14,300 Common Shares and 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(35)	Wim Delvoye has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Monaco. Beneficial ownership includes 100,000 Common Shares, and 100,000 Common Shares acquirable upon exercise of February 28, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 100,000 Common Shares and 100,000 Common Shares acquirable upon exercise of February 28, 2017 Warrants.
(36)	Jozef D'Hauwe has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 8,750 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.

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(37)	Timothy S. Edmonds has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 40,000 Common Shares, and 40,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 40,000 Common Shares and 40,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(38)	Michael Fabri has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 28,600 Common Shares, 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants and 14,300 Common Shares acquirable upon the exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 28,600 Common Shares and 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants and 14,300 Common Shares acquirable upon the exercise of February 21, 2017 Warrants.
(39)	Ronald Feenstra has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 7,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(40)	Justin Flemmer has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 15,400 Common Shares, and 10,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 10,000 Common Shares and 10,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(41)	Fernand Frankignoul has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 300,000 Common Shares, 100,000 Common Shares acquirable upon exercise of February 28, 2017 Warrants, and 240,963 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 100,000 Common Shares and 100,000 Common Shares acquirable upon exercise of February 28, 2017 Warrants.
(42)	Hassan Ghrib has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 79,300 Common Shares, and 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 14,300 Common Shares and 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(43)	Guido Harks has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 14,300 Common Shares, and 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 14,300 Common Shares and 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(44)	Debby Heath has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 46,500 Common Shares, and 46,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 46,500 Common Shares and 46,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(45)	Don Heath has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 46,500 Common Shares, and 46,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 46,500 Common Shares and 46,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(46)	David R. Heinz has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is USA. Beneficial ownership includes 18,500 Common Shares, and 18,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 18,500 Common Shares and 18,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(47)	Bennie Hoornveld has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 55,983 Common Shares, 14,300 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 14,300 Common Shares and 14,300 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(48)	John Howell has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 35,000 Common Shares, and 35,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 35,000 Common Shares and 35,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(49)	Tracy Weslosky at Investor Intel Corporation has sole voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 26,787 Common Shares, and 26,787 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 26,787 Common Shares and 26,787 Common Shares acquirable upon exercise of February 21, 2017 Warrants. Investor Intel Corporation is not a broker or dealer or affiliated with a broker or dealer.
(50)	Hans Janshen has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 206,023 Common Shares, 178,750 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 178,750 Common Shares and 178,750 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(51)	Yvan Janssens has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 26,800 Common Shares, 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 14,300 Common Shares and 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants.

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(52)	Marc Joosten has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 85,050 Common Shares, 50,050 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 50,050 Common Shares and 50,050 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(53)	M. Kalairajah at 2379388 Ontario has sole has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is UK. Beneficial ownership includes 65,000 Common Shares, and 40,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 40,000 Common Shares and 40,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants. 2379388 Ontario is not a broker or dealer or affiliated with a broker or dealer.
(54)	Gerard Kamp has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 42,150 Common Shares, 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(55)	Minjung Kim has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Monaco. Beneficial ownership includes 100,000 Common Shares, and 100,000 Common Shares acquirable upon exercise of February 28, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 100,000 Common Shares and 100,000 Common Shares acquirable upon exercise of February 28, 2017 Warrants.
(56)	Marc van Duynhoven at Klaasstok Holding has sole voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 16,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. Klaastok Holding is not a broker or dealer or affiliated with a broker or dealer.
(57)	Gijsbertus Kok has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 166,450 Common Shares, 21,450 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 21,450 Common Shares and 21,450 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(58)	Eite Kolthoff has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 26,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(59)	Marco Kooijman has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 69,000 Common Shares, 28,600 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 28,600 Common Shares and 28,600 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(60)	Rob Langestraat has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 15,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(61)	Robert Lewis has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is USA. Beneficial ownership includes 219,438 Common Shares, and 99,438 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 99,438 Common Shares and 99,438 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(62)	Max Lont has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 36,834 Common Shares, 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(63)	Edward Ivan Martin and/or Claireete Martin JTWROS has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 180,000 Common Shares, 180,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 105,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 180,000 Common Shares and 180,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(64)	Kevin McGlensey has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is USA. Beneficial ownership includes 408,674 Common Shares, and 102,174 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 102,174 Common Shares and 102,174 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(65)	Johan Mellink has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 14,650 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(66)	Luc Meynckens has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 17,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.

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(67)	Maria Elizabeth Moore has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 155,000 Common Shares, 155,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 105,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 155,000 Common Shares and 155,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(68)	Marcel Neering has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 65,200 Common Shares, 14,300 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 14,300 Common Shares and 14,300 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(69)	Marcus and Yvonne New at Radical Capital have join voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 42,500 Common Shares, and 42,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 42,500 Common Shares and 42,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants. Radical Capital is not a broker or dealer or affiliated with a broker or dealer
(70)	Joshua Ofir has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 49,000 Common Shares, and 40,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 40,000 Common Shares and 40,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(71)	Marcus Ortner at Marcus Ortner Holdings Ltd has sole has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 54,000 Common Shares, and 20,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 20,000 Common Shares and 20,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants. Marcus Ortner Holdings Ltd. is not a broker or dealer or affiliated with a broker or dealer.
(72)	Jeroy Peterson has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 76,450 Common Shares, and 50,050 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 50,050 Common Shares and 50,050 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(73)	Paul C. Petraeus has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 450,000 Common Shares, and 250,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 250,000 Common Shares and 250,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(74)	Gery Phlypo has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 41,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(75)	Arie Plomp has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 218,519 Common Shares, 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(76)	Matthijs Plomp has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 52,150 Common Shares, 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(77)	Patricia Plomp has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 59,300 Common Shares, 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 14,300 Common Shares and 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(78)	Gulnar Shivji has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 460,507 Common Shares, 274,100 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 80,168 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 274,100 Common Shares and 274,100 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(79)	Mansurali Shivji has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 1,126,739 Common Shares, 112,900 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 169,832 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 112,900 Common Shares and 112,900 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(80)	Luc Smedts has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 725,000 Common Shares, 40,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 80,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 40,000 Common Shares and 40,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(81)	Maarten Soetaert has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 50,000 Common Shares, and 25,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 25,000 Common Shares and 25,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants.

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(82)	Isabel Spierings has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 26,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(83)	David St. Lawrence has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 15,000 Common Shares, and 15,000 Common Shares acquirable upon exercise of February 28, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 15,000 Common Shares and 15,000 Common Shares acquirable upon exercise of February 28, 2017 Warrants.
(84)	Hylko Stockmann has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 7,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(85)	Alwin Tetteroo has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 45,984 Common Shares, 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 14,300 Common Shares and 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(86)	Peter Tromp has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 161,500 Common Shares, 71,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 71,500 Common Shares and 71,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(87)	Dirk-Jan van Beem has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 500,500 Common Shares, 500,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 50,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 500,500 Common Shares and 500,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(88)	Jaap van Bergen has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 152,900 Common Shares, and 42,900 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 42,900 Common Shares and 42,900 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(89)	Edwin van Breemen has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 48,250 Common Shares, 35,750 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 35,750 Common Shares and 35,750 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(90)	Ko van de Bilt has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 21,450 Common Shares, and 21,450 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 21,450 Common Shares and 21,450 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(91)	Carmen van de Vaart has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 7,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(92)	Monique van de Vaart-Hagemans has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 21,450 Common Shares, and 21,450 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 21,450 Common Shares and 21,450 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(93)	Dirk van De Velde has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Luxemburg. Beneficial ownership includes 189,385 Common Shares, 93,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 96,385 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 93,000 Common Shares and 93,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(94)	Peter Van Der Leek has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 23,450 Common Shares, and 21,450 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 21,450 Common Shares and 21,450 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(95)	Joseph van der Maat has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 76,500 Common Shares, and 71,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 71,500 Common Shares and 71,500 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(96)	Marco Van Der Vegt has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 57,200 Common Shares, 57,200 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 57,200 Common Shares and 57,200 Common Shares acquirable upon exercise of February 14, 2017 Warrants.

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(97)	Tobias van Dormael has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 103,800 Common Shares, and 85,800 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 85,800 Common Shares and 85,800 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(98)	Marc van Duynhoven has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 56,193 Common Shares, 28,600 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 28,600 Common Shares and 28,600 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(99)	Paul Derk van Ewijk has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 72,710 Common Shares, and 28,600 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 28,600 Common Shares and 28,600 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(100)	Carolus van Geelkerken has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 27,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(101)	Jolanda van Ginderen has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 9,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(102)	Nicole van Ginderen has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 9,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(103)	Toon van Ginderin has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 226,353 Common Shares, 128,700 Common Shares acquirable upon exercise of February 14, 2017 Warrants, 28,600 Common Shares acquirable upon the exercise of Febuary 21, 2017 Warrants, and 37,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 157,300 Common Shares, 128,700 Common Shares acquirable upon exercise of February 14, 2017 Warrants and 28,600 Common Shares acquirable upon the exercise of Febuary 21, 2017 Warrants.
(104)	Johan van Ginkel has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 39,650 Common Shares, 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(105)	Christophe van Hoolandt has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 249,500 Common Shares, and 40,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 40,000 Common Shares and 40,000 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(106)	Christa Van Ittersum has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 113,200 Common Shares, 42,900 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 42,900 Common Shares and 42,900 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(107)	Harry van Noorloos has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 144,003 Common Shares, and 21,450 Common Shares acquirable upon exercise of February 28, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 21,450 Common Shares and 21,450 Common Shares acquirable upon exercise of February 28, 2017 Warrants.
(108)	Paul van Rooy has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 70,170 Common Shares, 64,350 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 64,350 Common Shares and 64,350 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(109)	Joannes van Wijk has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 35,100 Common Shares, 28,600 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 28,600 Common Shares and 28,600 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(110)	Johannes Van Wijk has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 21,450 Common Shares, and 21,450 Common Shares acquirable upon exercise of February 21, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 21,450 Common Shares and 21,450 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(111)	Renny Van Wijk has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 234,940 Common Shares, 157,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 25,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 157,300 Common Shares and 157,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants.

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(112)	Edward van Zanden has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 33,150 Common Shares, 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(113)	Martin Vandamme has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 26,800 Common Shares, 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 14,300 Common Shares and 14,300 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(114)	Edo Veenis has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 47,782 Common Shares, and 28,600 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 28,600 Common Shares and 28,600 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(115)	Jozeph BM Verbon at Participa BV has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 21,450 Common Shares, and 21,450 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 21,450 Common Shares and 21,450 Common Shares acquirable upon exercise of February 14, 2017 Warrants. Participa BV is not a broker or dealer or affiliated with a broker or dealer
(116)	Adriaan Verburg has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 61,900 Common Shares, 42,900 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 37,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 42,900 Common Shares and 42,900 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(117)	Mark Verhaaren has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 46,100 Common Shares, 28,600 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 37,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 28,600 Common Shares and 28,600 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(118)	Dries Vermoesen has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Belgium. Beneficial ownership includes 86,700 Common Shares, and 60,000 Common Shares acquirable upon exercise of February 28, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 60,000 Common Shares and 60,000 Common Shares acquirable upon exercise of February 28, 2017 Warrants.
(119)	Kees Volders has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 47,834 Common Shares, 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants, and 12,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(120)	Michael Bruce Wannop and/or Wendy Spiegelberg JTWROS has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 250,000 Common Shares, 250,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 140,000 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 250,000 Common Shares and 250,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants.
(121)	Gary Weber at Weber Investment Corporation has sole voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 391,345 Common Shares, 266,143 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 210,500 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 266,143 Common Shares and 266,143 Common Shares acquirable upon exercise of February 21, 2017 Warrants. Weber Investment Corporation is not a broker or dealer or affiliated with a broker or dealer.
(122)	Jan Wijchers has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 17,150 Common Shares, and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 7,150 Common Shares and 7,150 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(123)	Ronald Wormgoor has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is The Netherlands. Beneficial ownership includes 21,450 Common Shares, and 21,450 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 21,450 Common Shares and 21,450 Common Shares acquirable upon exercise of February 14, 2017 Warrants.
(124)	Chris Young at 1589835 Ontario Inc has sole voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 170,000 Common Shares, 170,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants, and 114,035 Common Shares acquirable upon exercise of January 2016 Warrants at C$0.75 per Common Share. The selling shareholder is offering pursuant to this prospectus, 170,000 Common Shares and 170,000 Common Shares acquirable upon exercise of February 21, 2017 Warrants. 1589835 Ontario Inc is not a broker or dealer or affiliated with a broker or dealer.
(125)	Bifen Zeng has voting and investment power over the Common Shares. The jurisdiction of the selling shareholder is Canada. Beneficial ownership includes 106,800 Common Shares, 71,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants. The selling shareholder is offering pursuant to this prospectus, 71,500 Common Shares and 71,500 Common Shares acquirable upon exercise of February 14, 2017 Warrants.

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Transactions with Selling Shareholders

February 2017 Private Placement of Units

The 7,264,789 Common Shares offered under this prospectus and the 7,265,989 Common Shares issuable upon exercise of the common share purchase warrants issued on February 14, 21 and 28, 2017, were issued pursuant to the Company’s private offering of units of the Company, which closed in two tranches, on February 14, and 28, 2017 respectively. Each such unit consisted of one Common Share and one common share purchase warrant exercisable by the holder thereof to acquire one additional Common Share at a price of C$0.85 until February 14, 21 and 28, 2020, respectively. The amount being registered includes 1,200 Common Shares issuable upon exercise of 1,200 purchase warrants issued to Canaccord Genuity Corp. in relation to broke services provided to the Company in connection with the unit offering outside of the United States. The units were placed pursuant to a private placement to investors with whom the Company had a pre-existing relationship inside the United States pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D thereunder and Section 4(a)(2) thereunder solely to “accredited investors” as defined in Rule 501(a) of Regulation D and outside the United States pursuant to the exclusion from the registration requirements of the Securities Act provided by Rule 903 of Regulation S thereunder, in each case, based on the representations and warranties made to the Company by each of the investors.

Lind Convertible Note

On December 14, 2015, the Company entered into the Lind Agreement. A first tranche $4.5 million was made in a series of advances between December 22, 2015 and January 19, 2016, pursuant to the issuance of the Initial Convertible Security. Further to the terms of the Lind Agreement, upon satisfaction of certain conditions, including but not limited to, a minimum draw down amount by Lind under the Initial Convertible Security, a minimum market capitalization for the Company and a minimum amount of cash on the Company’s balance sheet, the Company had the right to call the First Tranche Increase.

On February 14, 2017, upon satisfaction of the conditions for the First Tranche Increase, the Company provided notice to Lind to demand the advancement of an additional $1.0 million in funding under the Initial Convertible Security pursuant to its right to call. As a result, upon payment of the additional $1.0 million in funding by Lind to the Company, the face amount of the Initial Convertible Security will be increased by $1.2 million ($1.0 million in additional funding and $200,000 in implied interest amount).

On March 20, 2017, the Company and Lind entered into an amendment to the Lind Agreement in order to extend the term of the Convertible Security from 24 months to 30 months, such that the due date has been extended to June 17, 2018.

In connection with the First Tranche Increase, the Company is obligated to issue Lind The First Tranche Increase Warrants. The First Tranche Increase Warrants will have a term of 36 months from issuance, and the number of First Tranche Increase Warrants to be issued will be equal to $1.0 million divided by the VWAP for the five (5) consecutive trading days immediately before the First Tranche Increase funding is received, multiplied by 0.5. The exercise price of the First Tranche Increase Warrants issuable will be equal to 120% of the Company’s five (5) trading day VWAP per share immediately prior to the date the First Tranche Increase is received.

On March 31, 2017, Lind funded the First Tranche Increase and in connection therewith the Company issued 890,670 First Tranche Increase Warrants, each entitling Lind to acquire one Common Share at a price of C$0.90 until March 31, 2020.

Lind is entitled to convert the Initial Convertible Security in monthly installments over its term at a price per share equal to 85% of NioCorp’s five-day trailing VWAP prior to the date that notice of conversion is provided by Lind. The Lind Agreement contains restrictions on how much of the Initial Convertible Security may be converted in any particular month. NioCorp has the option to buy back up to 70% of the Initial Convertible Security in cash at any time for a nominal premium. Lind is entitled to accelerate its conversion right to the full amount of the face value of the Initial Convertible Security or demand repayment thereof in cash upon a default and other designated events.

This prospectus registers 2,597,929 Common Shares issuable upon the conversion of the $1.2 million face amount increase resulting from the First Tranche Increase and 890,670 Common Shares issuable upon exercise of the First Tranche Increase Warrants at a price of C$0.90 per Common Share until March 31, 2020. The First Tranche Increase and the issuance of the First Tranche Warrants were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof pursuant to the representations and covenants of the investor made to the Company.

PLAN OF DISTRIBUTION

We are registering the Common Shares to permit the resale of those Common Shares from time to time after the date of this prospectus at the discretion of the holders of such Common Shares. We will not receive any of the proceeds from the sale by the selling shareholders of the Common Shares. We will bear all fees and expenses incident to our obligation to register the Common Shares.

The selling shareholders may, at their discretion, sell all, none, or a portion of the Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the Common Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions,

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•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling Common Shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling shareholders or commissions from purchasers of the Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Common Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Shares in the course of hedging in positions they assume. The selling shareholders may also sell Common Shares short and deliver Common Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such shares.

The selling shareholders and any broker-dealer participating in the distribution of the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Common Shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling shareholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Common Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the Common Shares. All of the foregoing may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

We will pay all expenses of the registration of the Common Shares, estimated to be approximately $47,240.43 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

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Once sold under the registration statement, of which this prospectus forms a part, the Common Shares will be freely tradable in the hands of persons other than our affiliates.

Description of Capital Stock

Common Shares

The authorized capital of the Company consists of an unlimited number of Common Shares without par value, of which 195,428,961 were issued and outstanding as at April 10, 2017. The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. The holders of Common Shares are entitled to dividends if, as and when declared by the Board. The Common Shares are entitled, upon liquidation, dissolution, or winding up of NioCorp, to receive the remaining assets of NioCorp available for distribution to shareholders. There are no pre-emptive, conversion, or redemption rights attached to the Common Shares.

Exchange Controls

There are no governmental laws, decrees, or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the securities of NioCorp, other than Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for U.S. Residents” below.

Certain Canadian Federal Income Tax Considerations for U.S. Residents

The following summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Income Tax Convention (1980) (the “Convention”) to the holding and disposition of Common Shares.

Comment is restricted to holders of Common Shares each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention, (i) is resident solely in the United States, (ii) is entitled to the benefits of the Convention, (iii)  holds all Common Shares as capital property, (iii) holds no Common Shares that are “taxable Canadian property” (as defined in the Canadian Tax Act) of the holder, (iv) deals at arm’s length with and is not affiliated with NioCorp, (v) does not and is not deemed to use or hold any Common Shares in a business carried on in Canada, and (vi) is not an insurer that carries on business in Canada and elsewhere (each such holder, a “U.S. Resident Holder”).

Certain U.S.-resident entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) may not in all circumstances be regarded by the Canada Revenue Agency (the “CRA”) as entitled to the benefits of the Convention. Members of or holders of an interest in such an entity that holds Common Shares should consult their own tax advisers regarding the extent, if any, to which the CRA will extend the benefits of the Convention to the entity in respect of its Common Shares.

Generally, a holder’s Common Shares will be considered to be capital property of the holder provided that the holder is not a trader or dealer in securities, did not acquire, hold, or dispose of the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade (i.e. speculation), and does not hold the Common Shares in the course of carrying on a business.

Generally, a holder’s Common Shares will not constitute “taxable Canadian property” of the holder at a particular time at which the Common Shares are listed on a “designated stock exchange” (which currently includes the TSX) unless both of the following conditions are true:

(i)	at any time during the 60-month period that ends at the particular time, 25% or more of the issued shares of any class of the capital stock of NioCorp were owned by or belonged to one or any combination of

(A)	the holder,
(B)	persons with whom the holder did not deal at arm’s length, and
(C)	partnerships in which the holder or a person referred to in clause (B) holds a membership interest directly or indirectly through one or more partnerships, and

(ii)	at any time during the 60-month period that ends at the particular time, more than 50% of the fair market value of the Common Shares was derived directly or indirectly from, one or any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), or options in respect of, or interests in any of the foregoing, whether or not the property exists.

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This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect on the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly announced by or on behalf of the Minister of Finance (Canada) on or before the date hereof, and the current published administrative and assessing policies of the CRA. It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative or assessing practice, although no assurance can be given in these respects. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial, or foreign tax considerations, which may differ materially from those set out herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended to be and should not be construed as legal or tax advice to any particular U.S. Resident Holder. U.S. Resident Holders are urged to consult their own tax advisers for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

A U.S. Resident Holder who disposes or is deemed to dispose of one or more Common Shares generally should not thereby incur any liability for Canadian federal income tax in respect of any capital gain arising as a consequence of the disposition.

A U.S. Resident Holder to whom NioCorp pays or is deemed to pay a dividend on the holder’s Common Shares will be subject to Canadian withholding tax, and NioCorp will be required to withhold the tax from the dividend and remit it to the CRA for the holder’s account. The rate of withholding tax under the Canadian Tax Act is 25% of the gross amount of the dividend, but should generally be reduced under the Convention to 15% (or, if the U.S. Resident Holder is a company which is the beneficial owner of at least 10% of the voting stock of NioCorp, 5%) of the gross amount of the dividend. For this purpose, a company that is a resident of the United States for purposes of the Canadian Tax Act and the Convention and is entitled to the benefits of the Convention shall be considered to own the voting stock of NioCorp owned by an entity that is considered fiscally transparent under the laws of the United States and that it is not a resident of Canada, in proportion to the Company’s ownership interest in that entity.

Warrants

As of April 10, 2017, an aggregate of 20,609,086 warrants, with each warrant convertible into one (1) Common Share, were issued and outstanding as follows:

Number	Exercise Price		Expiry Date
3,125,000	C$	0.72	December 22, 2018
9,150,285	C$	0.75	January 19, 2019
3,860,800	C$	0.85	February 14, 2020
2,964,682	C$	0.85	February 21, 2020
617,649	C$	0.85	February 28, 2020
890,670	C$	0.90	March 31, 2020
20,609,086

Each of the foregoing warrants provides that in the event there is a subdivision, consolidation, reclassification, or other change of the Common Shares into a greater or lesser number of Common Shares or other securities of NioCorp, the terms of the Common Shares issuable on conversion of such warrants and the exercise price of such warrants will be adjusted accordingly.

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Convertible Securities

Convertible Notes

On October 14, 2015, NioCorp issued unsecured convertible promissory notes in the aggregate principal amount of $0.8 million (the “Notes”).

The Notes bear interest at a rate of 8%, payable quarterly in arrears, are nontransferable, and have a term of three years from the date of issue. Principal under the Notes is convertible by lenders into, and payable by NioCorp in, Common Shares at a conversion price of C$0.97 per Common Share, calculated on conversion or repayment using the then-current Bank of Canada noon exchange rate. Accrued but unpaid interest on the Notes will be convertible by lenders into, and payable by NioCorp in, Common Shares at a price per Common Share equal to the most recent closing price of NioCorp’s Common Shares on the TSX prior to the delivery to NioCorp of a request to convert interest, or the due date of interest, as applicable, calculated using the then-current Bank of Canada noon exchange rate. Interest payable and any unconverted principal at maturity date is payable either in cash or Common Shares, at the election of NioCorp. Conversion of any interest is subject to further TSX approval.

Each Note provides that in the event there is a subdivision, consolidation, reclassification, or other change of the Common Shares into a greater or lesser number of Common Shares or other securities of NioCorp, the terms of the Common Shares issuable on conversion of the Notes and the price of such Common Shares will be adjusted accordingly.

The Notes become due in accordance with their terms on October 14, 2018.

Lind Convertible Securities

On December 14, 2015, NioCorp entered the Lind Agreement. A first tranche $4.5 million was made in a series of advances between December 22, 2015 and January 19, 2016, pursuant to the issuance of an initial convertible security with a face value of $5.4 million during the same period (the “Initial Convertible Security”).

The Initial Convertible Security has a two-year term from the date of issue and will incur a simple interest rate obligation of 10%, prepaid and attributed to its face value. The Initial Convertible Security is secured by assets of NioCorp. Lind is entitled to convert the Initial Convertible Security in monthly instalments over its term at a price per share equal to 85% of NioCorp’s five-day trailing VWAP prior to the date that notice of conversion is provided by Lind. The Lind Agreement contains restrictions on how much of the Initial Convertible Security may be converted in any particular month. NioCorp has the option to buy back up to 70% of the Initial Convertible Security in cash at any time for a nominal premium. Lind is entitled to accelerate its conversion right to the full amount of the face value of the Initial Convertible Security or demand repayment thereof in cash upon a default and other designated events.

Lind is entitled to increase the financing under the Initial Convertible Security by an additional $1.0 million during its two-year term and, provided certain conditions are met, NioCorp will have the right to call the additional $1.0 million First Tranche Increase. The Lind Agreement also provides for the issuance of a second convertible security on mutual agreement of NioCorp and Lind and completion of certain conditions, through which Lind may finance up to another $1.0 million - $6.0 million convertible Security (the “Second Tranche”), which Lind would be entitled to subsequently increase by up to 20% in its sole discretion (the “Second Tranche Increase”). Assuming a full First Tranche Increase, Second Tranche and Second Tranche Increase, the total amount (including interest) that may be advanced by Lind under the Lind Agreement is $16,440,000.

In respect of the Second Tranche (if any), NioCorp has agreed to issue a number of warrants as is equal to (N), determined pursuant to the following formula:

(the Second Tranche amount / VWAP per share during the five consecutive trading days immediately before the closing date of the Second Tranche) X 0.50 = N (the “Second Warrants”)

On the occurrence of a First Tranche Increase (if any), NioCorp has agreed to issue a number of warrants as is equal to (N), determined pursuant to the following formula:

•	($1,000,000 / VWAP per share during the five consecutive trading days immediately before the closing date of the First Tranche Increase) X 0.50 = N (the “First Tranche Increase Warrants”)

On the occurrence of a Second Tranche Increase (if any), NioCorp has agreed to issue a number of warrants as is equal to (N), determined pursuant to the following formula:

•	((the Second Tranche Increase amount X 0.20) / VWAP per share during the five consecutive trading days immediately before the closing of the Second Tranche Increase) X 0.50 = N (the “Second Tranche Increase Warrants”)

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Warrants which may become issuable under the Lind Agreement will be priced as follows:

•	Second Warrants: 120% of the five day VWAP of the Common Shares before the Second Tranche closing.
•	First Tranche Increase Warrants: 120% of the five day VWAP of the Common Shares before the First Tranche Increase closing.
•	Second Tranche Increase Warrants: 120% of the five day VWAP of the Common Shares before the Second Tranche Increase closing.

On February 14, 2017, upon satisfaction of the conditions for the First Tranche Increase, the Company provided notice to Lind to demand the advancement of the additional $1.0 First Tranche Increase. As a result, upon payment of the additional $1.0 million in funding by Lind to the Company, the face amount of the Initial Convertible Security will be increased by $1.2 million ($1.0 million in additional funding and $200,000 in implied interest amount). In connection with the First Tranche Increase, the Company is obligated to issue Lind First Tranche Increase Warrants. The First Tranche Increase Warrants will have a term of 36 months from issuance, and the number of First Tranche Increase Warrants to be issued will be equal to $1.0 million divided by the VWAP for the five (5) consecutive trading days immediately before the Convertible Security Increase funding is received, multiplied by 0.5. The exercise price of the First Tranche Increase Warrants issuable in connection with First Tranche Increase will be equal to 120% of the Company’s five (5) trading day VWAP per share immediately prior to the date the First Tranche Increase is received.

On March 31, 2017, Lind funded the First Tranche Increase and in connection therewith the Company issued 890,670 First Tranche Increase Warrants, each entitling Lind to acquire one Common Share at a price of C$0.90 until March 31, 2020.

The foregoing is intended as a description of the material terms of the Lind Agreement only, and is qualified in its entirety by reference to the Lind Agreement itself. Please refer to the full text of the Lind Agreement, filed as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find Additional Information” below.

Incentive Stock Options

As of April 10, 2017, an aggregate of 17,025,000 incentive stock options are issued and outstanding, with each option exercisable into one (1) Common Share, as follows:

Option Grant Date	Option Exercise Price		Option Expiry Date	Number of Options Currently Outstanding
March 6, 2017	C$	0.76	March 6, 2022	5,650,000
July 21, 2016	C$	0.94	July 21, 2021	710,000
January 19, 2016	C$	0.62	January 19, 2021	5,275,000
April 28, 2015	C$	0.94	April 28, 2018	500,000
December 22, 2014	C$	0.80	December 22, 2017	2,720,000
September 2, 2014	C$	0.76	September 2, 2017	500,000
July 28, 2014	C$	0.65	July 28, 2017	1,250,000
May 20, 2014	C$	0.65	May 20, 2017	50,000
May 9, 2014	C$	0.50	May 9, 2017	370,000

Each agreement in respect of the foregoing incentive stock options provides that in the event there is a subdivision, consolidation, reclassification, or other change of the Common Shares into a greater or lesser number of Common Shares or other securities of NioCorp, the terms of the Common Shares issuable on exercise of such options and the exercise price of such options will be adjusted accordingly. Furthermore, the expiry period of each of the foregoing options will be accelerated in the event the holder ceases to hold their applicable position as director, officer, consultant, or employee of NioCorp.

Registration Rights

On February 14 and 28, 2017, in connection with the closing of the Company’s offering of units, the Company granted registration rights to the investors in the Unit offering. Under the registration rights, the Company has agreed to use its commercially reasonable efforts to file a registration statement with the United States Securities and Exchange Commission under the Securities Act registering the resale by the investors in the Unit offering of the common shares underlying the Units and the common shares issuable upon exercise of the Warrants and to bring such registration statement effective as soon as possible thereafter. The Company further agreed to use its commercially reasonable efforts to maintain the registration statement or post-effective amendment thereto effective until the earlier of the date (i) all of the registrable securities have been sold pursuant to such registration statement or Rule 144, if available, or (ii) three years from the effective date. The Company’s agreement does not provide for any penalties or other payments or the issuance of additional securities should the Company not file or bring a registration statement effective or fail to maintain the effectiveness of the registration statement.

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BUSINESS

General Corporate Information

NioCorp was incorporated under the laws of the Province of British Columbia under the Business Corporations Act (British Columbia) on February 27, 1987 under the name “IPC International Prospector Corp.” On May 22, 1991, we changed our name to “Kingston Resources Ltd.” On June 29, 2001, we changed our name to “Butler Developments Corp.” On February 12, 2009, we changed our name to “Butler Resource Corp.” On March 4, 2010, we changed our name to “Quantum Rare Earth Developments Corp.” On March 4, 2013, we changed our name to “NioCorp Developments Ltd.”

NioCorp is a reporting issuer in British Columbia, Alberta, Saskatchewan, Ontario, and New Brunswick. Our registered and records office is located at 595 Burrard Street, Suite 2600, Vancouver, British Columbia V7X 1L3 (ATTN: Blake, Cassels & Graydon LLP). Our head office is located at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112.

Historical Development of the Business

During 2009 and 2010, the Company commenced mineral exploration activities in the Elk Creek area, including negotiations with local landowners for land access agreements. The option agreements between ECRC and individual landowners were in the form of five-year pre-paid Exploration Lease Agreements, with an Option to Purchase (“OTP”) the mineral and/or surface rights during the term of the option. The agreements granted the Company an exclusive right to explore and evaluate the landowner’s property for a period of 60 months. These agreements expired in 2014 and 2015, as the case may be, and a number have been extended or renegotiated for additional 60 month terms. Please see the section heading “Item 2 -Properties” below for additional information on the current status of the land access agreements. The acquisition of the Elk Creek Project by the Company involved the purchase of all of the issued and outstanding common shares of 859404 BC Ltd. (“859404”), a private British Columbia company, which in turn held 100% of the issued and outstanding shares of ECRC, which was signatory to the option agreements. A new Canadian company, 0886338 BC Ltd. was formed to merge with 0859404, and this merged entity was subsequently amalgamated into 0896800.

Following the completion of land negotiations, the Company commenced a field exploration program in 2011 which included verification of previous work that was completed on the property in the 1970s and 1980s, re-assaying of historic drill core, an airborne geophysical survey and the completion of 5 new diamond drill holes. The available data for the property was compiled into an updated NI 43-101 resource estimate for the project, which was issued in April 2012. Additional drilling and NI 43-101 technical reports were completed by the Company in 2014 and 2015.

The majority of the historic drilling at the project site from the 1970s and 1980s was completed by Molycorp, a subsidiary of Union Oil Company of California (Unocal). Molycorp wound up its mineral exploration activities in the early 1990s and dissolved its Nebraska subsidiary, Molycorp Nebraska LLC, in the early 2000s. The diamond drill core generated during Molycorp’s drilling activities was subsequently donated to the University of Nebraska – Lincoln and was stored at that university’s drill core storage facility near Mead, Nebraska.

Loss of Foreign Private Issuer Status under U.S. Securities Laws

Based on our analysis of the number of Common Shares held by persons resident in the United States as of December 31, 2015, as well as the majority of our assets, officers, and directors being in the United States, we did not meet the definition of a “foreign private issuer” under Rule 405 of the Securities Act and as a result, effective July 1, 2016 we became subject to United States securities laws as applicable to a United States domestic company for our fiscal year ending June 30, 2017.  Further, based on our analysis on December 31, 2016, we will remain subject to the reporting requirements of a domestic issuer for the coming fiscal year ending June 30, 2018.

You may read and copy any materials we file with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in Section 101 of the Jumpstart our Business Startups Act (“JOBS Act”) as we do not have more than $1.07 billion in annual gross revenue and did not have such amount as of June 30, 2016, being the last day of our fiscal year.

We may lose our status as an emerging growth company on the last day of our fiscal year during which (i) our annual gross revenue exceeds $1.07 billion or (ii) we issue more than $1.07 billion in non-convertible debt in a three-year period. We will lose our status as an emerging growth company if at any time we are deemed to be a large accelerated filer. We will lose our status as an emerging growth company on the last day of our fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement.

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As an emerging growth company under the JOBS Act, we have elected to opt out of the extended transition period for complying with new or revised standards pursuant to Section 107(b) of the Act. The election is irrevocable.

As an emerging growth company, we are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Such sections are provided below:

•	Section 404(b) of the Sarbanes-Oxley Act of 2002 requires a public company’s auditor to attest to, and report on, management's assessment of its internal controls.
•	Sections 14A(a) and (b) of the Securities and Exchange Act, implemented by Section 951 of the Dodd-Frank Act, require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation.

As long as we qualify as an emerging growth company, we will not be required to comply with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934.

Geographic and Segment Information

We have one reportable segment, consisting of evaluation, acquisition, exploration and, if warranted, development activities which are focused principally in Nebraska, U.S.A. We reported no material revenues during our fiscal years ended 2015 and 2016, or during the six month period ended December 31, 2016.

Corporate Structure

The Company’s business operations are conducted primarily through ECRC. The below table provides an overview of the Company’s current subsidiaries and their activities.

Name	State/Province of Formation	Ownership	Business
0896800 B.C. Ltd.	British Columbia	100% by the Company	The only business of 0896800 is to hold the shares of ECRC
Elk Creek Resources Corp.	Nebraska	100% by 0896800	The business of ECRC is the development of the Elk Creek Project

Business Operations

NioCorp, through ECRC, is developing a superalloy materials project that, if and when developed, will produce niobium, scandium, and titanium products. Known as the “Elk Creek Project”, it is located near Elk Creek, Nebraska, in the southeast portion of the state.

•	Niobium is used to produce various superalloys that are extensively used in high performance aircraft and jet turbines. It also is used in HSLA steel, a stronger steel used in automotive, bridges, structural systems, buildings, pipelines, and other applications that generally enables those applications to be stronger and lighter in mass. This “lightweighting” benefit often results in environmental benefits, including reduced fuel consumption and material usage, which can result in fewer air emissions.

•	Scandium can be combined with aluminum to make super-high-performance alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells, an environmentally preferred technology for high-reliability, distributed electricity generation.

•	Titanium is a component of various superalloys and other applications that are used for aerospace applications, weapons systems, protective armor, medical implants and many others. It also is used in pigments for paper, paint, and plastics.

Our primary business strategy is to advance our Elk Creek Project to commercial production. We are focused on obtaining additional funds to carry out our near-term planned work programs to complete a feasibility study for the Elk Creek Project and to begin development. Subject to delivering a positive feasibility study for the Elk Creek Project, we intend to secure the project financing necessary to complete mine development and construction of the Elk Creek Project.

NioCorp is a mineral exploration company engaged in the acquisition, exploration, and development of mineral properties. We are in the exploration stage as our properties have not yet reached commercial production and none of our properties is beyond the exploration stage at this time. All work presently planned by us is directed at defining mineralization and increasing understanding of the characteristics of, and economics of, that mineralization. In addition, we have also conducted permitting, land reclamation, and other related activities at and for the Elk Creek Project.

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As noted above, the Company conducts its business operations and holds assets primarily through its subsidiary entities. The following describes the operations and assets of NioCorp’s subsidiaries through which NioCorp conducts its business operations.

Elk Creek Project

As at the date of this prospectus, the Company’s material mineral property is the Elk Creek Property. NioCorp’s interest in the Elk Creek Project is held pursuant to exploration lease and option agreements between the Company’s subsidiary, ECRC, and individual Nebraskan landowners (the “Elk Creek Leases”). The Elk Creek Leases held by ECRC comprise a series of agreements with individual property owners in the form of a five-year pre-paid lease on the underlying mineral and/or surface rights. The agreements contain a pre-determined buyout figure for permanent ownership of the mineral rights, and in certain instances, include an option to acquire surface rights. The option to exercise the purchase option lies entirely with the Company. All Elk Creek Leases that cover the mineral resource associated with the project were renegotiated during the fiscal year ended June 30, 2015, on substantially identical terms, for a period of five years.

After filing the initial Preliminary Economic Assessment on the Elk Creek Project (“PEA”) on May 19, 2015, the Company engaged in additional bench and pilot testing of the metallurgical flowsheet for the proposed plant. During this testing, it was determined that recoveries of targeted elements could be significantly increased by eliminating the flotation step and processing the resource directly through a hydrometallurgical process. The discovery of this positive change to the flowsheet prompted the Company’s decision to prepare a new Preliminary Economic Assessment. These changes are expected to allow the Company to recover significantly higher percentages of all three elements from the mineral resource, including niobium recovery of 89.2%, scandium recovery of 90.0%, and titanium recovery of 87.6%. This in turn will reduce the volume of the resource required to be mined on a daily basis and enable the Company to achieve the same level of ferroniobium and titanium dioxide production, as was noted in the Company’s initial PEA, while increasing scandium trioxide output by approximately 661%. These changes result in minimal increases to CAPEX, compared to the initial PEA. On August 4, 2015, the Company announced the completion of a second PEA for the Elk Creek Project, and the related technical report was filed in Canada on SEDAR on September 4, 2015, which was amended and re-filed in response to comments from the BCSC on October 16, 2015 (the October 2015 PEA). The October 2015 PEA reflects the impacts of the changes to the metallurgical flowsheet described above, additional information available regarding the hydrogeologic conditions at the project site, and the completion of third-party market studies for ferroniobium and scandium trioxide. The October 2015 PEA retains the technical and economic results previously disclosed by NioCorp in its August 4, 2015 and September 4, 2015 news releases, and included additional guidance and cautionary language required by NI 43-101 regarding uncertainty in realizing the results of the October 2015 PEA.

In addition to the underground mine, facilities described in the October 2015 PEA also include a crushing and grinding operation. The ground material will be fed to a hydrometallurgical operation that will produce a niobium precipitate, a scandium trioxide co-product as well as a Titanium dioxide by-product. A final pyrometallurgical step will convert the niobium precipitate to ferroniobium using an aluminothermic reduction process. In order to support these processing steps, a number of ancillary facilities would be constructed, including stockpile areas, water pumping and treatment facilities, reagent and fuel storage areas, warehousing, utility installations, rail infrastructure, office space, and a tailings impoundment. The underground mine would be accessed by a shaft and mined using longhole stoping methods supported by a mine backfill plant located on surface.

Recent Corporate Developments

On March 31, 2017, we received $1.0 million in First Tranche Increase funding from Lind. In connection with this additional funding, the Company issued 890,670 Lind First Tranche Increase Warrants, at an exercise price of C$0.90 per warrant.

On March 24, 2017, we announced that we had entered into an amending agreement dated March 20, 2017, with Lind to extend the term of the Initial Convertible Security by six months to June 17, 2018, and entered into amending agreements dated March 20, 2017, with Mark Smith to extend the due dates of the Smith Credit Agreement and Original Smith Loan to June 16, 2018 and June 17, 2018, respectively.

On February 28, 2017, we completed the second and final tranche closing (the "Final Closing") of our non-brokered private placement of units announced January 27, 2017, January 30, 2017, and February 10, 2017 (the “February 2017 Offering”). The Final Closing consisted of the issuance of 3,503,989 units consisting of 2,964,682 units dated February 21, 2017 (each a “February 21, 2017 Unit”) and 539,307 units dated February 28, 2017 (each a “February 28, 2017 Unit”) at a price of C$0.70 per each February 21, 2017 and February 28, 2017 Unit, for gross aggregate proceeds of C$2.5 million. Each February 21, 2017 Unit consists of one Common Share and one transferable Common Share purchase warrant (each whole such warrant a "February 22, 2017 Warrant"), with each February 21, 2017 Warrant entitling the holder thereof to acquire one additional Common Share at a price of C$0.85 until February 21, 2020. Each February 28, 2017 Unit consists of one Common Share and one transferable Common Share purchase warrant (each whole such warrant a "February 28, 2017 Warrant"), with each February 28, 2017 Warrant entitling the holder thereof to acquire one additional Common Share at a price of C$0.85 until February 28, 2020. The Company paid cash commissions of C$87,527 and issued 78,342 broker warrants (having the same terms as the Warrants) in connection with the Private Placement to brokers outside of the United States.

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On February 21, 2017, we announced that, further to our existing Convertible Security with Lind, the Company had provided Lind with its First Tranche Increase demand, pursuant to which the Company called an additional $1.0 million in funds from Lind under the Lind Agreement. NioCorp is entitled to demand the First Tranche Increase pursuant to the terms of the Lind Agreement.

The First Tranche Increase funds are required to be delivered by Lind to the Company within 30 trading days, will have a term of two years and bear prepaid interest at a rate of 10% per annum. In connection with the First Tranche Increase, the Company is obligated to issue Lind First Tranche Increase Warrants. The First Tranche Increase Warrants will have a term of 36 months from issuance, and the number of First Tranche Warrants to be issued will be equal to USD$1.0 million divided by the VWAP for the five (5) consecutive trading days immediately before the First Tranche Increase funding is received, multiplied by 0.5. The exercise price of the First Tranche Increase Warrants issuable in connection with the First Tranche Increase will be equal to 120% of the Company’s five (5) trading day VWAP per share immediately prior to the date the First Tranche Increase funding is received.

On February 14, 2017, we completed the First Tranche Closing of our February 2017 Offering. The First Tranche Closing consisted of the issuance of 3,860,800 February 14, 2017 Units at a price of C$0.70 per Unit, for gross proceeds of C$2.7 million. Each February 14, 2017 Unit consists of one Common Share and one transferable Common Share purchase warrant (each whole such warrant a "February 14, 2017 Warrant"), with each February 14, 2017 Warrant entitling the holder thereof to acquire one additional Common Share at a price of C$0.85 until February 14, 2020.On February 10, 2017, we announced that the final increase to the maximum gross proceeds of our February 2017 Offering to C$4.75 million from the original maximum of C$2.0 million.

On February 7, 2017, we announced a second increase in the maximum gross proceeds of the February 2017 Offering to C$4.0 million from the original maximum of C$2.0 million.

On January 30, 2017, the Company announced that, further to our January 27, 2017 announcement regarding the February 2017 Offering, due to strong investor demand it has increased the maximum gross proceeds of the Offering to from C$2.0 million to C$2.5 million.

On January 27, 2017, the Company announced the C$2.0 million February 2017 Offering for up to 2,857,143 units at a price of C$0.70 per unit. Each such unit to consist of one Common Share and one transferable Common Share purchase warrant, with each such warrant will be exercisable to acquire one additional Common Share of the Company for a period of 36 months at a price of $0.85 per Common Share.

On January 16, 2017, we entered into the Smith Credit Agreement in the amount of $2.0 million with Mark Smith. The Smith Credit Agreement bears an interest rate of 10% and is drawdowns are subject to a 2.5% establishment fee. Amounts outstanding under the Smith Credit Agreement will become due January 16, 2018, and are secured by all of the Company’s assets pursuant to a general security agreement between the Company and Mr. Smith dated June 17, 2015. The Smith Credit Agreement contains financial and non-financial covenants customary for a facility of this size and nature. On January 18, 2017, we completed a drawdown from the Smith Credit Agreement in the amount of $175.

On October 14, 2016, we announced that NioCorp’s resale registration statement on Form S-1 (“S-1”) filed on September 2, 2016, as amended September 22, 2016, was brought effective by the SEC. The S-1 permits selling securityholders of Common Share purchase warrants (“Selling Securityholders”) who registered the resale of Common Shares issuable upon exercise of such warrants in the S-1 to avoid potentially indefinite hold periods on the Common Shares under U. S. federal securities laws. NioCorp will not receive any proceeds from the sale of the Common Shares by Selling Securityholders and will only receive the exercise price of the warrants upon exercise of such warrants.

On July 11, 2016, we announced the completion of our warrant exercise program for gross proceeds to us of C$4.8 million. A total of approximately 7.04 million C$0.65 share purchase warrants expiring November 10, 2016 were exercised during this program. Each holder who exercised one warrant during the program received 1.11029 Common Shares, representing one warrant share and 0.11029 of a Common Share, as the incentive portion. The program had been previously approved by our shareholders on May 17, 2016.

On July 1, 2016, we appointed Neal Shah as our Chief Financial Officer. Mr. Shah had served as our Interim Chief Financial Officer since April of 2015. Prior to that, he was our Vice President of Finance.

On June 20, 2016, we announced that we had entered into a joint development agreement with IBC Advanced Alloys Corp. to investigate and develop applications for scandium-containing alloys for multiple downstream markets.

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On January 19, 2016, we announced the closing of our non-brokered private placement of equity units. We received gross proceeds of C$5,247,485 through the issuance of 9,074,835 Units at a price of C$0.57 per unit. Each Unit warrant entitles the holder to acquire a Common Share at a price of C$0.75 for a period of three years from their date of issuance.

On January 29, 2016, the Company announced that Tony Fulton resigned from the NioCorp Board of Directors, effective immediately, as a result of his confirmation by the Nebraska Legislature to serve as Nebraska Tax Commissioner. Subsequently, on February 23, 2016, the Company’s shareholders approved a motion appointing Anna Castner Wightman of Omaha, Nebraska, to the Company’s Board of Directors. A sixth generation Nebraskan and a graduate of Nebraska Wesleyan University, Ms. Wightman currently serves as Vice President of Government Relations for First National Bank in Omaha, Nebraska, and served on the Boards of Directors of the Nebraska Chamber of Commerce, Rose Theater for Performing Arts, and Joslyn Castle.

On December 23, 2015, we announced that we had received conditional approval from the TSX for the Lind Agreement. We also announced that we received an initial $3.0 million in first tranche funding from Lind. In addition to the $3.0 million transferred on December 23, 2015, an additional $1.0 million was transferred on December 30, 2015 and an additional $500,000 was received as of January 19, 2016. Lind can increase the funding under the Lind Agreement by an additional $1.0 million during its two-year term. Further, provided certain conditions are met, we will have the right to call an additional $ 1.0 million under the Lind Agreement. The Lind Agreement also provides for the issuance of a second convertible security on mutual agreement of us and Lind, in which Lind would fund up to another $6.0 million (the “Second Tranche”), which can also be increased by $1.0 million.

On October 22, 2015, we announced that we had closed a non-brokered private placement of unsecured convertible promissory notes for $0.8 million. The convertible promissory notes bear interest at a rate of 8%, are payable quarterly in arrears, are non-transferable, and have a term of three years from the date of issue. Principal under the convertible promissory notes was repayable by us in cash or Common Shares at a conversion price of C$0.97 per Common Share, calculated on conversion or repayment using the then-current Bank of Canada noon exchange rate. Accrued but unpaid interest on the convertible promissory notes was payable by us in cash or Common Shares at a price per Common Share equal to the most recent closing price of our Common Shares prior to the delivery to us of a request to convert interest, or the due date of interest, as applicable, calculated using the then-current Bank of Canada noon exchange rate.

On November 28, 2014, NioCorp entered into a sponsorship engagement agreement with MRCC, pursuant to which MRCC has agreed to assist and sponsor the Company for a listing on a senior North American stock exchange. In consideration for its services, MRCC was paid a cash fee and issued 250,000 non-transferable compensation options (the “Compensation Options”). Each Compensation Option entitles MRCC to acquire one unit of the Company (a “MRCC Comp Unit”) at an exercise price equal to C$0.60 at any time up to January 14, 2017. Each MRCC Comp Unit consists of one Common Share and one full Common Share purchase warrant (a “MRCC Comp Warrant”). Each MRCC Comp Warrant entitles MRCC to acquire one additional Common Share at an exercise price equal to C$0.65 at any time up to January 14, 2017.

On July 31, 2014, NioCorp entered into a financial advisory agreement to engage MRCC to assist in reviewing strategic options to meet NioCorp’s growth objectives and enhance shareholder value. NioCorp executed a subsequent advisory agreement with MRCC on November 17, 2014 (the “Current Advisory Agreement”) to replace and supersede the agreement of July 31, 2014. Pursuant to the Current Advisory Agreement, MRCC will assist NioCorp in the preparation of presentation marketing materials, provide strategic guidance through NioCorp’s next stage of development, and expose NioCorp to MRCC’s network of retail and institutional investors.

As consideration under the Current Advisory Agreement, NioCorp paid MRCC a work fee (the “Work Fee”) of C$190,000 (plus applicable taxes) and issued MRCC 750,000 broker warrants (the “Broker Warrants”) for a work period commencing effective August 1, 2014 and ending April 31, 2015. Each Broker Warrant entitles MRCC to acquire one unit of the Company (a “MRCC Unit”) at an exercise price equal to C$0.55 at any time up to December 4, 2016. Each MRCC Unit consists of one Common Share and one full Common Share purchase warrant (a “MRCC Warrant”). Each MRCC Warrant entitles MRCC to acquire one additional Common Share at an exercise price equal to C$0.65 at any time up to December 4, 2016.

Elk Creek Project Update

On April 10, 2017, we announced that we had reached agreement with private landowners on the final land parcel needed prior to completion of a feasibility study for our Elk Creek Project. The perpetual easement between NioCorp and the land owners is for a land parcel at the terminus of the Company’s proposed waterline to the Missouri River from its Elk Creek property. The easement facilitates the shortest route for the waterline between the property and the Missouri River, which helps to cut costs, reduce the Elk Creek Project’s environmental footprint, and furthers the Company’s goal of minimizing impacts to federally regulated wetlands and stream channels.

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On March 30, 2017, we announced the submission of a Pre-Construction Notification (PCN) permit application to the USACE for the proposed waterline from the Elk Creek Project to the Missouri River. The PCN filed by NioCorp with the USACE covers the outfall structure portion of the Project’s waterline in the Missouri River. Under current federal law (40CFR330.1 (e)), NioCorp may presume that the PCN qualifies for the USACE’s Nationwide Permit 12 (Utility Line Activities) unless it is notified by the USACE within 45 calendar days. If the USACE notifies NioCorp that the notification is incomplete, one additional 45-day period commences upon receipt of the revised notification. The remainder of the proposed 33-mile waterline is able to move forward under non-notifying parameters of Nationwide Permit 12, given that it involves no permanent impacts to wetlands and stream channels and will have only temporary impacts during construction. Additionally, the proposed underground mine, surface processing facilities, and tailings impoundment are estimated to result in zero permanent impacts to any federally jurisdictional waters, and thus will need no discretionary permit from the USACE.

On March 27, 2017, we announced the successful production of high-purity 99.9% commercial grade Scandium Trioxide from its Elk Creek, Nebraska resource and that it has finalized plans for the proposed Scandium purification circuit to be used at its Elk Creek Project. We also announced that we anticipate public release of the results of the Elk Creek Feasibility Study in the second calendar quarter of 2017. Following the release of the Feasibility Study, the Company intends to intensify current efforts to secure government permits and obtain project financing and to prepare for the launch of construction operations in Nebraska.

On February 6, 2017, we announced that new environmental improvements in our Elk Creek Project may allow for a permit under the USACE Nationwide Permit program under Section 404 of the Clean Water Act, instead of the USACE’s lengthier and more costly Individual Permit process. As a result of recent engineering and environmental design advances achieved by NioCorp and its consulting team, we believe that the Elk Creek Project’s estimated impacts on federally regulated wetlands and stream channels have been materially reduced. As a result, the Elk Creek Project is expected to qualify for a Nationwide Permit rather than an Individual Permit under Section 404 of the Clean Water Act. USACE officials have confirmed to NioCorp that impacts at these relatively low levels generally qualify a project for the Nationwide Permit program, although a final determination by the USACE can be made only after a complete permit application is submitted.

On January 24, 2017, we announced that recent metallurgical process breakthroughs allowing the recycling of materials previously planned for disposal as part of the Elk Creek Project should simplify and streamline the Elk Creek Project’s permitting by the USACE because of significantly reduced environmental impacts. The Company’s October 2015 PEA called for a seven-kilometer railroad spur line, along with supporting rail infrastructure, in order to deliver approximately 7,000 tonnes per week of reagents needed for separation and purification of the three superalloy metals (Niobium, Scandium, and Titanium) that NioCorp plans to produce. Metallurgical process advances announced last week by NioCorp (news release of Jan. 18, 2017) will allow the Elk Creek Project to recycle many of these reagents from material that previously was planned for disposal either in an on-site tailings storage area or as mine backfill. They also will allow an elimination of the planned railroad spur line and supporting infrastructure. That, in turn, will dramatically reduce the Elk Creek Project’s projected impacts to wetlands and waterways that are subject to regulation by the USACE.

On January 18, 2017, we announced the achievement of two major process breakthroughs as part of final design work for the Feasibility Study. Both advances – one in the Niobium metallurgical process and one related to regenerating useful materials from process streams previously slated for disposal – may lead to lower-than-expected CAPEX and OPEX for the sub-systems involved. Subsequently, on January 24, 2017, we announced that based on these breakthroughs we will eliminate a planned railroad spur line and supporting infrastructure from the Elk Creek Project. The original railroad spur line would have required constructing several railroad bridges over the Nemaha River, Elk Creek, and various tributaries, as well as impacting an estimated 2.6 acres of wetlands and open water, and more than 1,700 feet of various water channels. Final CAPEX estimates will be determined when all remaining Feasibility Study work is complete.

On January 9, 2017, we announced the successful conclusion of negotiations with private landowners in the Elk Creek, Nebraska area that will allow the Company to purchase land needed for the preferred layout of the Elk Creek Project’s proposed underground mine and surface processing facility.

On December 14, 2016, we announced the successful conclusion of the Niobium Optimization Pilot Plant, which has demonstrated high Niobium recoveries under continuous operating conditions. This was the Company’s final pilot plant planned for the Feasibility Study. The Niobium Optimization Pilot Plant was constructed and operated at the SGS facility. The primary objective of the Niobium Optimization Pilot Plant was to test the level of Niobium recoveries that could be achieved in continuous operation, and these Niobium recoveries averaged 97% over a 36-hour period of the first 48 hours of Niobium Optimization Pilot Plant operations. Additional testing of the Niobium Precipitation process demonstrated potential operational efficiencies that may provide options for reductions in CAPEX and/or OPEX for this portion of the flowsheet if and when NioCorp’s processing facility is built and brought into operation.

On December 6, 2016, we announced the successful completion of the Calcination Pilot Plant, which demonstrated a means of recycling sulphuric acid under continuous conditions. The Calcination Pilot Plant was constructed and operated at the SGS facility. The Calcination Pilot Plant operated continuously from November 28 through December 2, 2016. Solid material generated during the Acid Regeneration Pilot Plant was fed to a kiln where it was heated to decompose the solids into the gaseous precursors of sulphuric acid. The Calcination Pilot Plant accomplished all three of its objectives, which were to run the calcination unit operation continuously, to generate quantities of Calcine product for follow-on characterization testing, and to provide a characterization of the gas generated during calcining.

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On November 7, 2016, we announced the successful conclusion of the Acid Regeneration Pilot Plant as part of the Feasibility Study. This pilot produced hydrochloric acid under continuous conditions and was constructed and operated at the SGS facility. The Acid Regeneration Pilot Plant operated continuously from October 17 through October 22, 2016. Sulphuric acid was used to regenerate the hydrochloric acid used in the Company’s Pre-Leach operation, which is the key first step in the Superalloy materials recovery process. Data from the pilot demonstrates that 99.94% of the hydrochloric acid used in the Pre-Leach operation can be regenerated.

On September 8, 2016 we announced the successful completion of a JD with the USACE for the Elk Creek Project. The JD issued by the USACE identifies wetlands and streams within the Elk Creek Project’s footprint that are considered Waters of the US (WOTUS) and are therefore regulated under the federal Clean Water Act. The Elk Creek Project, as laid out in the October 2015 PEA, was designed to minimize impacts on WOTUS wetlands and streams. The JD reinforced our belief that there are no WOTUS wetlands and streams in the immediate footprint of the Elk Creek Project’s product processing facilities.

On July 13, 2016, we announced that the first sample of scandium material has been produced from our Elk Creek, Nebraska resource. The sample was produced during the on-going bench testing and optimization program of the Company’s scandium recovery operations at the SGS facility. The scandium precipitate was produced through a process that is a precursor to the commercial process that will make higher-purity commercial grade scandium trioxide at our Elk Creek, Nebraska mine and processing facility.

On June 23, 2016, we announced the successful completion of a Whole Ore Pre-Leach Pilot Plant (WPL) as part of our Elk Creek superalloy materials feasibility study. We believe the WPL paves the way for our remaining feasibility study pilot plants to commence at the SGS facility. This pilot plant is a key component of the metallurgical development and design program that we anticipate will lead to the completion of the Elk Creek superalloy materials feasibility study. It was designed to test the continuous operation of the WPL operation as well as providing scandium-bearing solutions for a subsequent Scandium Solvent Extraction Pilot Plant, along with Pre-Leach Residue for a subsequent Acid Bake / Water Leach Pilot Plant.

On June 15, 2016, we announced that we had entered into the CMC Agreement, under which CMC expects to purchase up to a maximum of 1,875 tonnes per year, or roughly twenty-five (25%), of our potential annual Ferroniobium production from our Elk Creek, Nebraska resource. Under the CMC Agreement, CMC will purchase this amount of Ferroniobium under a market-based pricing structure for an initial 10-year term, with an option to extend beyond that period upon mutual agreement of the parties.

On October 16, 2015, we announced that we had amended our second Elk Creek PEA following a review by the BCSC. The amended second Elk Creek PEA (the October 2015 PEA) provided additional descriptions of the scandium demand and pricing assumptions included in the second Elk Creek PEA, including that a significant portion of the Elk Creek Project revenue, and achieving that revenue projected in the second Elk Creek PEA, is subject to market growth in scandium, which is a developing market with a risk of oversupply and/or undersupply disrupting pricing. The October 2015 PEA did not contain any changes to the project economics, mineral resource, plant design or mine plan when compared to the PEA results announced in August 2015.

On November 10, 2014, the Company entered into an offtake agreement (the “Offtake Agreement”) with ThyssenKrupp Metallurgical Products GmbH (“ThyssenKrupp”) whereby ThyssenKrupp will purchase, at market rates, approximately 3,750 metric tons per year, or fifty percent (50%), of the Company’s current planned annual Ferroniobium production from the Elk Creek Project for an initial ten-year term, with an option to extend beyond that timeframe. The Offtake Agreement presupposes the Company obtaining project financing, obtaining all necessary approvals, and constructing a mine and associated production plant at the Elk Creek Project. ThyssenKrupp is based in Essen, Germany, and is part of the Business Area Materials Services, a global materials distributor and service provider with 500 branches in 44 countries. The Company appointed ThyssenKrupp as its exclusive sales agent of its production in Europe, with a stated amount to be sold in Germany. Pursuant to the Offtake Agreement, the Company granted ThyssenKrupp a non-transferable warrant to acquire 8,569,000 Common Shares of the Company at an exercise price of C$0.67 per Common Share, which expired on December 12, 2015. During the six months ended December 31, 2015, 1,500,500 of these warrants were exercised, with the remainder expiring unexercised.

We continued to advance Feasibility Study and other Elk Creek Project-related work during the quarter ended December 31, 2016, and completed all planned pilot testing including the Acid Regeneration, Calcination, and Niobium Optimization Pilot Plants. These final three pilots demonstrated the ability to regenerate and recycle hydrochloric and sulphuric acids within the plant, as well as confirming the ability to recover high levels of Niobium under continuous operating conditions. The successful completion of these pilots was a critical step towards the finalization of the flow sheet for use in the Feasibility Study.

The processing breakthroughs announced on January 18, 2017 (as discussed above), will allow the Elk Creek Project to recycle many of the reagents from material that was previously planned for disposal either in an on-site tailings storage area or as mine backfill, and allow the elimination of the planned railroad spur line and supporting infrastructure. Our October 16, 2015 Preliminary Economic Assessment (the “PEA”) included a CAPEX estimate of $21.3 million for the rail and supporting rail infrastructure, which included a 24% contingency. NioCorp understands that those costs will now be removed from the Feasibility Study. We believe that the elimination of the railroad spur and supporting infrastructure will reduce the projected impacts to wetlands and waterways that are subject to regulation by the USACE.

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Our work efforts and project breakthroughs announced to date demonstrate Managements’ continued efforts deliver the completed Feasibility Study in 2017. Our continued investment in metallurgical studies has helped improve the overall flow sheet for the Elk Creek Project, and these advances could reduce both OPEX and CAPEX for specific portions of the Elk Creek Project. However, other aspects of the Elk Creek Project may involve higher costs than were assumed in the October 2015 PEA. Final CAPEX and OPEX estimates for the Elk Creek Project depend upon a number of other factors and will not be determined until all remaining work is complete on the Feasibility Study.

In the fifteen months since the publication of our October 2015 PEA, we have spent approximately $9.0 million in exploration related expenditures. The following table compares cost guidance from the October 2015 PEA to actual exploration costs incurred as of December 31, 2016.

		PEA	Actual Expenditures
Category	Description	Guidance[1]	2016	2017	Totals
PEA Recommended & Budgeted Work[1]:
Feasibility Study and Engineering	Feasibility study with hydrogeological, geochemistry, and geotechnical work programs	$6,000	$2,617	$1,971	$4,588
Metallurgical	Process feasibility study design and metallurgical testing program including backfill testing	2,400	844	1,691	2,535
Other[2]	Tailings geotechnical field test work with drilling, logging, cone penetration testing, and in situ and borrow materials laboratory testing in Area 7	160	-	17	17
	Marketing Studies	200	-	-	-
Sub Total		8,760	3,461	3,679	7,140
Other exploration expenditures[3]:
Drilling		-	197	-	197
Geologists and Field Staff		-	-	55	55
Field Management and Other		-	944	633	1,577
Total		$8,760	$4,602	$4,367	$8,969

1 Anticipated expenditures required to develop a feasibility study, as outlined in the October 2015 PEA.

2 Expenditures included in “Feasibility study and engineering” in financial statements.

3 Expenditures incurred to advance the overall Elk Creek Project and Feasibility Study.

As of April 10, 2017, the vast majority of the Feasibility Study work is completed and we anticipate approximately $0.8 million of work remains related to final Feasibility Study and engineering wrap up. While we may ultimately exceed the amounts as budgeted in the October 2015 PEA by 5-10%, most of this deviation is for additional metallurgical analyses that Management incurred to identified process breakthroughs with the potential to reduce CAPEX and OPEX, as discussed above.

Competitive Business Conditions

There is aggressive competition within the minerals industry to discover and acquire mineral properties considered to have commercial potential. We compete for the opportunity to participate in promising exploration projects with other entities. In addition, we compete with others in efforts to obtain financing to acquire and explore mineral properties, acquire and utilize mineral exploration equipment, and hire qualified mineral exploration personnel. We may compete with other junior mining companies for mining claims in regions adjacent to our existing claims, or in other parts of the world should we dedicate resources to doing so in the future. These companies may be better capitalized than us and we may have difficulty in expanding our holdings through the staking or acquisition of additional mining claims or other mineral tenures.

In competing for qualified mineral exploration personnel, we may be required to pay compensation or benefits relatively higher than those paid in the past, and the availability of qualified personnel may be limited in high-demand mining periods, such as was in past years when the price of gold and other metals was higher than it is now.

Specialized Skill and Knowledge

The Company’s ability to continue to progress the Elk Creek Project will rely on its ability to attract and retain individuals with (among other) financial, administrative, engineering, geological and mining skills, and knowledge of our industry and targeted markets. Much of the necessary specialized skills and knowledge required by the Company as a mineral exploration company are available from the Company’s management team and Board of Directors. The Company retains outside consultants if additional specialized skills and knowledge are required.

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Cycles

The mining business is subject to mineral price cycles. The marketability of minerals and mineral concentrates is also affected by worldwide economic cycles. At the present time, the weak demand for minerals in many countries are suppressing commodity prices, but it is difficult to assess how long such trend may continue. Fluctuations in supply and demand in various regions throughout the world are common.

The following table sets forth commodity prices for the last five years, as reported by the USGS, for the Ferroniobium, Scandium Trioxide and Titanium Dioxide products the Company anticipates extracting from its Elk Creek Project. USGS pricing surveys may not be representative of the pricing that the Company anticipates achieving for its products once commercial production begins from its Elk Creek Project.

Year	Ferroniobium US Import Price ($/kg-Nb)[1]	Scandium Trioxide US Price ($/kg)[2]	Titanium Dioxide US Price ($/kg)[3]
2016	$34.00	$4,600	$0.73
2015	$40.00	$5,100	$0.84
2014	$42.50	$5,400	$0.95
2013	$45.00	$5,000	$1.25
2012	$46.00	$4,700	$2.20

1 Source: Roskill, “Niobium: Global Industry, Markets and Outlook to 2026, Thirteenth Edition, 2017.” Unit value is mass-weighted average U.S. import value of ferroniobium assuming 65% niobium content.

2 Source: USGS Mineral Commodity Summary, 2016. Scandium Trioxide, 99.99% purity, 5-kilogram lot size.

3 Source: USGS Mineral Commodity Summary, 2016. Rutile mineral concentrate, bulk, minimum 95% TiO2, f.o.b. Australia.

As NioCorp’s mining and exploration business is in the exploration stage, and NioCorp has not yet generated any revenue from the operation of the Elk Creek Project, it is not currently significantly affected by changes in commodity demand and prices, except to the extent that same impact the availability of capital for mineral exploration and development projects. As it does not carry on production activities, NioCorp’s ability to fund ongoing exploration is affected by the availability of financing which is, in turn, affected by the strength of the economy and other general economic factors.

Seasonality

The Elk Creek Project is not subject to material restrictions on our operations due to seasonality.

Economic Dependence

Other than the Elk Creek Leases and the Offtake Agreements, NioCorp’s business is not substantially dependent on any contract such as a contract to sell the major part of its product or services or to purchase the major part of its requirements for goods, services or its raw materials, or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which its business depends.

Government Regulation

The exploration and development of a mining prospect is subject to regulation by a number of federal and state government authorities. These include the United States Environmental Protection Agency (“EPA”) and the USACE as well as the various state and local environmental protection agencies. The regulations address many environmental issues relating to air, soil, and water contamination, and apply to many mining related activities including exploration, mine construction, mineral extraction, ore milling, water use, waste disposal, and use of toxic substances. In addition, we are subject to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals, and taxation. Many of the regulations require permits or licenses to be obtained, the absence of which and/or inability to obtain such permits or licenses will adversely affect our ability to conduct our exploration, development, and operation activities. The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

Federal

While none of the lands on which the Elk Creek Project is proposed to be build are government-owned lands, on lands owned by the United States, mining rights are governed by the General Mining Law of 1872, as amended, which allows the location of mining claims on certain federal lands upon the discovery of a valuable mineral deposit and compliance with location requirements. The exploration of mining properties and development and operation of mines is governed by both federal and state laws. Federal laws that govern mining claim location and maintenance and mining operations on federal lands are generally administered by the BLM. Additional federal laws, governing mine safety and health, also apply. State laws also require various permits and approvals before exploration, development or production operations can begin. Among other things, a reclamation plan must typically be prepared and approved, with bonding in the amount of projected reclamation costs. The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time. Local jurisdictions may also impose permitting requirements (such as conditional use permits or zoning approvals).

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Environmental Regulation

Our mineral projects are subject to various federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, in general, are becoming more restrictive. The development, operation, closure, and reclamation of mining projects in the United States requires numerous notifications, permits, authorizations, and public agency decisions. Compliance with environmental and related laws and regulations requires us to obtain permits issued by regulatory agencies and to file various reports and keep records of our operations. Certain of these permits require periodic renewal or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered. We are currently operating under various permits for activities connected to mineral exploration, reclamation, and environmental considerations. Our policy is to conduct business in a way that safeguards public health and the environment. We believe that our operations are conducted in material compliance with applicable laws and regulations.

Changes to current local, state or federal laws and regulations in the jurisdictions where we operate could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of our projects.

U.S. Federal Laws

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint, and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs or natural resource damages. It is also not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA, and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act (“CAA”), as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Any future mining operations by the Company may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare either a detailed statement known as an Environmental Impact Statement (“EIS”) or a less detailed statement known as an Environmental Assessment (“EA”). The EPA, other federal agencies, and any interested third parties will review and comment on the scoping of the EIS or EA and the adequacy of and findings set forth in the draft and final EIS or EA. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (“CWA”), and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water from mining facilities and requires a storm water discharge permit or Stormwater Pollution Prevention Plan for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal, and administrative penalties for unauthorized discharges of pollutants, and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

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Nebraska

Nebraska has a well-developed set of environmental regulations and responsible agencies, but does not have clearly defined regulations with respect to permitting mines. As such, review of the project and the issuance of permits by Nebraska agencies and regulatory bodies could potentially impact the total time to market for our Elk Creek Project. Other Nebraska regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Employees

As of April 10, 2017 we employed eleven (11) employees, each of whom is a full-time employee.

Availability of Raw Materials

All of the raw materials we require to carry on our business are readily available through normal supply or business contracting channels in Canada and the United States. Since commencing current operations in August 2010, we have been able to secure the appropriate personnel, equipment, and supplies required to conduct our contemplated programs. As a result, we do not believe that we will experience any shortages of required personnel, equipment, or supplies in the foreseeable future.

Reorganization

Except as disclosed elsewhere herein, the Company has not undergone any material reorganizations in its three most recently completed financial years.

Available Information

We maintain a website at http://www.niocorp.com. The information contained on, or accessible through, our website is not part of this prospectus. Our Common Shares are currently registered under Section 12(g) of the Exchange Act, we are currently required to file reports on Forms 10-K, 10-Q or 8-K. Our Annual Report on Form 10-K (which includes our audited financial statements), Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are, and will be when filed, available on our website, free of charge, as soon as reasonably practicable after we electronically file such reports with, or furnish those reports to, the SEC. You may also read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s website at www.sec.gov. We do not intend to send security holders a printed version of our Annual Report as it will be available online.

We maintain a Code of Business Conduct and Ethics for Directors, Officers and Employees (“Code of Conduct”). A copy of our Code of Conduct may be found on our website in the Corporate Governance section under the main title “Investors.” Our Code of Conduct contains information regarding whistleblower procedures. We also maintain our Insider Trading Policy on our website.

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PROPERTIES

Elk Creek Project, Nebraska

Our principal mineral property is the Elk Creek Property, a niobium exploration project located in southeast Nebraska, approximately 75 kilometers (km) southeast of Lincoln, Nebraska (the state capital), and 110 km south of Omaha, Nebraska. The Elk Creek Project does not have any proven or probable reserves under SEC Industry Guide 7 and the project is exploratory in nature. The below information is in part summarized or extracted from our NI 43-101 technical report entitled “Amended NI 43-101 Technical Report, Updated Preliminary Economic Assessment, Elk Creek Niobium Project” and dated effective August 4, 2015, with an original report date of September 4, 2015 and an amended report date of October 2015 (the October 2015 PEA), which was prepared for us by SRK Consulting and Roche.

Property Description and Location

The Elk Creek Project is located in southeast Nebraska, USA. The Property is situated as shown in Figure 1 below and is located within USGS Tecumseh Quadrangle Nebraska SE (7.5 minute series) mapsheet in Sections 1-6, 9-11; Township 3N; Range 11 and Sections 19-23, 25-36; Township 4N, Range 11, at approximately 40°16’ north and 96°11’ west in the State of Nebraska, in central USA. The property is approximately 75 km southeast of Lincoln, Nebraska, the state capital of Nebraska.

The Project is a niobium-bearing carbonatite deposit located in Johnson County, southeast Nebraska. In addition to niobium, other elements of economic significance include titanium and scandium.

Figure 1 - Property Map showing Location of Elk Creek Project

Title and Ownership

Previously, the Elk Creek Project consisted of 65 option agreements covering approximately 3,834 ha.

The Company has since reviewed the required option agreements to advance the Elk Creek Project and has chosen not to enter into an extension agreement on 44 agreements. These agreements covered mainly the larger area targeted in previous drilling campaigns. The Company currently holds 16 land option agreements that are material to the project. The current optioned land package covers an area of 1,368 ha.

Option agreements are between NioCorp’s wholly-owned subsidiary ECRC and the individual land owners. Land ownership for the agreements material to the project are shown in Figure 2 and listed in Table 1. Material agreements are those which have been demonstrated to host mineralized material, or which have the potential to be the site of buildings, facilities or other surface infrastructure.

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Figure 2- Land Tenure Map

Source: NioCorp, 2017

Table 1: Active Lease Agreements Covering The Elk Creek Project

	Option Agreement Identifier	Hectares	Acres	Agreement Expiry
1	Beethe008	107.82	266.43	30-Apr-20
2	Beethe002	146.56	362.16	19-Feb-21
3	Beethe003	48.69	120.32	24-Jun-20
4	Beethe007	66.27	163.75	20-Jan-21
5	Heidemann003	48.56	120.00	17-Mar-20
6	Heidemann004	62.96	155.58	15-Mar-20
7	Heidemann005	79.55	196.57	16-Mar-20
8	Heidemann006	64.75	160.00	26-Mar-20
9	Heideman007	64.75	160.00	25-Mar-20
10	Koehler001	64.75	160.00	12-Jun-20
11	Krueger001	123.41	304.95	18-Dec-19
12	Nielsen001	112.81	278.75	25-Jun-20
13	Othmer003	61.48	151.93	22-Jan-21
14	Othmer004	113.31	280.00	22-Jan-21
15	Watermann001	145.69	360.00	6-Sep-21
16	Woltemath80S	32.37	80.00	4-Dec-19
17	Woltemath001	48.47	119.77	21-Jan-20
18	Woltemath002	152.49	376.81	4-Dec-19
19	Woltemath003J	89.03	220.00	25-Mar-20
20	Woltemath003P	82.96	205.00	25-Mar-20
21	Shuey001	32.37	80.00	28-May-20

Source: NioCorp, 2017

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The known mineralized material is wholly contained within parcels Woltemath003J and Beethe008, and agreements covering both of these properties have been secured. The Company considers these two leases to be the only leases on which the Company’s development of the Elk Creek Project is substantially dependent. The Company is still in the process of negotiating certain leases at the Elk Creek Project that are ancillary to the project’s development. While the Company believes these leases would be useful in the economic development of the project, the Company does not believe that the Company’s development of the project is substantially dependent on the extension of these leases and these leases are not material to the Elk Creek Project. The Company believes that the surface plant and facilities associated with the Elk Creek Project could be located in any number of places, and would not necessarily need to be sited on lands contiguous with the Beethe008 and Woltemath003 properties.

As part of the exploration option agreements where required the Company has also secured surface rights, which allow for access to the land for drilling activities and associated mineral exploration and project development work.

Each of the agreements except for Woltemath80S include a 2% Net Smelter Return (“NSR”) royalty attached with an OTP. The agreements grant the operator an exclusive right to explore and evaluate the property for a period of 60 months, with an OTP the mineral interest and in some cases the surface rights at any time during the term. As the Woltemath80S agreement is limited to an OTP for the surface rights only, it does not contain an NSR provision.

Accessibility, Physiography, Climate and Infrastructure

The Elk Creek Property is easily accessible year round as it is situated approximately 75 km southeast of Lincoln (State Capital), Nebraska and approximately 110 km south of Omaha, Nebraska. Access to site can be completed via road or from one of the regional airports. There are several regular flights to both Lincoln and Omaha; however, the Elk Creek Project is most easily accessible from Lincoln. From Lincoln Municipal Airport, the Elk Creek Property is accessed via paved roads on the main network and a secondary network of gravel roads.

Geologists can be sourced from local universities. An experienced mining related workforce can be found in Denver Colorado (eight hours drive west of the Elk Creek Project).

Southeast Nebraska is situated in a Humid Continental Climate (Dfa) on the Köppen climate classification system. In eastern Nebraska this climate is generally characterized by hot humid summers and cold winters. Average winter temperatures vary between -10.4°C to 1.6°C. Average summer temperatures vary between 18°C to 32°C. Exploration may be conducted all year round.

Average monthly precipitation (rain and snowfall) varies between 22 and 127 mm. Average yearly precipitation is between 800 and 850 mm with an average yearly snowfall of approximately 72 cm. Nebraska is located within an area known for tornados which runs through the central U.S. where thunderstorms are common in the spring and summer months. Tornadoes primarily occur during the spring and summer and may occur into the autumn months.

The Company has negotiated surface rights as needed as part of the lease agreements. It is expected that with appropriate studies and negotiations with land owners that land access and provision of land for infrastructure development will be achievable. There is sufficient suitable land area available within the project area for mine waste disposal, for future tailings disposal, a processing plant, and related mine infrastructure.

Elk Creek is the nearest town to the Elk Creek Project, with a population of approximately 100 people. Tecumseh, with roughly 1,700 inhabitants, is the nearest town of any size to the Elk Creek Project site and is situated approximately 11 km north of the Elk Creek Property. Tecumseh is well-suited as a staging base for future exploration work at The Elk Creek Project with available accommodations, fuel, and supplies. Contractors, bulk supplies, and skilled labor (engineering, surveying) may be sourced locally or from the cities of Lincoln or Omaha. Mining activities currently taking place in the area are limited to limestone and aggregate operations, to support the local cement manufacturing and construction industries.

The Company has links to the University of Nebraska Lincoln which operates a geology department. Between 2014 and 2016, the Company periodically employed University of Nebraska – Lincoln geology students to complete field geology tasks. The University also owns the core drilled by Molycorp in the 1970s and 1980s at the project site, and stores that core at their dedicated core storage facility in Mead, Nebraska. The Company has periodically accessed this historic core between 2011 and 2016 for the purposes of re-logging, re-assaying and reinterpreting the geology of the resource. The Company does not have a formal agreement with the University related to the development of the Elk Creek Project.

There are three electrical power generating stations within a 50 km radius of the Elk Creek Project that include the Beatrice and Sheldon coal generating stations, and the Cooper nuclear power generating station.

The nearest railway heads are found in both Tecumseh and Elk Creek. The Burlington Northern Santa Fe (BNSF) railway runs parallel to the Nemaha River connecting Kansas City to Omaha and Lincoln.

The nearest major airports are located in Lincoln and Omaha, Nebraska, and Kansas City, Kansas.

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Water sources are available near the Property from local rivers and from groundwater wells for drilling requirements. The local topography of eastern Nebraska is relatively low-relief with shallow rolling hills intersected by shallow river valleys. Elevation varies from about 325 to 390 meters above sea level (masl). Bedrock outcrop exposure is nonexistent in the Elk Creek Project area.

The majority of the Elk Creek Project area is used for cultivation of corn and soybeans, along with uses as grazing land. Native vegetation typical of eastern Nebraska is upland tall-grass, prairie and upland deciduous forests.

Geology and Mineralization

Geology

The Nebraska Precambrian basement predominantly comprises granite, diorite, basalt, anorthosite, gneiss, schist and clastic sediments. A series of island arcs sutured onto the Archean continent created the basic framework of the area. This suture left a north-trending intervening boundary zone ancestral to the Nemaha Uplift, providing a pre-existing tectonic framework which controlled the trend of the later Midcontinent Rift System (1.0 to 1.2 Ga) (Carlson & Treves, 2005). The Carbonatite is located at the northeast extremity of the Nemaha Uplift

The Elk Creek Property includes the Carbonatite that has intruded older Precambrian granitic and low- to medium-grade metamorphic basement rocks. The Carbonatite and Precambrian rocks are believed to be unconformably overlain by approximately 200 m of Paleozoic marine sedimentary rocks of Pennsylvanian age (ca. 299 to 318 Ma).

As a result of this thick cover, there is no surface outcrop within the Elk Creek Project area of the Carbonatite, which was identified and targeted through magnetic surveys and confirmed through subsequent drilling. The available magnetic data indicates dominant northeast, west-northwest striking lineaments and secondary northwest and north oriented features that mimic the position of regional faults parallel and/or perpendicular to the Nemaha Uplift.

The Elk Creek Carbonatite is an elliptical magmatic body with northwest trending long axis perpendicular to the strike of the 1.1 Ga Midcontinent Rift System, near the northern part of the Nemaha uplift (Burchett, 1982; Carlson, 1997). It was first discovered by drilling in 1971 and tentatively identified as a carbonatite on the basis that it resembled rocks of the Fen District of Norway (Treves et al., 1972a and 1972b). The definitive confirmation of carbonatite was completed using Rare Earth Element (REE), P205 and 87Sr/86Sr isotope analysis (Brookins et al., 1975). The Carbonatite has also been compared to the Iron Hill carbonatite stock in Gunnison County, Colorado on the basis of similar mineralogy (Xu, 1996).

The Carbonatite consists predominantly of dolomite, calcite and ankerite, with lesser chlorite, barite, phlogopite, pyrochlore, serpentine, fluorite, sulfides and quartz (Xu, 1996). It is, however, believed from stratigraphic reconstruction based on drill core observation in the area that the carbonatite is unconformably overlain by approximately 200 m of essentially flat-lying Palaeozoic marine sedimentary rocks, including carbonates, sandstones and shales of Pennsylvanian age (ca. 299 to 318 Ma).

Current studies suggest that the Carbonatite was emplaced ca. 500 Ma (Xu, 1996) in response to stress along the Nemaha Uplift boundary predating deposition of the Pennsylvanian sedimentary sequence (ca. 299 to 318 Ma). However, observations on drill cores from The Elk Creek Project site show that the contact between the Carbonatite body and the Pennsylvanian sediments is a sheared but oxidized contact suggesting that the Carbonatite is intrusive in the Pennsylvanian sequence. Furthermore, both rock types appear to have been affected by at least one main brittle-ductile deformation event resulting in formation of fault structures. Microstructures including sub-vertical and sub-horizontal tension veins, together with related sheared veins and fault planes displaying sub-vertical and sub-horizontal slickensides along drill cores are indications for the presence of extensional and oblique to strike-slip faults. These faults could correspond to the magnetic lineaments present in the area.

Mineralization

The property hosts niobium, titanium, and scandium mineralization as well as rare earth elements and barium mineralization that occurs within the Elk Creek Carbonatite. The current known extents of the Carbonatite unit are approximately 950 m along strike, 300 m wide, and 750 m in dip extent, below the unconformity. Niobium, titanium and scandium are considered the main elements of interests, within additional background on rare earth elements mineralization.

The deposit contains significant concentrations of niobium. Based on the metallurgical testwork completed to date at a number of laboratories using QEMSCAN® analysis, the niobium mineralization is known to be fine grained, and that 77% of the niobium occurs in the mineral pyrochlore, while the balance occurs in an iron-titanium-niobium oxide mineral of varying composition.

Within the Elk Creek Carbonatite a host of other elements exist with varying degrees of concentration. The Company has completed both whole rock analysis and multi-element analysis on all samples for the 2014 program, plus resampling of selected historical core/pulps between 2011 and 2014.

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Historical Exploration

Drilling at the Elk Creek Project was conducted in three phases. The first was during the 1970’s and 1980’s by the Molybdenum Company of America (Molycorp), the second in 2011 by Quantum (NioCorp under its former name), and the third and latest program in 2014 by NioCorp. To date, 129 diamond core holes have been completed for a total of 64,981 m over the entire geological complex. Of these a total of 48 holes (33,909 m) have been completed to date in the mineralized area and used in the current Mineral Resource Estimate.

Five holes for a total length 3,353.1 m, of additional drilling been drilled since the completion of the April 28, 2015 Mineral Resource Estimate. These holes were drilled for hydrogeologic and geotechnical purposes, and were not intended to augment the Mineral Resource Estimate.

All drilling has been completed using a combination of Tricone, Reverse Circulation (RC) or Diamond Drilling (DDH) in the upper portion of the hole within the Pennsylvanian sediments. All drilling within the underlying Carbonatite has been completed using DDH methods.

Table 2: Summary of Drilling Database within Elk Creek Deposit Area

Year	Company	Number of Holes	Average Depth (m)	Sum Length (m)
1970-1980	Molycorp	27	596.6	16,108.2
2011	Quantum	3	772.6	2,317.7
2014	NioCorp	18	845.4	15,482.8
Subtotal		48	700.9	33,908.7

Source: SRK, 2015

Molycorp 1973-1986

Between 1973 and 1974, Molycorp completed six drillholes: EC-1 to EC-4, targeting the Elk Creek anomaly and two other holes outside the Elk Creek anomaly area (Anzman, 1976). Drillholes were typically carried out by RC drilling through the overlying sedimentary rocks and diamond drilling through the Ordovician-Cambrian basement rocks.

Molycorp continued their drill program from 1977 and, in May 1978, Molycorp made its discovery of the current Project with drillhole EC-11. EC-11 is located on Section 33, Township 4N, and Range 11. The Carbonatite hosting The Elk Creek Project was intersected at a vertical depth of 203.61 m (668 ft).

Molycorp continued its drilling program through to 1984, which mainly centered on The Elk Creek Project within a radius of roughly 2 km. By 1984, Molycorp had completed 57 drillholes within the Elk Creek gravity anomaly area, which included 25 drillholes over The Elk Creek Project area.

From 1984 to 1986, drilling was focused on the Elk Creek gravity anomaly area. The anomaly area is roughly 7 km in diameter and drilling was conducted on a grid pattern of approximately 610 by 610 m (roughly 2,000 by 2,000 ft.) with some closer spaced drillholes in selected areas.

By 1986, a total of 106 drillholes were completed for a total of approximately 46,797 m (153,532 ft). The deepest hole reached a depth of 1,038 m (3,406 ft) and bottomed in carbonatite.

Quantum, 2010-2011 (NioCorp under its former name)

In April 2011, Quantum conducted a preliminary drill program (three holes) on the Elk Creek deposit and two REE exploration targets (two holes), which have been excluded from the current Mineral Resource Estimation, as they do not intersect the Nb2O5 anomaly and are located to the east. The objectives of the drill program over the Elk Creek Project were to verify the presence of higher grade niobium mineralization at depth, and to infill drill the known niobium deposit in order to upgrade the resource category of the previous resource estimate and expand the known resource. The drill program was also established to collect sufficient sample material for metallurgical characterization and process development studies of the niobium mineralization.

The 2011 program consisted of five inclined drillholes, totaling 3,420 m of NQ size diameter core. Inclusive of this total, three drillholes, totaling 2,318 m were drilled into the known Elk Creek deposit.

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NioCorp 2014 to present

NioCorp commenced drilling on the Elk Creek Project using a three-phased program with the aim of increasing the confidence in the 2012 Mineral Resource Estimate from Inferred to Indicated. The three-phased program was originally based on 14 drillholes for approximately 12,150 m (announced in a press release on April 29 2014), but was subsequently expanded during the program to 18 drillholes for approximately 15,482 m. Three of the 18 drillholes were drilled for the purpose of metallurgical characterization and process development studies. Two of these drillholes, NEC14-MET-01 and NEC14-MET-02 were not assayed, while NEC14-MET-03 was quarter cored with one quarter being assayed and the remainder used for metallurgical testwork. The drilling has been orientated to intersect the geological model from the southwest and northeast (perpendicular to the strike), with the exception of NEC14-011 and NEC14-012, which were oriented southeast and northwest, respectively.

Procedures

Detailed descriptions of Molycorp’s drilling, sample procedures, analyses and security have not been documented and reviewed. Given Molycorp’s position as a leader in the rare earth industry at the time, it is likely Molycorp applied industry best practice for the time period. The 2011 drilling campaign was managed by Dahrouge and SRK under the same quality and procedures used in the current study. The 2014 drilling program includes a quality control program to ensure the results can be used to verify earlier drilling results and add confidence to the overall understanding of the deposit.

For the 2014 drilling program planned drillhole collars were initially located using a handheld GarminTM Global Positioning System (GPS) and marked with wooden stakes. A tracked excavator was used to construct the drill pad and collars were then relocated using the GPS with wooden stakes after pad construction. A geological compass and an azimuth pointing system (APS) was used to sight in the drill to the planned azimuth and inclination.

The 2014 core drilling was conducted by both West-Core Drilling and Idea Drilling, both private contractors. West-Core used both an AVD R40 track-mounted core drill and an Atlas Copco CS-14 track-mounted core drill, while Idea used an Atlas Copco CT-20 truck-mounted core drill. Overburden was cased in all drillholes to depths ranging from 18 to 37 m. The Pennsylvanian limestones and mudstones overlying the target carbonatite were drilled PQ-sized core and HQ-sized core for drillholes NEC14-020 to NEC14-023. The Carbonatite was drilled with HQ-sized core, with the exception of the three metallurgical holes (NEC14-MET-01, NEC14-MET-02 and NEC-14MET-03), which were drilled completely using PQ-sized core. Core size reduction took place just beneath the Pennsylvanian-carbonatite contact at depths ranging from 206 to 238 m. The core drilling rigs operated 24 hours/day and 7 days/week, with typical progress of 40 m/day.

During the drilling operation, the core is retrieved from the core barrel and laid sequentially into wooden core boxes by the drilling contractor. Interval blocks are then placed at all run breaks. Core recovery and RQD were generally good for most drill core. Core recovery has been recorded in the data base and is measured in the field at the drilling rig by the geologist. Once the box is full, the ends and top of the box are labeled with drillhole identification and the sequential box number. Upon completing a box, it is stacked on a pallet or on a truck bed at the drill rig. At the end of each drilling shift, the boxes of core are transported by the drilling contractor in a pickup truck to the NioCorp field office. At this point, the core is in the custody of Dahrouge Geological Consulting Ltd. (Dahrouge). Eight of the 2014 drillholes had piezometers installed in them after drilling was complete. For these drillholes, surface completion consisted of surface casing capped with a locking steel cover, a 1.2 m2 cement pad around the surface casing and a steel name plate attached to the casing. Surface completion for the drillholes that did not have piezometers installed consisted of a steel marker post and attached name plate. All name plates include drillhole number, total depth and orientation. Abandonment of the drillholes consisted of cementing from total depth to surface in the non-piezometer drillholes and from total depth to the bottom of the piezometers in the other drillholes with piezometer installations.

All drilling completed by NioCorp has been logged by qualified geologist for both geological and geotechnical purposes. Trained staff was involved at all stages of the sampling, sample packaging and sample transportation process. Day to day logging tasks were split between Dahrouge and SRK, whereby Dahrouge completed all geological and sampling related tasks, while SRK focused on geotechnical logging requirements. During the diamond drilling program (including the RC pre-collar drilling of RC/DD holes), staff members were based full time at the drill project site.

Core sampling method and approach has been consistent through the 2011 and 2014 drill programs. Core was boxed on site and delivered each day to a core facility on the Elk Creek project site where the core was logged and split. Drill core was boxed and transported from each drill rig to the core processing facility (distances up to 800 m), at the end of each 12-hour shift. Core logging involved detailed geotechnical and geological information. All key geological features have been logged comprehensively. A project database (SQL) which contains only the relevant rock codes and lithology descriptions has been created. Validation routines have been created to ensure data entry fits required rules. The drill core within each core box was marked up and then split along orientation marks. Cutting was completed using one of three electric-powered, water-cooled diamond-bladed BD 3003E core saws at the Elk Creek sample preparation and storage facility. HQ and minor intervals of PQ core were halved for assay. The remaining core is stored at the Elk Creek Project site for the drilling post 2011, while the historical samples are stored at a separate facility in Mead Nebraska. Sample intervals, were taken generally using 1 m in length, were marked on the core and recorded in the geological database. Each sample is assigned a unique sample number. Hand-held Niton-XRF and Magnetic susceptibility measurements were collected on the core to assist geological and sample divisions. Specific gravity measurements were performed at approximately 6 m spacing. The marked sample intervals were split in half by a wet diamond saw. Sampled intervals were placed in durable barcoded sample bags that were clearly labelled and contain back up sample tags within each bag. Sample bags containing original core sections and field inserted control samples were barcode scanned and secured in 5-gallon plastic shipping pails and dispatched to the commercial laboratory, with detailed shipping logs and preparation requests. Transportation was completed by bonded trucking company to ensure a chain of custody was maintained.

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The 2011 and 2014 sawn core samples were shipped to Activation Laboratories Ltd. (Actlabs) 1336 Sandhill drive, Ancaster, Ontario Canada. Actlabs is the primary laboratory for sample preparation and for analysis. Core samples were systematically assayed at Actlabs for niobium (Nb2O5) and tantalum (Ta2O5) by XRF analysis. Whole Rock analysis and 43 Major Elements were completed using ICP and ICP/MS (by a Perkin Elmer Sciex ELAN 6000, 6100, 9000 ICP/MS) finish following a Lithium metaborate/tetraborate fusion preparation as defined by analytical Actlabs’ “8-REE Major Elements Fusion ICP(WRA)/Trace Elements Fusion ICP/MS(WRA4B2)” package.

NioCorp has integrated a series of routine QA/QC procedures throughout the sampling and analytical analysis for both the 2011 and 2014 drilling programs, to ensure a high level of quality is maintained throughout the process. For the 2011 and 2014 sampling the QA/QC consisted of the insertion of duplicate samples taken from various stages of the process, insertion of known control samples (Standards Reference Material (SRM) and Blanks), plus an external check at a SGS laboratory. The duplicates accounted for 12% of the submissions split between field duplicates, coarse rejects and pulp duplicates. A further 5% of submissions were SRM’s and approximately 5% we field blanks testing for any cross contamination. In addition, 5% of the routine samples were selected for external pulp check samples, and submitted to SGS, as a third party analytical result confirmation.

Summary Results

The locations of the drill holes completed since 2014 appear in Figure 3 below. Notable results from NioCorp’s exploration program are summarized below. Note that these results are specific to the niobium content of the mineralized material at the Elk Creek project as niobium is a useful indicator element. Each hole was also assayed for Ti, Sc and numerous other elements, and the full assay results are captured in the resource database for the project.

Drillholes NEC14-006, NEC14-007 and NEC14-008 were drilled along a North-East to South-West section line that was designed to drill across the mineralized material. These holes were drilled at approximately 50 m (165 ft.) intervals along the drill section line.

Analytical highlights for NEC14-007 and NEC14-008 appear below. Note that due to the angle of the drilling and other factors, the results presented for the drill holes do not represent the true thickness of the mineralized material:

•	NEC14-007

o	279 m interval between 628 – 907 m (open) at 0.60 % Nb2O5, including

▪	16 m (646 – 663 m) at 0.97 % Nb2O5

▪	23 m (720 – 744 m) at 0.93 % Nb2O5

▪	95 m (813 – 908 m) at 0.80 % Nb2O5, open at depth

•	NEC14-008

o	448 m interval between 438 – 886 m at 0.69 % Nb2O5, including

▪	32 m (466 – 498 m) at 1.09 % Nb2O5

•	5 m (493 – 498 m) at 1.68 % Nb2O5

▪	9 m (553 – 563 m) at 1.00 % Nb2O5

▪	13 m (610 – 623 m) at 1.02 % Nb2O5

▪	12 m (760 – 772 m) at 2.12 % Nb2O5

•	3 m (768-771 m) at 3.23% Nb2O5

▪	16 m (772 – 788 m) at 1.01 % Nb2O5

▪	10 m (835 – 845 m) at 1.15 % Nb2O5

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Drillholes NEC14-009 and NEC14-010 were completed along a parallel section line to the east of holes NEC14-006, NEC14-007 and NEC14-008.

•	NEC14-009

o	183 m interval between 218 – 402 m (open) at 0.55 % Nb2O5, including

▪	29 m (218 – 247 m) at 0.76 % Nb2O5

▪	11 m (271 – 282 m) at 1.06 % Nb2O5

▪	11 m (302 – 313 m) at 1.01 % Nb2O5

o	252 m interval between 629 – 881 m at 0.73 % Nb2O5

▪	70 m (788 – 859 m) at 1.10 % Nb2O5

•	NEC14-010

o	311 m interval between 311 – 722 m at 0.64 % Nb2O5

▪	26 m (442 – 468 m) at 0.72 % Nb2O5

▪	14 m (537 – 551 m) at 0.86 % Nb2O5

•	7 m (537 – 544 m) at 1.25 % Nb2O5

▪	10 m (538 – 548 m) at 1.0 % Nb2O5

▪	30 m (611- 641 m) at 0.96 % Nb2O5

▪	24 m (678– 700 m) at 1.42 % Nb2O5

▪	6 m (716.5 – 722.5 m) at 2.47 % Nb2O5

•	3.5 m (716.5 – 720 m) at 3.09 % Nb2O5 (including individual assay samples in excess of 4.06%)

Drillholes NEC14-011 and NEC14-012 define a north-west to south-east drill section through mineralized material, and the holes are oriented at right angles to the two section lines defined by NEC14-006 through NEC14-0010. The results support niobium mineralization around the outer edges of the mineralized material.

•	NEC14-011

o	101 m interval between 223 – 324 m (open) at 1.00% Nb2O5

•	NEC14-012

o	208.8 m interval between 251 – 459.80 m (open) at 0.95% Nb2O5, including

▪	84 m (251 – 335 m) at 1.00 % Nb2O5

▪	56 m (352 – 408 m) at 0.95 % Nb2O5

▪	46 m (414 – 460 m) at 1.15 % Nb2O5

▪	79 m (476 – 555 m) at 0.52 % Nb2O5

NEC14-013 is a vertical hole drilled through the center of the mineralized material, which provided data for both mineralized material and geotechnical purposes. NEC14-015 was drilled on a southwest to northeast section line. Along with holes NEC14-012 and NEC14-011, the results are supporting niobium mineralization around the outer edges of the mineralized material and its continuation at depth.

•	NEC14-013

o	685.04 m interval between 195.22 – 880.26 m (open at depth) at 0.74% Nb2O5, including

▪	53 m (222.00 – 533.00 m) at 0.55 % Nb2O5

▪	48 m (533.00 – 581.00 m) at 1.08 % Nb2O5

▪	41 m (582.00 – 623.00 m) at 0.72 % Nb2O5

▪	22 m (623.00 – 645.00 m) at 1.01 % Nb2O5

▪	46 m (704.00 – 750.00 m) at 1.00 % Nb2O5

▪	109 m (763.00 – 872.00 m) at 1.16 % Nb2O5

•	8 m (819.00 – 827.00 m) at 2.12 % Nb2O5

•	NEC14-015

o	291.64 m interval between 536.20 – 827.84 m (open at depth) at 0.72% Nb2O5, including

▪	77.80 m (536.20 – 614 m) at 1.06 % Nb2O5

▪	62.00 m (653.00 – 715.00) at 1.02 % Nb2O5

•	4.56 m (674.44 – 679.00 m) at 2.10 % Nb2O5

•	5.09 m (687.24 – 692.33 m) at 2.23 % Nb2O5

▪	22.23 m (715 – 737.23 m) at 0.50 % Nb2O5

▪	16.84 m (811 – 827.84 m) at 0.52 % Nb2O5

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NEC14-014 was drilled along a southwest to northeast section line through the mineralized material. The results support niobium mineralization in the area of the defined mineralized material and its continuation at depth.

•	NEC14-014

o	390 m interval between 511 - 901 m (open at depth) at 0.68% Nb2O5, including

▪	15 m (511 – 526 m) at 1.27 % Nb2O5

•	5 m (520 – 525 m) at 2.03 % Nb2O5

▪	126 m (649 -775 m) at 1.06 % Nb2O5

•	15 m (721 – 736 m) at 1.59 % Nb2O5

•	8 m (654 – 762 m) at 1.66 % Nb2O5

NEC14-016 was drilled along a northeast to southwest trending section line through the mineralized material, and NEC14-Met-03 was a vertical hole drilled through the approximate center of the mineralized material. NEC14-Met-03 was drilled along with two other holes (NEC14-Met-01 and NEC14-Met-02) for the specific purpose of generating a bulk sample of the mineralized material for pilot-scale testing, and was quartered and assayed due to its location. These results, in addition to drillholes NEC14-011, NEC14-012, NEC14-013, NEC14-014, and NEC14-015 support niobium mineralization in the area of the mineralized material and its continuation at depth.

•	NEC14-016

o	37 m interval between 253 - 290 m at 0.61% Nb2O5

o	10 m interval between 581 - 591 m at 0.68% Nb2O5

o	276 m interval between 638 – 914 m (open at depth) at 0.95% Nb2O5, including

▪	22 m (650 – 672 m) at 1.18 % Nb2O5

▪	68 m (715 -783 m) at 1.49 % Nb2O5

•	10 m (766 – 776 m) at 2.02 % Nb2O5

▪	28 m (806 -834 m) at 1.12 % Nb2O5

▪	47 m (867 -914 m) at 1.01 % Nb2O5

•	NEC14-MET-03

o	716 m interval between 197 - 913 m (open at depth) at 0.85% Nb2O5, including

▪	8 m (289 – 297 m) at 1.24 % Nb2O5

▪	12 m (328 -340 m) at 1.14 % Nb2O5

▪	135 m (396 – 531 m) at 1.02 % Nb2O5

▪	171 m (645 – 816 m) at 1.12 % Nb2O5

▪	83 m (830 – 913 m) at 1.00 % Nb205

Drillholes NEC14-020, NEC14-021, NEC14-022 and NEC14-023 were drilled through the mineralized material, along southwest to northeast trending section lines. These results support niobium mineralization in the area of the mineralized material and its continuation at depth.

•	NEC14-020

o	351 m (237 – 588 m) at 0.71 % Nb2O5, including

▪	42 m (285- 327 m) at 1.41 % Nb2O5

•	8 m (295 – 303 m) at 2.10 % Nb2O5

▪	20 m (377 – 397 m) at 1.01 % Nb2O5

▪	26 m (419 – 445 m) at 0.87 % Nb2O5

▪	13 m (507 – 520 m) at 0.92 % Nb2O5

▪	17 m (570 - 587 m) at 1.08 % Nb2O5

•	NEC14-021

o	304 (446 -750 m) at 0.98 % Nb2O5, including

▪	15 m (446 – 461 m) at 1.08 % Nb2O5

▪	86 m (510 – 596 m) at 1.11 % Nb2O5

▪	88 m (654 - 742 m) at 1.28 % Nb2O5

•	4 m (660 – 664 m) at 3.41 % Nb2O5

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•	NEC14-022

o	322 m (437 – 759 m) at 0.60 % Nb2O5, including

▪	56 m (438 – 494 m) at 0.81 % Nb2O5

▪	22 m (467 - 489 m) at 1.23 % Nb2O5

▪	29 m (527 – 556 m) at 1.17 % Nb2O5

▪	10 m (686 – 696 m) at 1.15 % Nb2O5

o	25 m (808 – 833 m) at 0.45 % Nb2O5

o	17 m (865 – 882 m) at 0.45 % Nb2O5

•	NEC14-023

o	9 m (304 – 313 m) at 0.46 % Nb2O5

o	135 m (333 – 468 m) at 0.70 % Nb2O5, including

▪	7 m (333 – 340 m) at 1.29 % Nb2O5

▪	4 m (348 - 352 m) at 1.30 % Nb2O5

▪	51 m (366 - 417 m) at 1.04 % Nb2O5

•	16 m (381 – 397 m) at 1.33 % Nb2O5

o	24 m (527 – 550 m) at 0.39 % Nb2O5

o	18 m (568 – 586 m) at 0.86 % Nb2O5

Figure 3 - Elk Creek Project – Recent Drill Hole Locations

Source: NioCorp, 2016

Mineral Resources

Mineral Resources have been estimated in conformity with generally accepted CIM Estimation of Mineral Resource and Mineral Reserves Best Practices guidelines, and are reported in accordance with the CIM Definition Standards – For Mineral Resources and Mineral Reserves, May 10, 2014.

The drillhole database used in the estimation is of high quality and has been independently verified by SRK. A three-dimensional geologic model was constructed using ARANZ Leapfrog® Mining Software (Leapfrog®). Modeling was based on logged geology in the drilling database, using a combination of geological controls and niobium grade shells.

The grade estimation was confined to a hard boundary of three grade shell domains defined at 0.3%, 0.4% and 0.5% niobium pentoxide (Nb2O5%), with the estimation using only the composited samples from the same domain.

Developments in the metallurgical testwork indicated the potential to recover TiO2 and Sc based on a revised flowsheet. Further, the Company completed a re-assay program of historical pulps, which were not included in the original 2011/2012 re-assay programs. The updated database has been provided to SRK who completed a review of the database and the QA/QC information for the additional elements to ensure their inclusion in the estimation process.

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External laboratory checks showed a bias between SGS and Actlabs laboratories, with Actlabs returning higher values for Nb2O5. The slight high bias confirms the slight over reporting noted in the routine submissions of standard reference materials (SRMs), which SRK estimates to be in the order of 4.0% to 4.4% (based on the SRMs). The bias in the external duplicates report a slight increase in the bias to 8.7%. SRK considers the level of bias to be within acceptable levels for use in the current Mineral Resource. SRK noted some gaps for TiO2 and Sc still remain within the database. The gaps in the database are a result of the current re-assay program being limited to pulp material collected during the 2011 reanalysis program. Based on established relationships and statistical analysis, SRK is comfortable to use the revised database for the current Mineral Resource Estimation.

Mineral Resources utilized all the assay information from historical drilling and the NioCorp 2014 drilling program. Search distances were determined from directional variograms calculated using the capped and composited samples. A nested search ellipse estimation method consisting of three passes was used. The search ellipse has been rotated into the main dip and strike orientation of the deposit.

The grade estimation (Nb2O5%, TiO2%, Sc_ppm) utilized an Ordinary Kriging (OK) algorithm supported by 5 m sample composites for all the mineralized units, with Inverse Distance Weighting (IDW) to a power of 2, and a nearest neighbor estimate completed as cross checks. Search distances were determined from directional variograms calculated using the capped and composited samples. A nested search ellipse estimation method consisting of three passes was used. The search ellipse has been rotated into the main dip and strike orientation of the deposit. Density has been assigned based on mean density per major geological unit from density determination values taken during the 2014 estimation program, using a combination of weight in air/weight in water, and volumetric analysis. Resources are reported as Nb2O5, TiO2 and Sc (ppm).

Density has been estimated based on density determination values taken during the 2014 resource estimation program, using a combination of weight in air/weight in water, and volumetric analysis. Based on a statistical review of the density measurements and the assay results from the whole rock analysis, which including Fe2O3% and TiO2%, a general trend of higher density with higher grade was identified and therefore an Ordinary Kriged estimate of density was chosen as the preferred option.

SRK validated the Mineral Resource Estimates using a number of different validation techniques:

• Inspection of block grades in plan and section and comparison with drillhole grades;

• Comparative statistical study vs. composite data and alternative estimation methods; and

• Sectional interpretation of the mean block and sample grades (swath plots).

The Mineral Resources have been confined to estimated blocks within the Carbonatite. In order to determine the quantities of material offering “reasonable prospects for economic extraction” by an underground mining method, SRK has defined an underground mining cut-off grade (CoG) based on assumed costs, pricing and metallurgical recoveries. Costs and recoveries are based on bench mark studies completed for similar projects, and application of possible local variations. The blocks above the mining CoG form contiguous mining targets without isolated blocks that would be unlikely to warrant the cost of development. All material within the geological wireframes above a CoG of 0.3% Nb2O5 has been considered to have reasonable prospects of being mined via underground methods.

Table 3: SRK Mineral Resource Statement for Elk Creek, Effective Date April 28, 2015

Classification	Cut-off (Nb2O5%)	Tonnage (000’s t)	Grade (Nb2O5%)	Contained Nb2O5 (000’s kg)	Grade (TiO2%)	Contained TiO2 (000’s kg)	Grade (Sc g/t)	Contained Sc (000’s kg)
Indicated	0.3	80,500	0.71	572,000	2.68	2,160,000	72	5,800
Inferred	0.3	99,600	0.56	558,000	2.31	2,300,000	63	6,300

(1)	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. All figures are rounded to reflect the relative accuracy of the estimate and have been used to derive sub-totals, totals and weighted averages. Such calculations inherently involve a degree of rounding and consequently introduce a margin of error. Where these occur, SRK does not consider them to be material. All composites have been capped where appropriate. The Concession is wholly owned by and exploration is operated by NioCorp Developments Ltd.
(2)	The reporting standard adopted for the reporting of the MRE uses the terminology, definitions and guidelines given in the CIM Standards on Mineral Resources and Mineral Reserves (May 10, 2014) as required by NI 43-101.
(3)	SRK reasonably expects The Elk Creek Project to be amenable to a variety of Underground Mining methods. Using results from initial metallurgical testwork*, suitable underground mining and processing costs**, and forecast prices***, SRK has reported the Mineral Resource at a cut-off of 0.3% Nb2O5. Other salable products (TiO2 and Sc2O3) were given value based on fixed relationships to Nb2O5 grade (3.5TiO2:1Nb2O5, 9Sc:1Nb2O5).
*	Average metallurgical recoveries are: Nb (60%), TiO2 (58.7%), Sc2O3 (14.1%)
**	Mining costs, processing costs, and G&A costs total US$94.50/t
***	Metal price assumptions considered for the cutoff grade calculation are: Nb (US$/kg 50.00), TiO2 (US$/kg 2.50), Sc2O3 (US$/kg 2,400.00)
(4)	SRK Completed a site inspection of the deposit by Mr. Martin Pittuck, MSc, CEng, MIMMM, an appropriate “independent qualified person” as this term is defined in NI 43-101.

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The Mineral Resource presented has been reported following CIM guidelines. The PEA is preliminary in nature, that it includes a level of engineering precision and assumptions which are currently considered too speculative to have the economic considerations applied to them that would enable Mineral Resources to be categorized as Mineral Reserves.

Cautionary Note to US Investors: The terms Indicated Resource and Inferred Resource as described in Table 3 above are as defined in Canadian National Instrument 43-101. These terms are not defined under SEC Industry Guide 7 and are not recognized by the SEC. These estimated mineral resources are not SEC Industry Guide 7 proven and probable reserves. See “Cautionary Note to US Investors Regarding Mineral Reserve and Resource Estimates” above.

Environmental and Social

A number of key permits and environmental management requirements have been identified for the Elk Creek Project, some of which need to be implemented as soon as practicable in order to maintain the proposed Elk Creek Project schedule.

•	While not necessarily complex, the timing generally required to complete permitting through any federal regulatory agency requires that NioCorp engage key agencies (in this case the USACE and possibly the U.S. EPA) early on in Elk Creek Project development, and consider the siting and orientation of facilities carefully in order to minimized the risk of a protracted National Environmental Policy Act analysis of the Elk Creek Project. At this time, the design emphasis on limiting impacts to jurisdictional wetlands and waters of the U.S. will not result in need of an Environmental Assessment or Environmental Impact Statement as the disclosure document for the USACE analysis of the Elk Creek Project.
•	Perhaps one of the most critical approvals likely to be needed by the operation will be a radioactive materials license from the Nebraska Department of Health and Human Services (NDHHS), Office of Radiological Health. Because of their limited experience with hardrock mining in the State of Nebraska, much less mining that includes Naturally Occurring Radioactive Material (NORM), the NDHHS may require additional information and more time to approve the Elk Creek Project under a Broad Scope License. Early and frequent engagement is a necessity with respect to this regulatory agency.
•	Documentation of existing baseline environmental conditions at the site was initiated in 2014 and should continue throughout the permitting process. Additional studies will need to be added once regulatory authorities have been given an opportunity to review the current mine plan presented in October 2015 PEA and assess their particular data needs for approval of the Elk Creek Project.
•	Surface water monitoring should continue throughout the permitting process, and extend into construction and operations as part of the Environmental Management System. Flow monitoring of all surface water sampling locations should be added in order to calculate potential loading to the watershed(s). The Nebraska Department of Environmental Quality (NDEQ) Water Quality Division will be engaged as soon as practicable in order to discuss the Elk Creek Project and potential data needs in order to initiate National Pollutant Discharge Elimination System (NPDES) discharge permitting. This would include both local discharges as well as discharges to the Missouri River.
•	A wetland delineation and potential jurisdictional waters assessment was conducted in late 2014 to identify wetland and drainage features within the proposed Project boundary which resulted in a formal JD being issued by the USACE on September 6, 2016. A Pre-Construction Notification (PCN) was submitted to the USACE on March 24, 2017 under the USACE’s Nationwide Permit 12 for the outfall structure of the Project’s proposed waterline to the Missouri River. Most of the rest of the proposed 33-mile waterline is expected to move forward under the non-notifying provisions of Nationwide Permit 12.
•	A geochemical characterization program for the mineralized material, waste rock and tailings was initiated by SRK for The Elk Creek Project. Preliminary results are provided in the October 2015 PEA, Section 20. Additional studies are ongoing and final results will be available as part of the Feasibility Study.
•	Closure costs for The Elk Creek Project have been estimated at just over US$60 million, the bulk of which (US$40 million) is intended for reclamation and closure of the tailings disposal facility. Approximately US$15 million has been allocated for surface reclamation of the remaining facilities (i.e., building demolition, site regrading and revegetation, shaft closure, etc.), while the remaining US$5 million is set aside for post-closure monitoring and maintenance. This estimate will be refined during development of the feasibility study.

•	Community engagement has occurred in parallel with Nebraska field operations and has included public meetings, presentations to public agencies, communications with local and state politicians, meetings with environmental groups, and one-on-one meetings with area landowners.

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Proposed Activities

During our fiscal year ending June 30, 2017, our planned activities directed towards the Elk Creek Project’s Feasibility Study are as follows:

Planned Expenditures (US$000)
Engineering Services	$3,599
Metallurgy / Process Design	844
Project Infrastructure and Logistics	130
Geology & Resources	50
Market Economics	50
Land Agreements	125
Total	$4,798

Note: A portion of the work included in the table remains ongoing.

In addition, we anticipate spending approximately $820,000 on permitting activities relating to the initiation of construction following the completion of the Feasibility Study and Project Financing as well as approximately $125,000 on third-party consultants. We presently have the funds to complete a portion of the named activities, principally permitting, metallurgy and process design along with a majority of the engineering work. We will require additional financing to complete the engineering work as part of the Feasibility Study. Historically, the Company has used net proceeds from issuances of Common Shares to provide sufficient funds to meet its near-term exploration and development plans and other contractual obligations when due.

LEGAL PROCEEDINGS

As of April 10, 2017, we are not a party to any legal proceedings that could have a material adverse effect on the Company’s business, financial condition or operating results. Further, to the Company’s knowledge no such proceedings have been threatened against the Company.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

The outstanding Common Shares were first listed and posted for trading on the Vancouver Stock Exchange on December 1, 1987. On March 9, 2015, the Common Shares commenced trading on the TSX under the trading symbol “NB”. In addition, the Company trades on the United States Over-the-Counter Bulletin Board (“OTCBB”) and the OTCQX under the symbol “NIOBF” and on the Frankfurt Stock Exchange as “BR3”.

The table below sets forth the high and low closing prices of the Company’s Common Shares quoted on the OTCBB and OTCQX during the periods indicated as reported by the Internet source OTC Markets (http://otcmarkets.com). The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not reflect actual transactions.

	2015		2016
Fiscal Quarter	Price Range		Price Range
	High	Low	High	Low
First Quarter	$0.710	$0.505	$0.650	$0.480
Second Quarter	0.690	0.430	0.540	0.389
Third Quarter	1.446	0.606	0.857	0.375
Fourth Quarter	1.220	0.582	0.80	0.62

	2017
Fiscal Quarter	Price Range
	High	Low
First Quarter	$0.765	$0.610
Second Quarter	0.639	0.515
Third Quarter	0.666	0.512
Fourth Quarter (through April 10, 2017)	0.556	0.531

The closing sales price of the Company’s Common Shares on the OTCQX as reported on April 10, 2017, was $0.55 per share.

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The table below sets forth the high and low closing prices in Canadian dollars of the Company’s Common Shares quoted on the TSX or TSX Venture Exchange during the periods indicated as reported by the Internet source TMXmoney (http://www.tmxmoney.com). The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not reflect actual transactions.

	2015				2016
Fiscal Quarter	Price Range				Price Range
	High		Low		High		Low
First Quarter(1)	C$	1.76	C$	0.70	C$	0.09	C$	0.06
Second Quarter		1.54		0.72		0.69		0.53
Third Quarter		0.84		0.61		1.14		0.51
Fourth Quarter		0.69		0.54		1.13		0.53

	2017
Fiscal Quarter	Price Range
	High		Low
First Quarter	C$	1.00	C$	0.80
Second Quarter		0.86		0.67
Third Quarter		0.89		0.66
Fourth Quarter (through April 10, 2017)		0.70		0.74

(1)	The Company graduated its listing form the TSX Venture Exchange to the TSX on March 11, 2015.

The closing sales price of the Company’s Common Shares on the TSX as reported on April 10, 2017, was C$0.74 per Common Share.

Holders

As of April 10, 2017, we have 6,773 holders of record of the Common Shares.

Dividends

We have not paid any cash dividends on the Common Shares since our inception and do not anticipate paying any cash dividends in the foreseeable future. We plan to retain our earnings, if any, to provide funds for the expansion of our business.

Equity Compensation Plans

The Company has an incentive stock option plan under which stock options are granted. Stock options have been determined by the Company’s directors and are only granted in compliance with applicable laws and regulatory policy.

The following is provided with respect to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance as of June 30, 2016.

Equity Compensation Plan Information
Plan Category and Description	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders (1)	11,465,000	C$	0.69	6,581,799
Equity Compensation Plans Not Approved by Security Holders	N/A		N/A	N/A
Total	11,465,000	C$	0.69	6,581,799

(1)	Represents options granted pursuant to the Company’s Option Plan.

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Description of the Stock Option Plan:

On January 22, 2016, NioCorp’s Board of Directors adopted the Stock Option Plan (the “Option Plan”).

During the fiscal year ended June 30, 2016, the Compensation and Organization Committee (the “Compensation Committee”) approved all recommendations for the grant of incentive stock options proposed by management, of which an aggregate of 1,600,000 (27%) were granted to Named Executive Officers (“NEOs”), 2,450,000 (41%) were granted to directors who are not NEOs, and 1,825,000 (32%) were granted to non-NEO employees and consultants.

As of the date of this prospectus there are 17,025,000 stock options outstanding which represents, approximately 8.7% of the Company’s currently issued and outstanding Common Shares.

Purpose of the Plan

The Option Plan is intended as an incentive to enable the Company to attract and retain qualified directors, officers, employees and consultants of the Company and its affiliates, promote a proprietary interest in the Company and its affiliates among its employees, officers, directors and consultants, and stimulate the active interest of such persons in the development and financial success of the Company and its affiliates.

General Description of the Plan

The Option Plan is administered by the Compensation Committee. Options are granted by the Board based upon the recommendations of the Compensation Committee. The Option Plan will be effective until January 22, 2026, unless earlier terminated by the Board.

The Company’s Option Plan is administered by the Compensation Committee, and is intended to advance the interests of the Company through the motivation, attraction and retention of key employees, officers and directors of the Company and subsidiaries of the Company and to secure for the Company and its shareholders the benefits inherent in the ownership of common shares of the Company by key employees, officers, directors and consultants of the Company and subsidiaries of the Company. Grants of options under the Option Plan are proposed/recommended by the CEO, and reviewed by the Compensation Committee. The Compensation Committee can approve, modify or reject any proposed grants, in whole or in part. In general, the allocation of available options among the eligible participants in the Option Plan is on an ad hoc basis, and there is no set formula for allocating available options, nor is there any fixed benchmark or performance criteria to be achieved in order to receive an award of options. The Compensation Committee does not consider the “value” of any such option grants in determining the number of options to award to any individual, as any such “value” is an accounting measure that is not relevant to incentivizing the individual. The timing of the grants of options is determined by the Compensation Committee, and there is no regular interval for the awarding of option grants. In general, a higher level of responsibility will attract a larger grant of options. Because the number of options available is limited, in general, the Compensation Committee aims to have individuals at what it subjectively considers to be the same levels of responsibility holding equivalent numbers of options, with additional grants being allocated for individuals who the Compensation Committee believes are in a position to more directly affect the success or the Company through their efforts. The Compensation Committee looks at the overall number of options held by an individual (including the exercise price and remaining term of existing options and whether any previously granted options have expired out of the money or were exercised) and takes such information into consideration when reviewing proposed new grants. After considering the CEO’s recommendations and the foregoing factors, the resulting proposed option grant (if any) is then submitted to the Board for approval.

A brief description of the Option Plan is as follows:

1.	Options may be granted to Employees, Senior Officers, Directors, Non-Employee Directors, Management Company Employees, and Consultants (all as defined in the Option Plan) of the Company and its affiliates who are, in the opinion of the Compensation Committee, in a position to contribute to the success of the Company or any of its affiliates.

2.	The aggregate number of common shares that may be issuable pursuant to options granted under the Option Plan at any particular time (together with those common shares which may be issued pursuant to any other security-based compensation plan(s) of the Company or any other option(s) for services granted by the Company at such time), unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the common shares issued and outstanding at such time. For greater certainty, in the event options are exercised, expire or otherwise terminate, the Company may (subject to such 10% limit) grant an equivalent number of new options under the Option Plan and the Company may (subject to such 10% limit) continue to grant additional options under the Option Plan as its issued capital increases, even after the Option Plan has received regulatory acceptance and shareholder approval.

3.	The number of common shares subject to each option will be determined by the Board at the time of grant (based upon the recommendations of the Compensation Committee), provided that:

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(a)	the maximum aggregate number of common shares reserved for issuance pursuant to options granted under the Option Plan and any other share compensation arrangements of the Company for issuance to insiders at any particular time may not exceed 10% of the issued common shares at such time; and

(b)	the number of common shares issued to Insiders pursuant to the Option Plan (together with any common shares issued to insiders pursuant to any other share compensation arrangements of the Company) within a 12-month period may not exceed 10% of the issued and outstanding number of common shares.

Subject to the overall 10% limit described in 2 above, and the limitations on options to insiders as set forth above, there is no maximum limit on the number of options which may be granted to any one person.

4.	The exercise price of an option will be set by the Compensation Committee in its discretion, but such price shall be not less than the greater of:

(a)	the “volume weighted average trading price” - calculated based on the VWAP during the five trading days immediately prior to the date of grant); and

(b)	the closing price of the common shares on the TSX on the day prior to the option grant.

5.	Options may be exercisable for a period of up to ten years from the date of grant. The Option Plan does not contain any specific provisions with respect to the causes of cessation of entitlement of any optionee to exercise his option, provided, however, that the Board may, at the time of grant, determine that an option will terminate within a fixed period (which is shorter than the option term) upon the ceasing of the optionee to be an eligible optionee (for whatever reason) or upon the death of the optionee, provided that, in the case of the death of the optionee, an option will be exercisable only within one year from the date of the optionee’s death.

6.	Notwithstanding the expiry date of an option set by the Board, the expiry date will be adjusted, without being subject to the discretion of the Board or the Compensation Committee, to take into account any blackout period imposed on the optionee by the Company. If the expiry date falls within a blackout period, then the expiry date will be the close of business on the tenth business day after the end of such blackout period. Alternatively, if the expiry date falls within two business days after the end of such a blackout period, then the expiry date will be the difference between 10 business days reduced by the number of business days between the expiry date and the end of such blackout period.

7.	The Option Plan does not provide for any specific vesting periods. The Compensation Committee may, at the time of grant of an option, determine when that option will become exercisable and any applicable vesting periods, and may determine that that option will be exercisable in installments.

8.	On the occurrence of a takeover bid, issuer bid or going private transaction, the Board has the right to accelerate the date on which any option becomes exercisable and may, if permitted by applicable legislation, permit an option to be exercised conditional upon the tendering of the common shares thereby issued to such bid and the completion of, and consequent taking up of such common shares under, such bid or going private transaction.

9.	Options are non-assignable except in the event of the death of the optionee, and may, during his/her lifetime, only be exercised by the optionee.

10.	The exercise price per optioned share under an option may be reduced, at the discretion of the Board (upon the recommendation of the Compensation Committee), if:

(a)	at least six months has elapsed since the later of the date such option was granted and the date the exercise price for such option was last amended; and

(b)	shareholder approval is obtained, including disinterested shareholder approval if required by the TSX.

11.	The present policy of the Board is not to provide any financial assistance to any optionee in connection with the exercise of any option.

12.	The present policy of the Board is not to transform an option granted under the Option Plan into a stock appreciation right.

13.	If there is any change in the number of common shares outstanding through any declaration of a stock dividend or any consolidation, subdivision or reclassification of the common shares, the number of shares available under the Option Plan, the shares subject to any granted stock option and the exercise price thereof will be adjusted proportionately, subject to any approval required by the TSX. If the Company amalgamates, merges or enters into a plan of arrangement with or into another corporation, and the Company is not the surviving or acquiring corporation, then, on any subsequent exercise of such option, the optionee will receive such securities, property or cash which the optionee would have received upon such reorganization if the optionee had exercised his or her option immediately prior to the record date.

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14.	The Option Plan provides that, subject to the policies, rules and regulations of any lawful authority having jurisdiction (including the TSX), the Board may, at any time, without further action or approval by the shareholders of the Company, amend the Option Plan or any option granted under the Plan in such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to:

(a)	ensure that the options granted under the Option Plan will comply with any provisions respecting stock options under tax and other laws in force in any country or jurisdiction of which a optionee to whom an option has been granted may from time to time be resident or a citizen;

(b)	make amendments of an administrative nature;

(c)	correct any defect, supply any omission or reconcile any inconsistency in the Option Plan, any option or option agreement;

(d)	change vesting provisions of an option or the Option Plan;

(e)	change termination provisions of an option provided that the expiry date does not extend beyond the original expiry date;

(f)	add or modify a cashless exercise feature providing for payment in cash or securities upon the exercise of options;

(g)	make any amendments required to comply with applicable laws or the requirements of the TSX or any regulatory body or stock exchange with jurisdiction over the Company;

(h)	add or change provisions relating to any form of financial assistance provided by the Company to participants under the Option Plan that would facilitate the purchase of securities under the Option Plan;

provided that shareholder approval shall be obtained for any amendment that results in:

•	an increase in the common shares issuable under options granted pursuant to the Option Plan;

•	a change in the persons who qualify as participants eligible to participate under the Option Plan;

•	a reduction in the exercise price of an option;

•	the cancellation and reissuance of any option;

•	the extension of the term of an option;

•	a change in the insider participation limit;

•	options becoming transferable or assignable other than for the purposes described in section 10 of the Option Plan; and

•	a change in the amendment provisions contained in the Option Plan.

Other Compensation Arrangements:

Other than the Option Plan, the Company does not have any other compensation arrangements.

Management’s Discussion and Analysis of FinanciaL Condition and Results of Operations

The following discussion provides information regarding the results of operations for the years ended June 30, 2016 and 2015 and the three and six months ended December 31, 2016 and 2015, and our financial condition, liquidity and capital resources as of December 31, 2016, and June 30, 2016 and 2015. The financial statements and the notes thereto contain detailed information that should be referred to in conjunction with this discussion.

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The following discussion and analysis should be read in conjunction with and our historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus, as well as the Risk Factors and the Cautionary Note Regarding Forward-Looking Statements included above.

Company Overview

NioCorp is developing the Elk Creek Project, located in southeast Nebraska. The Elk Creek Project is an advanced niobium and scandium exploration project that also contains Titanium. Niobium is used to produce HSLA steel, which is a lighter, stronger steel used in automotive, structural, and pipeline applications. Scandium can be combined with Aluminum to make an alloy with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells. Titanium is a key component of pigments used in paper, paint, and plastics, and is also used for aerospace applications, armor, and medical implants.

Our primary business strategy is to advance our Elk Creek Project to commercial production. We are focused on obtaining additional funds to carry out our near-term planned work programs to complete a feasibility study for the Elk Creek Project and to begin development. Subject to delivering a positive feasibility study for the Elk Creek Project, we intend to secure the project financing necessary to complete mine development and construction of the Elk Creek Project.

The Company also holds a position in a mineral exploration property located in Canada. At the present time, this property does not comprise a material aspect of the Company’s business operations. Please refer to “Item 2 – Properties” above for further detail regarding the Company’s mineral exploration properties.

2016 Highlights

The following highlights are from the year ended June 30, 2016:

Strategic

•	The Company continued to make progress with respect to completing a feasibility study for its Elk Creek Project, which included bench and pilot scale metallurgical testing to provide data for the Feasibility Study plant design. On June 23, 2016, we announced the successful completion of a Whole Ore Pre-Leach Pilot Plant (WPL). The WPL validated results from earlier bench-scale testing and paves the way for the remaining Feasibility Study pilot plants to commence at the SGS facility.
•	During 2016, the Company continued to make progress with respect to ongoing permitting activities with the USACE, the state of Nebraska and Johnson County, Nebraska and advanced hydrogeologic modelling of the regional aquifer associated with the Mineral Resource.
•	On June 15, 2016, we announced that we had entered into the CMC Agreement under which CMC expects to purchase up to a maximum of 1,875 tonnes per year, or roughly twenty-five (25%), of our potential annual Ferroniobium production from our Elk Creek, Nebraska resource. Under the CMC Agreement, CMC will purchase this amount of Ferroniobium under a market-based pricing structure for an initial 10-year term, with an option to extend beyond that period upon mutual agreement of the parties.

•	In March of 2016, the Company conducted another in a series of Town Hall meetings with residents of Eastern Nebraska to discuss its Elk Creek Project. A capacity crowd of nearly 400 residents attended, with strong and vocal support expressed for the project by many residents.
•	The Company conducted its 2016 Annual Meeting on February 23, 2016. In addition to approving the reelection of all Board members standing for reelection, shareholders also elected Anna Castner Wightman, to the Board. Ms. Wightman is a sixth generation Nebraskan who currently serves as Vice President of Government Relations for First National Bank in Omaha, Nebraska.
•	On October 16, 2015, the Company announced that, as a result of a review by the British Columbia Securities Commission, it had filed an amendment to its second Preliminary Economic Assessment, filed in Canada on September 4, 2015, for the Elk Creek Project. The October 2015 PEA retains the technical and economic results previously disclosed by NioCorp in its August 4, 2015 and September 4, 2015 news releases, and includes additional guidance and cautionary language required by NI 43-101 regarding uncertainty in realizing the results of the October 2015 PEA.

•	On August 4, 2015, the Company announced that during bench and pilot testing of the metallurgical flowsheet for the proposed plant, it was determined that recoveries could be significantly increased by eliminating the flotation step and processing the resource directly through a hydrometallurgical process. Subsequently, on September 4, 2015, the Company filed in Canada a second Preliminary Economic Assessment regarding the Elk Creek Project.
•	On September 17, 2015, the Company announced the production of Ferroniobium using feed material from the Elk Creek Resource that meets specifications for commercial sale. The Ferroniobium was produced during pyrometallurgical testing conducted at Kingston Process Metallurgy Inc. (“KPM”) in Kingston, Ontario.

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•	In July 2015, the Company completed diamond drill holes at the prospective locations of the mine shaft and the ventilation raise. The data collected from these holes will assist in developing cost estimates for the establishment of these key components of the mine infrastructure, and will serve to reduce risk in these areas of the project.

Financing and Other

•	On June 17, 2016, we completed a warrant exercise program resulting in gross proceeds of C$4.8 million. A total of approximately 7.4 million C$0.65 share purchase warrants expiring November 10, 2016 were exercised. Each holder who exercised one warrant during the program received 1.11029 Common Shares, representing one Common Share and 0.11029 of a Common Share, as the incentive portion. The program had been previously approved by our shareholders on May 17, 2016.
•	On January 19, 2016, the Company announced the closing of a non-brokered private placement of 9,074,835 Units of the Company at a price of C$0.57 per Unit, which raised gross proceeds of C$5.2 million. Each Unit warrant is exercisable to acquire one additional Common Share for a period of 3 years at a price of C$0.75 per Common Share.
•	On December 15, 2015, the Company announced the signing of the Lind Agreement. Through December 31, 2015, an initial $4.0 million was funded pursuant to the issuance of an initial convertible security (“Convertible Security”), with an additional $0.5 million received as of January 19, 2016, on the issuance of a further equivalent amount of the Convertible Security, including interest. The Convertible Security is for a term of two years, and carries prepaid interest at a rate of 10% per annum. Lind can increase the funding under the Convertible Security by an additional $1.0 million during its two-year term. Further, provided certain conditions are met, the Company will have the right to call an additional $1.0 million under the initial Convertible Security.
•	In November 2, 2015, the Company announced the appointment of Jim Sims to the position of Vice President of External Affairs. In this capacity, Mr. Sims manages investor relations, media relations, marketing, and government affairs.
•	On October 22, 2015, the Company announced the closing of a non-brokered private placement of unsecured convertible promissory notes (the “Notes”), for gross proceeds $0.8 million (the “Private Placement”).
•	On July 1, 2015, the Company entered into a non-revolving credit facility agreement in the amount of $2 million with Mr. Mark Smith, under which $0.5 million was drawn down. The arrangement bears an interest rate of 10%, is secured by the Company’s assets pursuant to a general security agreement, is subject to both a 2.5% establishment fee and 2.5% prepayment fee, and became due and payable on June 17, 2016.

Results of Operations

Comparison of Year Ended June 30, 2016 to June 30, 2015

	For the year ended
	June 30,
	2016	2015
	(US$000)
Operating expenses	$9,518	$25,480
Net loss	$11,408	$23,115
Net loss per share (basic and diluted)	$0.07	$0.17

The Company’s net loss decreased to $11.4 million for 2016 from $23.1 million for 2015. These changes resulted primarily from decreased exploration activities as work efforts transitioned from on-site drilling and related metallurgical testing to engineering efforts related to the in-process feasibility study.

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During the years ended June 30, 2016 and 2015, the Company had no revenues. Operating expenses incurred related primarily to performing exploration activities, as well as the activities necessary to support corporate and shareholder duties, and are detailed in the following table.

	For the year ended June 30,
	2016	2015
	(US$000)
Operating expenses:
Consulting	$201	$242
Depreciation	9	10
Employee related costs	1,988	3,413
Finance costs	242	39
Professional fees	512	435
Exploration expenditures	4,719	18,051
Other operating expenses	1,847	3,178
Impairment of equipment	-	112
Total operating expenses	9,518	25,480

Change in financial instrument fair value	2,719	-
Other gains	(587)
Interest and other income	-	(16)
Foreign exchange (gain) loss	(528)	434
Interest expense	275	-
Loss (gain) on available for sale securities	11	(28)
Income tax expense (benefit)	-	(2,755)
Net Loss	$11,408	$23,115

Overall decreases in operating expenses reflect decreased exploration expenditures as compared to the prior year. Significant items affecting operating expenses are noted below:

Employee related costs decreased from $3.4 million in 2015 to $2.0 million in 2016 primarily due to a $1.6 million decrease in share-based compensation costs reflecting the timing and amount of stock option grants, as well as changes in vesting periods. Options granted in 2015 were vested immediately, resulting in 100% of the value being expensed upon grant. Options granted in 2016 vest over an 18-month period, and the corresponding option value is being expensed over the vesting period. This decrease in share-based compensation expense was partially offset by a $0.2 million increase related to headquarters personnel costs to support increased financing efforts and general operational activities.

Finance costs represent fees and costs associated with financial transactions. Costs incurred for 2016 primarily reflect Lind Agreement transaction costs.

Exploration expenditures decreased to $4.7 million (2015: $18.1 million) reflecting the timing of expenditures at the Elk Creek Project. 2016 expenditures primarily related to engineering and metallurgical testing work in support of our feasibility study, while 2015 costs included $10.3 million for drilling, metallurgical work, and geologists and field staff, which was necessary to support the preparation and filing of an updated Canadian National Instrument 43-101 Mineral Resource Statement and the completion of a Preliminary Economic Assessment. The following table provides additional details on exploration expense by period:

	Year ended June 30,
	2016	2015
	(US$000)
Feasibility study and engineering	$2,671	$5,892
Field management and other	940	1,791
Drilling, sampling and assaying	197	4,976
Metallurgical	844	4,506
Geologists and field staff	67	886
Total	$4,719	$18,051

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Other operating expenses include investor relations, general office expenditures, stock and proxy expenditures and other miscellaneous costs. Costs incurred during 2016 include $525,000 relating to the fair value of additional shares issued in connection with the warrant exercise program discussed below under “Recent Financing Activities”. Similarly, 2015 costs include $2,159,000 relating to the fair value of warrants issued to MRCC in connection with the 2015 Offering discussed above under “Financing” and warrants issued in connection with the offtake agreement discussed below under “Contractual Obligations and Off Balance Sheet Arrangements”.

Other significant items impacting the change in the Company’s net loss are noted below:

Change in financial instrument fair value represents non-cash changes in the market value of the Convertible Security, which is carried at Fair value, as well as changes in the market value of the derivative liability component of the Notes.

Other gains recorded in 2016 represents the one-time reversal of a Canadian tax-related accrual associated with flow-through capital shares issued in 2010.

Foreign exchange (gain) loss is primarily due to changes in the United States dollar (“USD”) against the Canadian dollar (“CAD”). And reflects the timing of foreign currency transactions and subsequent changes in exchange rates. The gain recorded in 2016 primarily relates to the USD-denominated Convertible Security, which is recorded on the Canadian parent company books.

Interest expense represents interest incurred in connection with loans from Mark A. Smith and the Notes. Increases in 2016 over 2015 are based on the timing of the closing of the individual debt instruments.

Income tax benefit booked in 2015 reflects the recognition of $2.8 million of deferred tax benefit which was generated during 2015 to offset existing deferred tax liabilities associated with the acquisition of the Elk Creek mineral interest.

Comparison of Six Month Period Ended December 31, 2016 to December 31, 2015

The Company continues to expense all expenditures when incurred, except for equipment, which is capitalized. The Company has no revenues from mining operations. Operating expenses incurred related primarily to performing exploration activities, as well as the activities necessary to support corporate and shareholder duties, and are detailed in the following table.

	For the three months ended December 31,		For the six months ended December 31,
	2016	2015	2016	2015
Operating expenses:
Consulting	$1	$67	$1	$131
Depreciation	2	2	4	4
Employee-related costs	496	182	1,036	520
Finance costs	-	266	-	278
Professional fees	279	89	612	122
Exploration expenditures	2,397	432	4,367	2,396
Other operating expenses	175	265	310	491
Total operating expenses	3,350	1,303	6,330	3,942

Change in financial instrument fair value	(39)	1,398	(335)	1,369
Foreign exchange loss	160	47	193	197
Interest expense	71	88	140	141
Loss (gain) on available for sale securities	5	-	(6)	(6)
Income tax expense	-	-	-	-
Net Loss	$3,547	$2,836	$6,322	$5,643

Six months ended December 31, 2016 compared to six months ended December 31, 2015

Significant items affecting operating expenses are noted below:

Employee related costs increased primarily due to increased share-based compensation costs reflecting the timing and amount of stock option grants, and the impact of additional personnel to support finance and external communications activities.

Professional fees include legal and accounting services, and increased in connection with the Company’s initial registration statement with the SEC. The Company expects that professional fees through the remainder of the fiscal year will continue to be higher than historical periods as the Company transitions to being a reporting issuer with the SEC.

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Exploration expenditures increased $2.0 million, reflecting the timing of expenditures at the Elk Creek Project as discussed above under “Elk Creek Project Update.” 2016 expenditures primarily related to engineering and metallurgical bench and pilot plant testwork in support of our continuing Feasibility Study work, while 2015 costs were directed towards engineering costs in support of the Preliminary Economic Assessment studies that were completed that year.

Other operating expenses include investor relations, general office expenditures, stock and proxy expenditures and other miscellaneous costs. The decline in expenditures was related to financing-related costs incurred in 2015.

Other significant items impacting the change in the Company’s net loss are noted below:

Change in financial instrument fair value represents non-cash changes in the market value of the Convertible Security, which is carried at fair value, as well as changes in the market value of the derivative liability component of the Convertible Notes.

Foreign exchange loss is primarily due to changes in the United States dollar (“USD”) against the Canadian dollar (“C$”), and reflects the timing of foreign currency transactions and subsequent changes in exchange rates. The impacts in both periods primarily relates to the USD-denominated Convertible debt and related party debt, which are recorded on the Canadian parent company books.

Three months ended December 31, 2016 compared to three months ended December 31, 2015

Overall, the increase in net loss for the quarter are reflective of the six-month changes, as discussed above, for employee-related costs, professional fees, exploration expenditures, and change in financial instrument fair value.

Recent Financing Activities

During the three years preceding the date hereof, the Company has granted an aggregate total 20,105,000 incentive stock options and issued 52,962,405 share purchase warrants. During the three years preceding the date hereof, the Company’s option holders have exercised an aggregate total of 9,455,000 incentive stock options and warrant holders have exercised an aggregate total of 23,100,971 share purchase warrants.

On November 10, 2014, the Company closed a partially brokered and partially non-brokered private placement of 19,245,813 special warrants (“2014 Special Warrants”) at an issue price of C$0.55 per 2014 Special Warrant to raise aggregate gross proceeds of C$10,585,197 (the “2014 Offering”). The brokered portion of the 2014 Offering was completed using MRCC, and each 2014 Special Warrant was exchangeable for no additional consideration into one unit of the Company (a “2014 Unit”). Each 2014 Unit consisted of one Common Share and one Common Share purchase warrant (a “2014 Warrant”). Each 2014 Warrant entitles the holder to acquire one Common Share at a price of C$0.65 until November 10, 2016. MRCC received C$112,917.59 and 205,304 options to acquire 2014 Units in consideration of its services in connection with the 2014 Offering. On January 15, 2015, the Company announced it had filed and obtained a receipt from the British Columbia Securities Commission for a final short form prospectus dated January 14, 2015. The receipt also evidences that the Ontario Securities Commission has received the filing, as well as regulators in Alberta and New Brunswick under the Multilateral Instrument 11-102 Passport System. That prospectus qualified the distribution of 19,245,813 2014 Units underlying the 2014 Special Warrants pursuant to the terms thereof, which were deemed to be issued on January 19, 2015. Proceeds of the Special Warrant private placement were to be used to advance the Elk Creek Property and for general working capital.

On November 10, 2014, the Company entered into the TK Agreement whereby TK will purchase approximately 3,750 tonnes or roughly 50 per cent of the Company's planned ferro-niobium production from its Elk Creek Project for an initial 10-year term, with an option to extend beyond that time frame. The agreement presupposes the Company obtaining project financing, obtaining all necessary approvals and constructing a mine at the Elk Creek Project. Pursuant to the agreement with TK, the Company also granted TK a non-transferable warrant entitling TK to acquire 8,569,000 Common Shares at an exercise price of C$0.67 until December 12, 2015.

Pursuant to a financial services advisory agreement with MRCC, the Company issued 500,000 advisory warrants on December 4, 2014 and 250,000 advisory warrants on January 14, 2015 (the “Advisory Warrants”). Each Advisory Warrant entitled MRCC to purchase a unit of the Company at a price of C$0.55 each, on or before December 4, 2016 (each an “Advisory Unit”). Each Advisory Unit consisted of one Common Share and one warrant exercisable at a price of C$0.65 per share until December 4, 2016. These Advisory Warrants were exercised during the three-month period ended March 31, 2016, resulting in gross proceeds to the Company of C$412,500, the issuance of 750,000 Common Shares and granting of an additional 750,000 warrants comprised in the Advisory Units.

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Pursuant to a sponsorship agreement between MRCC and the Company in connection with the Company’s graduation to the Toronto Stock Exchange, the Company issued 250,000 agent’s sponsorship warrants on January 14, 2015 (the “Sponsor Warrants”), entitling MRCC to purchase a unit of the Company (the “Sponsor Units”) at C$0.60 per Sponsor Unit until January 14, 2017. Each Sponsor Unit consisted of one common Share and one warrant exercisable at C$0.65 per share until January 14, 2017. These Sponsor Warrants were exercised during the year ended June 30, 2016, resulting in gross proceeds to the Company of C$150,000, the issuance of 250,000 Common Shares and the granting of an additional 250,000 warrants comprised in the Sponsor Units.

On February 27, 2015, the Company announced that it had closed a bought deal private placement offering with MRCC consisting of 2,914,000 special warrants (“2015 Special Warrants”), including the exercise of 15% over-allotment option in full, at an issue price of C$0.75 per 2015 Special Warrant for aggregate gross proceeds of C$2,185,500 (the “2015 Offering”). Each 2015 Special Warrant was exchangeable for no additional consideration into one unit of the Company (a “2015 Unit”). Each 2015 Unit consisted of one Common Share and one Common Share purchase warrant (a “2015 Warrant”). Each 2015 Warrant entitles the holder to acquire one Common Share at a price of C$1.00 until February 27, 2017.

In consideration for its services in connection with the 2015 Offering, MRCC received a cash commission of C$137,183 and 182,910 non-transferable Compensation Options (“Compensation Options”). Each Compensation Option entitles MRCC to purchase one Common Share at a price of C$0.85 for a period of 24 months from the closing date of the 2015 Offering. On March 26, 2015, the Company announced it had filed and obtained a receipt from the securities regulators in British Columbia, Ontario, Alberta and Saskatchewan for a final short form prospectus dated March 23, 2015. That prospectus qualified the distribution of 2,914,000 2015 Units issuable pursuant to the terms thereof, which were deemed to be exercised on Monday, March 30, 2015.

On March 5, 2015, the Company announced that it obtained in-principle eligibility approval for a loan guarantee to be provided by the Federal Republic of Germany which will support the Company’s debt financing strategy. This approval, which is the first of four approvals, is based on the signed offtake agreement discussed below under “Three Year History of Material Corporate Agreements”, and demonstrates that the Elk Creek Project will contribute in securing strategic raw materials supplies for Germany and that the supply of Ferroniobium is in the economic interest of Germany. In addition, NioCorp appointed Northcott Capital Limited as its financial advisor with respect to project debt financing for the development of the Elk Creek Project.

On June 17, 2015, the Company entered into the Original Smith Loan in the amount of $1.5 million with Mark Smith. Additionally, on July 1, 2015, the Company entered into a non-revolving credit facility agreement in the amount of $2.0 million with Mr. Smith, and drew down $0.5 million. Both arrangements (collectively, the “Smith Loans”) bear an interest rate of 10%, are secured by the Company’s assets pursuant to a general security agreement, are subject to both a 2.5% establishment fee and 2.5% prepayment fee, and become due and payable on June 17, 2016. In January 2016, Company repaid $1.1 million of the outstanding Smith Loans, representing 100% of amounts drawn down under the credit facility, plus $0.5 million of the amount due under the Original Smith Loan. On July 19, 2016, the Company announced an extension of the Original Smith Loan until June 17, 2017. Total indebtedness under the Original Smith Loan as of December 31, 2016, was $1.0 million.

On October 22, 2015, the Company announced that it had closed a non-brokered private placement of unsecured convertible promissory notes (the “Notes”), for gross proceeds of up to $0.8 million. The Notes bear interest at a rate of 8%, payable annually in arrears, are non-transferable and have a term of three years from the date of issue. Principal under the Notes is convertible by lenders into, and payable by the Company in, Common Shares of the Company at a conversion price of C$0.97 per common share, calculated on conversion or repayment using the then-current Bank of Canada noon exchange rate. Accrued but unpaid interest on the Notes will be convertible by lender into, and payable by the Company in, Common Shares at a price per Common Share equal to the most recent closing price of the Company’s Common Shares prior to the delivery to the Company of a request to convert interest, or the annual due date of interest, as applicable, calculated using the then-current Bank of Canada noon exchange rate. Total indebtedness under the Notes as of December 31, 2016, was $0.8 million.

On December 15, 2015, the Company announced that it would conduct a private placement of up to nine million Units of the Company at a price of C$0.57 per Unit to raise gross proceeds of up to C$5.13 million (the “December Private Placement”). On January 19, 2016, the Company announced the closing of the December Private Placement on an oversubscribed basis and issued 9,074,835 Units of the Company at a price of C$0.57 per Unit, which raised total gross proceeds of C$5.2 million. Each Unit warrant is exercisable to acquire one additional Common Share of the Company for a period of 3 years at a price of C$0.75 per Common Share. In addition, the Company issued 75,450 broker warrants at closing, each having the same terms as a Warrant, with the exception of transferability.

On December 15, 2015, the Company announced the signing of a definitive convertible security funding agreement (the “Lind Agreement”) with Lind Asset Management IV, LLC (“Lind”). Through December 31, 2015, an initial $4.0 million was funded pursuant to the issuance of an initial convertible security (“Convertible Security”), with an additional $0.5 million received as of January 19, 2016, on the issuance of a further equivalent amount of the Convertible Security, including interest. Lind can increase the funding under the Convertible Security by an additional $1.0 million during its two-year term. Further, provided certain conditions are met, the Company will have the right to call an additional $1.0 million under the initial Convertible Security.

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On December 22, 2015, the Company closed the first tranche of its private placement with Lind, which comprised an aggregate of (received in tranches ending January 19, 2016) $4.5 million principal amount 10% secured Convertible Security and 3,125,000 transferable Common Share purchase warrants (the “Lind Warrants”). The Convertible Security has a term of two years from its date of issuance, and interest on the Convertible Security is prepaid and added to its principal amount; accordingly, the initial face value of the Convertible Security is $5.4 million, and the yield of the Convertible Security (if held, unconverted, to maturity) will be 10% per annum, or $0.9 million. Each Lind Warrant entitles the holder to purchase one additional Common Share at a price of C$0.72 on or before December 22, 2018. The Convertible Security and Lind Warrants were issued pursuant to the Lind Agreement. The Convertible Security is convertible into Common Shares of the Company at a conversion price equal to 85% of the VWAP (in Canadian dollars) for the five (5) consecutive trading days immediately prior to the date on which Lind provides the Company with notice of its intention to convert an amount of the Convertible Security from time to time. The issuance of the Convertible Security and the Lind Warrants was completed on a non-brokered private placement basis. The Convertible Security is classified as a compound financial instrument for accounting purposes. Because the Convertible Security is denominated in a currency that is different from the Company’s functional currency, both the liability and conversion components are carried as borrowings. The Convertible Security is secured by the assets of the Company, being the shares of its subsidiaries 0896800 and ECRC. The Convertible Security is also secured by a security interest over all assets of ECRC. The Convertible Security contains financial and non-financial covenants customary for a facility of this size and nature, and includes a financial covenant defining an event of default as all present and future liabilities of the Company or any of its subsidiaries, exclusive of related party loans, for an amount or amounts exceeding C$2.0 million, and which have not been satisfied on time or within 90 days of invoice, or have become prematurely payable as a result of its default or breach. This covenant became effective after February 1, 2016, and the Company remains in compliance through to the date hereof.

Total indebtedness under the Convertible Security as of December 31, 2016, was $4.8 million.

On June 17, 2016, we completed a warrant exercise program resulting in gross proceeds of C$4.8 million. A total of approximately 7.4 million C$0.65 share purchase warrants expiring November 10, 2016 were exercised during the incentive period, representing about 50% of all C$0.65 warrants outstanding and nearly 70% of warrant holders eligible to participate. Each holder who exercised one warrant during the program received 1.11029 Common Shares, representing one warrant share and 0.11029 of a Common Share, as the incentive portion. A total of 8,210,394 common shares were issued under the program, which was previously approved by our shareholders on May 17, 2016.

On October 7, 2016, the Company issued 531,908 common shares of the Company to Lind upon conversion of US$275,000 in principal amount of the Company’s outstanding convertible note issued in December of 2015 at a conversion price of C$0.6834 per share.

On November 9, 2016, the Company issued 606,359 common shares of the Company to Lind upon conversion of US$275,000 in principal amount of the Company’s outstanding convertible note issued in December of 2015 at a conversion price of C$0.60792 per share.

In October of 2016, the Company issued 1,220,841 common shares of the Company to private investors upon the exercise of the Company’s outstanding common share purchase warrants. The Company received aggregate proceeds from the exercise of the warrants of C$793,547. The warrants were exercised at a price of C$0.65 per share.

From November 1 through November 12, 2016, the Company issued 2,096,067 common shares of the Company to private investors upon the exercise of the Company’s outstanding common share purchase warrants. The Company received aggregate proceeds from the exercise of the warrants of C$1,362,444. The warrants were exercised at a price of C$0.65 per share.

On January 16, 2017, we entered into the Smith Credit Agreement in the amount of $2.0 million with Mark Smith. The Smith Credit Agreement bears an interest rate of 10% and is drawdowns are subject to a 2.5% establishment fee. Amounts outstanding under the Smith Credit Agreement will become due January 16, 2018, and are secured by all of the Company’s assets pursuant to a general security agreement between the Company and Mr. Smith dated June 17, 2015. The Smith Credit Agreement contains financial and non-financial covenants customary for a facility of this size and nature. On January 18, 2017, we completed a drawdown from the Smith Credit Agreement in the amount of $175.

On February 1, 2017, the Company issued 617,971 common shares of the Company to Lind upon conversion of US$275,000 in principal amount of the Company’s outstanding convertible note issued in December of 2015 at a conversion price of C$0.76641 per share.

On February 6, 2017, the Company issued 1,698,072 common shares of the Company to Lind upon conversion of US$750,000 in principal amount of the Company’s outstanding convertible note issued in December of 2015 at a conversion price of C$0.76426 per share.

On February 14, 2017, the Company issued a notice to Lind Asset Management IV, LLC regarding the first tranche increase. The additional $1.2 million in face amount of the Initial Convertible Security is convertible into common shares of the Company pursuant to its terms.

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On February 14, 2017, we completed the First Tranche Closing of our February 2017 Offering. The First Tranche Closing consisted of the issuance of 3,860,800 February 14, 2017 Units at a price of C$0.70 per February 14, 2017 Unit, for gross proceeds of C$2.7 million. Each February 14, 2017 Unit consists of one Common Share and one transferable February 14, 2017 Warrant, with each February 14, 2017 Warrant entitling the holder thereof to acquire one additional Common Share at a price of C$0.85 until February 14, 2020.

On February 28, 2017, we completed the second and final tranche closing (the "Final Closing") of our non-brokered private placement of units announced January 27, 2017, January 30, 2017, and February 10, 2017 (the “February 2017 Offering”). The Final Closing consisted of the issuance of 3,503,989 units consisting of 2,964,682 units dated February 21, 2017 (each a “February 21, 2017 Unit”) and 539,307 units dated February 28, 2017 (each a “February 28, 2017 Unit”) at a price of C$0.70 per each February 21, 2017 and February 28, 2017 Unit, for gross aggregate proceeds of C$2.5 million. Each February 21, 2017 Unit consists of one Common Share and one transferable Common Share purchase warrant (each whole such warrant a "February 22, 2017 Warrant"), with each February 21, 2017 Warrant entitling the holder thereof to acquire one additional Common Share at a price of C$0.85 until February 21, 2020. Each February 28, 2017 Unit consists of one Common Share and one transferable Common Share purchase warrant (each whole such warrant a "February 28, 2017 Warrant"), with each February 28, 2017 Warrant entitling the holder thereof to acquire one additional Common Share at a price of C$0.85 until February 28, 2020. The Company paid cash commissions of C$87,527 and issued 78,342 broker warrants (having the same terms as the Warrants) in connection with the Private Placement to brokers outside of the United States.

On March 31, 2017, we received $1.0 million in First Tranche Increase funding from Lind. In connection with this additional funding, the Company issued 890,670 Lind first Tranche Increase Warrants, at an exercise price of C$0.90 per warrant.

On March 24, 2017, we announced that we had entered into an amending agreement dated March 20, 2017, with Lind to extend the term of the Initial Convertible Security by six months to June 17, 2018, and entered into amending agreements dated March 20, 2017, with Mark Smith to extend the due dates of the Smith Credit Agreement and Original Smith Loan to June 16, 2018 and June 17, 2018, respectively.

Liquidity and Capital Resources

We have no revenue generating operations from which we can internally generate funds. To date, our ongoing operations have been financed by the sale of our equity securities by way of private placements and the exercise of incentive stock options and share purchase warrants. We believe that we will be able to secure additional private placements financings in the future, although we cannot predict the size or pricing of any such financings. In addition, we can raise funds through the sale of interests in our mineral properties, although current market conditions have substantially reduced the number of potential buyers/acquirers of any such interest(s). This situation is unlikely to change until such time as we can complete work on the Feasibility Study. When acquiring an interest in mineral properties through purchase or option, we will sometimes issue Common Shares to the vendor or optionee of the property as partial or full consideration for the property interest in order to conserve our cash.

As of December 31, 2016, the Company had cash of $0.7 million and a working capital deficiency of $6.9 million, compared to cash of $4.4 million and working capital of $2.3 million on June 30, 2016. This change in working capital is the result of two primary factors: Our continued work towards completion of the Feasibility Study primarily related to engineering and metallurgical development, and the transfer of the Lind Convertible Security from a long-term liability to a current liability based on maturity date. Following the execution of the Lind Convertible Security Agreement in December 2015, $1,375 of the Convertible Security has been converted into NioCorp equity, thereby reducing the outstanding liability. Additional components of this Convertible Security may be converted into equity at the discretion of the debt holder, however, there is no obligation that the debt holder convert any additional portion of the debt prior to the expiration of the Convertible Security.

We expect that the Company will operate at a loss for the foreseeable future. The Company’s current planned operational needs are approximately $2.5 million until June 30, 2017. In addition to outstanding accounts payable, our ongoing burn rate averages to approximately $810 per month where approximately $310 is for administrative purposes and approximately $500 is for planned exploration expenditures related to the completion of the Feasibility Study, permitting efforts, and third party consultants until June 30, 2017. The Company’s ability to continue operations and fund our current work plan is dependent on Management’s ability to secure additional financing.

In addition to the recent announcements regarding the Smith Credit Facility on January 16, 2017, the additional $1.0 million investment by the Lind Partners received on March 31, 2017, and the completion of the private placement offering with net proceeds of C$5.16 million announced on February 28, 2017, the Company anticipates that it may need to raise $0 to $4 million to continue planned operations. Management is actively pursuing such additional sources of debt and equity financing, and while it has been successful in doing so in the past, there can be no assurance it will be able to do so in the future.

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Exploration expenditure commitments (for example, lease payments) are $36,000 until June 30, 2017 and planned exploration and development activities are approximately $1.5 million until June 30, 2017. To maintain its currently held properties and fund its currently anticipated general and administrative costs and planned exploration and development activities at the Elk Creek Project for the fiscal year ending June 30, 2017, the Company will require additional financing during 2017. Should such financing not be available in that time-frame, we will be required to reduce our activities and will not be able to carry out all our presently planned exploration and development activities at the Elk Creek Project.

We currently have no further funding commitments or arrangements for additional financing at this time (other than the potential exercise of options and warrants) and there is no assurance that we will be able to obtain additional financing on acceptable terms, if at all. There is significant uncertainty that we will be able to secure any additional financing in the current equity markets. The quantity of funds to be raised and the terms of any proposed equity financing that may be undertaken will be negotiated by Management as opportunities to raise funds arise. Specific plans related to the use of proceeds will be devised once financing has been completed and Management knows what funds will be available for these purposes. Management intends to pursue funding sources of both debt and equity financing, including but not limited to the issuance of equity securities in the form of Common Shares, warrants, subscription receipts, or any combination thereof in units of the Company pursuant to private placements to accredited investors or pursuant to equity lines of credit or public offerings in the form of underwritten/brokered offerings, at-the-market offerings, registered direct offerings, or other forms of equity financing and public or private issuances of debt securities including secured and unsecured convertible debt instruments or secured debt project financing. Management does not currently know the terms pursuant to which such financings may be completed in the future, but any such financings will be negotiated at arms-length. Future financings involving the issuance of equity securities or derivatives thereof will likely be completed at a discount to the then-current market price of the Company’s securities and will likely be dilutive to current shareholders.

The audit opinion and notes that accompany our financial statements for the year ended June 30, 2016 disclose a “going concern” qualification to our ability to continue in business. The accompanying financial statements have been prepared under the assumption that we will continue as a going concern. We are an exploration stage company and we have incurred losses since our inception. We do not have sufficient cash to fund normal operations and meet debt obligations for the next 12 months without deferring payment on certain current liabilities and raising additional funds. We believe that the going concern condition cannot be removed with confidence until the Company has entered into a business climate where funding of its planned ongoing operating activities is secured.

We have no exposure to any asset-backed commercial paper. Other than cash held by our subsidiaries for their immediate operating needs in Colorado and Nebraska, all of our cash reserves are on deposit with major United States and Canadian chartered banks. We do not believe that the credit, liquidity, or market risks with respect thereto have increased as a result of the current market conditions. However, in order to achieve greater security for the preservation of its capital, we have, of necessity, been required to accept lower rates of interest, which has also lowered our potential interest income.

Cash Flow Considerations

As of December 31, 2016, the Company had cash of $0.7 million and a working capital deficiency of $6.9 million, compared to cash of $4.4 million and working capital of $2.3 million on June 30, 2016. This change in working capital is the result of two primary factors: Our continued work towards completion of the Feasibility Study primarily related to engineering and metallurgical development, and the transfer of the Lind Convertible Security from a long-term liability to a current liability based on maturity date.

The Company has historically relied upon equity financings to satisfy its capital requirements and will continue to depend heavily upon equity capital to finance its activities. The Company may pursue debt financing in the medium term if it is able to procure such financing on terms more favorable than available equity financing, however there can be no assurance the Company will be able to obtain any required financing in the future on acceptable terms.

The Company has limited financial resources compared to its proposed expenditures, no source of operating income and no assurance that additional funding will be available to it for current or future projects, although the Company has been successful in the past in financing its activities through the sale of equity securities.

The ability of the Company to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions and its success in developing the Elk Creek Project. Any quoted market for the Company's shares may be subject to market trends generally, notwithstanding any potential success of the Company in creating revenue, cash flows or earnings, and any depression of the trading price of the Company’s Common Shares could impact its ability to obtain equity financing on acceptable terms.

Historically, the Company has used net proceeds from issuances of Common Shares to provide sufficient funds to meet its near-term exploration and development plans and other contractual obligations when due. However, further development and construction of the Elk Creek Project will require substantial additional capital resources. This includes near-term funding and, ultimately, funding for project construction and other costs. See “Financing” above for greater detail on the Company’s recent equity financings and discussion of arrangements related to possible future debt financing(s).

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Financial and Other Instruments

The Company’s financial instruments consist of cash, receivables, marketable securities, accounts payable and accrued liabilities, related party loan, convertible debt, and the derivative liability. The carrying value of receivables, accounts payable and accrued liabilities, and related party loan approximates their fair values due to their immediate or short-term maturity. Cash and marketable securities are carried at fair value using a level 1 fair value measurement. Convertible debt and derivative liability are carried at fair value using level three measurements. The Company’s exposure to changes in market interest rates, relates primarily to the Company’s earned interest income on cash deposits and short term investments. The Company maintains a balance between the liquidity of cash assets and the interest rate return thereon. The carrying amount of financial assets, net of any provisions for losses, represents the Company’s maximum exposure to credit risk.

Contractual Obligations

The Company currently has an offtake agreement dated November 10, 2014 (the “Offtake Agreement”) with ThyssenKrupp Metallurgical Products GmbH (“ThyssenKrupp”) whereby ThyssenKrupp will purchase, at market rates, approximately 3,750 metric tons, or fifty percent (50%), of the Company’s current planned ferroniobium production from the Elk Creek Project for an initial ten-year term, with an option to extend beyond that timeframe. The Offtake Agreement presupposes the Company obtaining project financing, obtaining all necessary approvals and constructing a mine at the Elk Creek Project. ThyssenKrupp is based in Essen, Germany, and is part of the Business Area Materials Services, a global materials distributor and service provider with 500 branches in 44 countries. The Company appointed ThyssenKrupp as its exclusive sales agent of its production in Europe, with a stated amount to be sold in Germany. Pursuant to the Offtake Agreement, the Company granted ThyssenKrupp a non-transferable warrant to acquire 8,569,000 Common Shares of the Company at an exercise price of C$0.67 per Common Share, which expired on December 12, 2015.

On June 15, 2016, we announced that we had entered into the CMC Agreement with CMC, under which CMC expects to purchase up to a maximum of 1,875 tonnes per year, or roughly twenty-five (25%), of our potential annual Ferroniobium production from our Elk Creek, Nebraska resource. Under the CMC Agreement, CMC will purchase this amount of Ferroniobium under a market-based pricing structure for an initial 10-year term, with an option to extend beyond that period upon mutual agreement of the parties.

Tabular Disclosure of Contractual Obligations

Information regarding our known contractual obligations of the types described below as of June 30, 2016, is set forth in the following table ($000):

		Payments due by period
		Less than	1 - 3	4 - 5	After
	Total	1 year	years	years	5 years

Debt	$7,510	$1,214	$6,296	$-	$-
Operating leases	349	207	123	19	-
Total contractual obligations	$7,859	$1,421	$6,419	$19	$-

During the six-month period ended December 31, 2016, debt obligations decreased $0.8 million due to conversions under the Lind Agreement. There were no other substantial changes to contractual obligations.

Off Balance Sheet Arrangements

The Company had no off balance sheet arrangements for the fiscal years ended June 30, 2016 and 2015, or the six month period ended December 31, 2016.

Critical Accounting Policies

In applying the Company’s accounting policies, management undertakes a number of judgments, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses. Actual results may differ from the judgments, estimates and assumptions made by management and will seldom equal the estimated results.

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The most significant critical judgment that members of management have made in the process of applying the entity’s accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements is the policy on exploration and evaluation assets.

In particular, management is required to assess mineral interests for impairment. Note 5 to the consolidated financial statements discloses the carrying values of such assets. As part of this assessment, management must make an assessment as to whether there are indicators of impairment. If there are indicators, management performs an impairment test on the major assets within this balance.

The recoverability of exploration and evaluation assets is dependent on a number of factors common to the natural resource sector. These include the extent to which the Company can continue to renew its exploration and future development licenses with local authorities, establish economically recoverable reserves on its properties, the ability of the Company to obtain necessary financing to complete the development of such reserves and future profitable production or proceeds from the disposition thereof. The Company will use the evaluation work of professional geologists, geophysicists and engineers for estimates in determining whether to commence or continue mining and processing. These estimates generally rely on scientific and economic assumptions, which in some instances may not be correct, and could result in the expenditure of substantial amounts of money on a deposit before it can be determined whether or not the deposit contains economically recoverable mineralization. If a determination is made that a deposit does not contain economically recoverable mineralization, or if other factors are present that indicate the existence of an impairment, a property is written down to net realizable value, which could have a material effect on the financial positon and financial performance of the Company.

Share-based compensation is determined using the Black-Scholes pricing model based on estimated fair values of all share-based awards at the date of grant and is expensed to the consolidated statement of loss over each award’s vesting period. The Black-Scholes pricing model utilizes subjective assumptions such as expected price volatility and expected life of the option. Changes in these input assumptions can significantly affect the fair value estimate, which could impact amounts recognized as expense and carried as a component of shareholders’ equity. See Note 8b in the Company’s consolidated financial statements for the year ended June 30, 2016 for a summary of the assumptions used to calculate the value of share-based compensation.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Common Shares acquired pursuant to this prospectus. This summary does not discuss any tax consequences applicable to the selling shareholders. Each selling shareholder should consult its own tax advisor regarding the tax consequences of the exercise of its warrants and options and the resale of Common Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

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U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Common Shares acquired pursuant this prospectus that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquire Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Common Shares in connection with carrying on a business in Canada; (d) persons whose Common Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participants). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares.

Passive Foreign Investment Company Rules

PFIC Status of the Company

If the Company were to constitute a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Holder’s holding period, then certain potentially adverse rules may affect the U.S. federal income tax consequences to a U.S. Holder as a result of the acquisition, ownership and disposition of Common Shares. The Company believes that it was classified as a PFIC during the tax year ended June 30, 2016, and based on current business plans and financial expectations, the Company expects that it may be a PFIC for the current tax year and may be a PFIC in future tax years. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or any subsidiary of the Company) concerning its PFIC status. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of the Company and each subsidiary of the Company.

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In any year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Company generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company is passive income (the “PFIC income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of the Company’s direct or indirect equity interest in any company that is also a PFIC (a ‘‘Subsidiary PFIC’’), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Common Shares. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of Common Shares are made.

Default PFIC Rules Under Section 1291 of the Code

If the Company is a PFIC for any tax year during which a U.S. Holder owns Common Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether and when such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any “excess distribution” received on the Common Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Common Shares or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective Common Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferred rates). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

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If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Common Shares were sold on the last day of the last tax year for which the Company was a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its Common Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Common Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the Common Shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a “purging” election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its Common Shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

The Company: (a) will make available to U.S. Holders, upon their written request, information as to its status as a PFIC, and (b) for each year in which the Company is a PFIC, provide to a U.S. Holder, upon written request, such information and documentation that a U.S. Holder making a QEF Election with respect to the Company is reasonably required to obtain for U.S. federal income tax purposes. The Company may elect to provide such information on its website. However, U.S. Holders should be aware that the Company can provide no assurances that it will provide any such information relating to any Subsidiary PFIC. Because the Company may own shares in one or more Subsidiary PFICs at any time, U.S. Holders will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions with respect to any Subsidiary PFIC for which the U.S. Holders do not obtain the required information. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any Subsidiary PFIC.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if the Company does not provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

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Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Common Shares for which the Company is a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Common Shares, over (b) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares are transferred.

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Certain additional adverse rules may apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

General Rules Applicable to the Ownership and Disposition of Common Shares

The following discussion describes the general rules applicable to the ownership and disposition of the Common Shares but is subject in its entirety to the special rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current and accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Common Shares and thereafter as gain from the sale or exchange of such Common Shares. (See “Sale or Other Taxable Disposition of Common Shares” below). However, the Company may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by the Company with respect to the Common Shares will constitute ordinary dividend income. Dividends received on Common Shares by corporate U.S. Holders generally will not be eligible for the “dividends received deduction.” Subject to applicable limitations and provided the Company is eligible for the benefits of the Canada-U.S. Tax Convention or the Common Shares are readily tradable on a United States securities market, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder's tax basis in such Common Shares sold or otherwise disposed of. A U.S. Holder’s tax basis in Common Shares generally will be such holder’s U.S. dollar cost for such Common Shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the Common Shares and net gains from the disposition of the Common Shares. Further, excess distributions treated as dividends, gains treated as excess distributions under the PFIC rules discussed above, and mark-to-market inclusions and deductions are all included in the calculation of net investment income.

Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, that distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of Common Shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a QEF Election will be required to recalculate its basis in the Common Shares excluding QEF basis adjustments.

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Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in a PFIC for which a QEF Election has been made and which is held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on QEF income inclusions and on gains calculated after giving effect to related tax basis adjustments. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the Common Shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Common Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their Common Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Common Shares will generally be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

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The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective June 24, 2015, we ended our relationship with Davidson & Company LLP Charted Professional Accountants (“Davidson”) as our independent registered public accounting firm. Davidson’s dismissal as our independent registered public accounting firm was approved by our Board.

Davidson’s reports regarding the Company's financial statements for the fiscal years ended June 30, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of Davidson on the Company's financial statements for fiscal years ended June 30, 2014 and 2013 contained an explanatory paragraph which noted that there was substantial doubt about the Company's ability to continue as a going concern.

During the fiscal years ended June 30, 2014 and 2013, and during the period from July 1, 2014 to the date of dismissal, (i) there were no disagreements with Davidson on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Davidson would have caused it to make reference to such disagreement in its reports; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Davidson with a copy of the foregoing disclosures and requested that Davidson furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter has been filed as Exhibit 16.1 to the Registration Statement on Form S-1 of which this prospectus forms a part.

Effective June 24, 2015, we engaged BDO USA, LLP (“BDO”) as the Company's independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending June 30, 2015.

During each of the Company's two most recent fiscal years and through the interim periods preceding the engagement of BDO, we (a) have not engaged BDO as either the principal accountant to audit the Company's financial statements, or as an independent accountant to audit a significant subsidiary of the Company and on whom the principal accountant is expected to express reliance in its report; and (b) has not consulted with BDO regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written report or oral advice was provided to the Company by BDO concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest rate risk

The Company’s exposure to changes in market interest rates, relates primarily to the Company’s earned interest income on cash deposits and short term investments. The Company maintains a balance between the liquidity of cash assets and the interest rate return thereon. The carrying amount of financial assets, net of any provisions for losses, represents the Company’s maximum exposure to credit risk.

Foreign currency exchange risk

The Company incurs expenditures in both U.S. and Canadian dollars. Canadian dollar expenditures are related to engineering and metallurgical related exploration expenses, as well as certain professional services. As a result, currency exchange fluctuations may impact the costs of our operating activities. To reduce this risk, we maintain sufficient cash balances in Canadian dollars to fund expected near-term expenditures.

Commodity price risk

The Company is exposed to commodity price risk related to the elements associated with the Elk Creek Project. A significant decrease in the global demand for these elements may have a material adverse effect on our business. The Elk Creek project is not in production, and the Company does not currently hold any commodity derivative positions.

DIRECTORS AND EXECUTIVE OFFICERS

As of April 10, 2017, the names, titles, and ages of the members of the Company’s Board of Directors and its executive officers are as set forth in the below table.

Name	Age	Position	Date of Appointment
Mark A. Smith	58	CEO, President, Executive Chairman and Director	CEO and Director: Sept. 23, 2013 President and Executive Chairman: May 31, 2015
Neal Shah	43	CFO	July 1, 2016; Interim CFO on March 31, 2015
Scott Honan	46	Vice President, Business Development	May 6, 2014
John Ashburn, Jr.	62	Vice-President, General Counsel and Corporate Secretary	April 2, 2015
Jim Sims	55	VP of External Affairs	November 2, 2015
Joseph A. Carrabba	64	Lead Director	December 15, 2014
Michael Morris	71	Director	July 28, 2014
David C. Beling	75	Director	June 6, 2011
Anna Castner Wightman	49	Director	February 23, 2016

The following sets forth a brief description of the business experience of each director and executive officer of the Company:

Mark Smith – Director, President and Chief Executive Officer

Mr. Smith has 36 years of experience in operating, developing, and financing mining and strategic materials projects in the Americas and abroad. In September 2013, he was appointed CEO and a Director of NioCorp. Mr. Smith also serves as the President and Chief Executive Officer for Largo Resources Ltd., a mineral company with an operating property in Brazil and projects in Brazil & Canada. From October 2008 through December 2012, Mr. Smith served as Chief Executive Officer and Director of Molycorp Inc., where he was instrumentally involved in taking it from a private company to a publicly traded company with a producing mine. From November 2011 through May 2015, he served on the Board of Directors at Avanti Mining (TSXv : AVT, Avanti Mining changed its name to AlloyCorp in early 2015). From December 2012 through September 2013, he served as the Managing Director of KMSmith LLC where he served as a consultant.

Prior to Molycorp, he held numerous engineering, environmental, and legal positions within Unocal Corporation (“Unocal”) and later served as the President and Chief Executive Officer of Chevron Mining Inc. (“Chevron”), a wholly-owned subsidiary of Chevron Corporation. Mr. Smith also served for over seven years as the shareholder representative of CBMM, a private company that currently produces approximately 85% of the world supply of niobium. During his tenure with Chevron, Mr. Smith was responsible for Chevron’s three coal mines, one molybdenum mine, a petroleum coke calcining operation and the Mountain Pass mine. At Unocal, he served as the Vice-President from June 2000 to April 2006, and managed the real estate, remediation, mining and carbon divisions. Mr. Smith is a Registered Professional Engineer and serves as an active member of the State Bars of California and Colorado. He received his Bachelor of Science degree in Agricultural Engineering from Colorado State University in 1981 and his Juris Doctor, cum laude, from Western State University, College of Law, in 1990.

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Mr. Smith’s extensive leadership, management, strategic planning, and strategic materials industry expertise through his various leadership and directorship roles in public companies large and small makes him well-qualified to serve as a member of the board of directors of NioCorp.

Neal Shah – Chief Financial Officer

Mr. Shah joined NioCorp in September 2014 as Vice President of Finance, and now serves as the Company’s CFO. Mr. Shah served as Finance Manager at Covidien Ltd., based out of the company’s Boulder, CO office from May 2014 through September 2014. From April 2011 until May 2014, he held the positions of Senior Manager of Corporate Development and M&A and more recently the Director of Strategy and Business Planning at Molycorp Inc.'s corporate offices in Greenwood Village, CO. Mr. Shah graduated from the University of Colorado with a BSc in Mechanical Engineering in 1996, and from Purdue University with an MBA in 2002. Since the completion of his MBA, Mr. Shah also held key finance roles with Intel Corporation and IBM.

Scott Honan – Vice President, Business Development

Mr. Honan joined NioCorp in May 2014 and now serves as Vice President, Business Development. He also serves as President of Elk Creek Resources Corporation, the NioCorp subsidiary that is developing the Elk Creek Project in Nebraska. Prior to his work at NioCorp, Mr. Honan served in several leadership capacities at Molycorp, Inc. from February 2001 - May 2014, including as Vice President Health, Environment, Safety and Sustainability and General Manager and Environmental Manager. With over 23 years of experience in the gold and rare earth industries, Mr. Honan is a graduate of Queen’s University in Mining Engineering in both Mineral Processing (B.Sc. Honors) and Environmental Management (M.Sc.) disciplines.

Jim Sims - Vice President, External Affairs

Mr. Sims has more than 25 years of experience in devising and executing marketing, media relations, public affairs, and investor relations operations for companies in the mining, chemical, manufacturing, utility, and renewable energy sectors. He joined NioCorp in November 2015, after serving for more than five years as Director (and then Vice President) of Corporate Communications for Molycorp, Inc from March 2010 through November 2015. Jim also serves as Director of Investor and Public Relations for IBC Advanced Alloys Corporation. Jim was President and CEO of Policy Communications, Inc. from 1998 – 2010, and served as White House Director of Communications for the Energy Policy Development Group. A former U.S. Senate Chief of Staff, he is the co-founder and former Executive Director of the Geothermal Energy Association, and he has served as Board Chairman of the Rare Earth Technology Alliance. He is an honors graduate of Georgetown University.

John Ashburn – Vice President, General Counsel and Corporate Secretary

An attorney with 35 years of experience, including 25 years in extractive industries, Mr. Ashburn joined NioCorp in January 2015 and was appointed to Vice President, General Counsel and Corporate Secretary on April 2, 2015. He served as Vice President, Chief Legal Officer and a member of the Board of Directors of Simbol, Inc., a privately held development stage Lithium production company, from May 2013 – January 2015, and was Executive Vice President and General Counsel of Molycorp, Inc. from December 2008 – April 2013. Prior to that, he held senior legal positions with Chevron and Unocal. Mr. Ashburn holds a Juris Doctorate from Northern Illinois University, School of Law.

Joseph Carrabba – Lead Director

Mr. Carrabba served as the Chairman, President and Chief Executive Officer of Cliffs Natural Resources Inc., a publicly-held international mining and natural resources company, from September 2006 until his retirement in November 2013. From 2013 until the present day, he has served as CEO of Irati Energy, a private mining company in Brazil, and as a corporate director and consultant. Prior to joining Cliffs Natural Resources Inc., Mr. Carrabba gained broad experience in the mining industry throughout Canada, the United States, Asia, Australia and Europe. He was the former General Manager of Weipa Bauxite Operation of Comalco Aluminum and served in a variety of leadership capacities at Rio Tinto, a global mining company, including as President and Chief Operating Officer of Rio Tinto’s Diavik Diamond Mines, Inc. Mr. Carrabba is also a director of Newmont Mining Corporation, TimkenSteel Corporation, Key Bank and the Aecon Group. He holds a bachelor’s degree in geology from Capital University and his MBA from Frostburg State University in Maryland.

Mr. Carrabba’s qualification to serve on our Board is based upon his many years of leadership and executive experience in large publicly traded companies in the mining and materials processing industries.

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Michael Morris – Director

Mr. Morris was formerly the Chairman of the Board of Heritage Oaks Bankcorp. When Heritage Oaks Bank merged with Pacific Premier Bancorp on April 1, 2017, Mr. Morris became a member of the Pacific Premier Bancorp Board of Directors. He joined Heritage Oaks’ Board in January 2001 and assumed the Board chairmanship in 2007. In addition, Mr. Morris has worked since 1972 at Andre, Morris & Buttery, a professional law corporation, where he now serves as Senior Principal and Chairman of the Board. From 2000 to late 2006, Mr. Morris served on the board of Molycorp, which at the time was a wholly owned subsidiary of Unocal and then Chevron. Mr. Morris was the only independent director of Molycorp at that time. Mr. Morris is a graduate of Georgetown University and received his law degree from the University of the San Francisco School of Law. He has practiced business and environmental law for over 40 years. Mr. Morris served as a member of the Board of Governors and Vice President of the State Bar of California. He served as a 1st Lieutenant in the U.S. Army from 1970 to 1972.

Mr. Morris’s qualification to serve on our Board is based on his based upon his years of senior executive leadership with publicly traded companies and his long experience in the financial, banking, legal, and manufacturing fields.

David Beling – Director

Mr. Beling is a Registered Professional Mining Engineer with 52 years of experience and has been on the board of directors of 14 mining companies starting in 1981. He is President, CEO, CFO and director of Bullfrog Gold Corp. since July 2011 and was the Executive Vice President and Chief Operating Officer of Geovic Mining Corp. from 2004 to 2010. Mr. Beling has examined, significantly reviewed or been directly involved with 88 underground mines, 131 open pit mines and 164 process plants in the global metal, energy and industrial mineral sectors. Employment included 14 years with five majors, then 38 years of employment and consulting for 25 junior mining companies.

Mr. Beling’s qualification to serve on our Board is based upon his decades of senior leadership and executive positions with companies in the mining and minerals processing sectors.

Anna Castner Wightman – Director

A sixth generation Nebraskan and a graduate of Nebraska Wesleyan University, Ms. Wightman serves as Vice President of Government Relations for First National Bank of Omaha, Nebraska, a position she has held since 2000. Prior to that, she worked for the Greater Omaha Chamber of Commerce and served in the U.S. Congress for former Congressman Bill Barrett and former Congresswoman Virginia Smith, both of whom represented the 3rd Congressional District of Nebraska. Anna serves on the Boards of Directors of the Nebraska Chamber of Commerce, Rose Theater for Performing Arts, and Joslyn Castle.

Ms. Wightman’s qualification to serve on our Board is based on her extensive executive experience in the banking and financial services sectors, and her deep knowledge of the Nebraska business and public policy landscapes.

Significant Employees

There are no other significant employees than those already discussed herein.

Family Relationships

There are no family relationships among the directors or executive officers of the Company.

Involvement in Certain Legal Proceedings

During the past ten years none of the persons serving as executive officers and/or directors of the Company and with respect to promoter or control persons for the past five year none have been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

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Executive Compensation

The following table sets out the compensation received for the fiscal years June 30, 2015 and June 30, 2016 in respect to each of the individuals who served as the Company’s chief executive officer at any time during the last fiscal year, as well as the Company’s most highly compensated executive officers:

Summary Compensation Table

Name and Principal Position (a)	Fiscal Year (b)		Salary ($) (c)	Option Awards (1) ($) (f)	Total ($) (j)
Mark A Smith, CEO, President	2016	(2)	$270,000	$157,972	$427,972
	2015	(2)	$270,000	$287,230	$557,230

Scott Honan, Vice President Business	2016		$212,500	$105,315	$317,815
Development	2015		$200,000	$162,940	$362,940

Peter Dickie, Former President and Former CEO	2015	(3)	$164,165	$248,580	$412,745

John Ashburn, Jr., Vice-President, General Counsel and Corporate Secretary	2016		$200,000	$73,720	$273,720

(1)	The value of the option-based awards was determined using the Black-Scholes option-pricing model, with the following assumptions:

	2016	2015
Risk-free interest rate	0.75%	1.25%
Expected dividend yield	0%	0%
Expected stock price volatility	98.2%	105.7%
Expected life of options	2.15 years	2.15 years

Option pricing models require the input of highly subjective assumptions, particularly as to the expected volatility of the stock. Changes in these assumptions can materially affect the fair value estimate, and therefore it is management’s view that the existing models may not provide a single reliable measure of the fair value of the Company’s stock option grants. The Company uses an option-pricing model because there is no market for which employee options may be freely traded. Readers are cautioned not to assume that the value derived from the model is the value that an employee might receive if the options were freely traded, nor assume that these amounts are the same as those reported for income tax purposes.

(2)	Paid to KMSmith LLC, an entity controlled by Mr. Smith.

(3)	During the fiscal year ended June 30, 2015, Mr. Smith was appointed as President on May 31, 2015 following the retirement of Mr. Dickie as President, so the information provided for Mr. Dickie for the financial year ended June 30, 2015 is information for less than a full financial year.

Narrative Disclosure to Summary Compensation Table

Compensation and Organization Committee

The Board has established a Compensation and Organization Committee (the “Compensation Committee”), and has adopted a written charter for the Compensation Committee, effective August 2015. The overall purpose of the Compensation Committee is to act on behalf of the Board and in the best interest of the Company’s shareholders to support the Company’s efforts to attract, retain, develop and reward employees to achieve its annual and strategic objectives. The written charter for the Compensation Committee sets out the role of the Chair of the Compensation Committee.

The responsibilities of the Compensation Committee generally include: (1) recommending compensation policies to the Board for approval and thereafter implementing such policies; (2) ensuring the Company has programs in place to attract and develop management of the highest caliber and a process to provide for the orderly succession of management; (3) assessing and reporting to the Board on the performance of the CEO; (4) reviewing the compensation of the CEO and other officers and members of the Board and making recommendations in respect thereof to the Board; (5) reviewing and approving any proposed amendments to the Company’s incentive stock options plan; (6) making recommendations to the Board concerning stock option grants; and (7) overseeing and considering the implications and risks associated with the Company’s compensation policies.

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The Compensation Committee is responsible for assisting the Board in monitoring, reviewing and approving compensation policies and practices of the Company and its subsidiaries and administering the Company’s Incentive Stock Option Plan. With regard to the CEO, the Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and making recommendations to the Board with respect to the CEO’s compensation level based on this evaluation. In consultation with the CEO, the Compensation Committee makes recommendations to the Board on the framework of executive remuneration and its cost and on specific remuneration packages for each of the directors and officers other than the CEO, including recommendations regarding awards under equity compensation plans. The Compensation Committee also reviews executive compensation disclosure before the Company publicly discloses the information. The Compensation Committee’s decisions are typically reflected in consent resolutions.

There is currently no formal executive compensation program in place. The Board, in conjunction with the Compensation Committee, consider compensation and rewards to senior management on the basis of individual and corporate performance, both in the short term and the long term, while at the same time being mindful of the responsibility that the Company has to its shareholders. The members of the Compensation Committee use their own experience and familiarity with the industry to determine what they believe to be reasonable salaries.

The base salaries of senior management of the Company are set at levels which are considered by the members of the Compensation Committee to be competitive, thereby enabling the Company to compete for and retain executives critical to the long term success of the Company. Initially, salaries (or, for those executive officers who provide their services through consulting arrangements, consulting fees) are set through negotiation when an executive officer joins the Company (with direct input from the Compensation Committee) and are subsequently reviewed each fiscal year to determine if adjustments are required.

The incentive portion of the compensation package consists primarily of the awarding of stock options. In addition, the Board has discretion where deemed appropriate and financially affordable for the Company, to grant cash bonuses based on the performance of both the individual and the Company. Share ownership opportunities through the grant of incentive stock options are provided to align the interests of senior management of the Company with the longer-term interests of the shareholders of the Company.

In general, the Compensation Committee considers that its compensation program should be relatively simple in concept, given the current stage of the Company’s development, and that its focus should be balanced between reasonable current compensation and longer term compensation tied to performance of the Company as a whole. The Compensation Committee has not established a formal set of benchmarks or performance criteria to be met by the Company’s executive officers, rather, the members of the Compensation Committee use their own subjective assessments of the success (or otherwise) of the Company to determine, collectively, whether or not the executive officers are successfully achieving the Company’s business plan and strategy and whether they have over, or under, performed in that regard. The Compensation Committee has not established any set or formal formula for determining executive officer compensation, either as to the amount thereof or the specific mix of compensation elements, and compensation, and adjustments thereto, are set through informal discussions at the Compensation Committee level.

To date, neither the Compensation Committee nor the Board as a whole has considered the implications of the risks associated with the Company’s compensation policies and practices. At this time, the Company does prohibit executive officers or directors from purchasing financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the executive officer or director.

Option-based Awards

The Company’s Stock Option Plan is administered by the Compensation Committee, and is intended to advance the interests of the Company through the motivation, attraction and retention of key employees, officers and directors of the Company and subsidiaries of the Company and to secure for the Company and its shareholders the benefits inherent in the ownership of common shares of the Company by key employees, officers, directors and consultants of the Company and subsidiaries of the Company. Grants of options under the Option Plan are proposed/recommended by the CEO, and reviewed by the Compensation Committee. The Compensation Committee can approve, modify or reject any proposed grants, in whole or in part. In general, the allocation of available options among the eligible participants in the Option Plan is on an ad hoc basis, and there is no set formula for allocating available options, nor is there any fixed benchmark or performance criteria to be achieved in order to receive an award of options.

The Compensation Committee does not consider the “value” of any such option grants in determining the number of options to award to any individual, as any such “value” is an accounting measure that is not relevant to incentivizing the individual. The timing of the grants of options is determined by the Compensation Committee, and there is no regular interval for the awarding of option grants. In general, a higher level of responsibility will attract a larger grant of options. Because the number of options available is limited, in general, the Compensation Committee aims to have individuals at what it subjectively considers to be the same levels of responsibility holding equivalent numbers of options, with additional grants being allocated for individuals who the Compensation Committee believes are in a position to more directly affect the success or the Company through their efforts.

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The Compensation Committee looks at the overall number of options held by an individual (including the exercise price and remaining term of existing options and whether any previously granted options have expired out of the money or were exercised) and takes such information into consideration when reviewing proposed new grants. After considering the CEO’s recommendations and the foregoing factors, the resulting proposed option grant (if any) is then submitted to the Board for approval.

During the fiscal year ended June 30, 2015, the Compensation Committee approved all recommendations for the grant of incentive stock options proposed by management (of which an aggregate of 2,800,000 (41%) were granted to executive officers, 1,800,000 (26%) were granted to directors who are not executive officers and 2,220,000 (33%) were granted to non-executive officer employees and consultants).

During the fiscal year ended June 30, 2016, the Compensation Committee approved all recommendations for the grant of incentive stock options proposed by management (of which an aggregate of 2,450,000 (42%) were granted to executive officers, 1,600,000 (27%) were granted to directs who are not executive officers and 1,825,000 (31%) were granted to non-executive officer employees and consultants)

Compensation Governance

The Company’s Compensation Committee determines an appropriate amount of compensation for its executives, reflecting the need to provide incentive and compensation for the time and effort expended by the executives while taking into account the financial and other resources of the Company.

As of the date of this prospectus, the Compensation Committee is comprised of Joseph Carrabba as the Chairman, David Beling and Michael Morris. All members of the Compensation Committee are independent.

The Compensation Committee has the authority to engage and compensate, at the expense of the Company, any outside advisor that it determines to be necessary to permit it to carry out its duties (including compensation consultants and advisers), but it did not retain any such outside consultants or advisors during the financial year ended June 30, 2015.

Employment Agreements

We have entered into employment agreements with certain Company officers and key employees, including Mr. Mark Smith (whom is listed in the executive compensation table above).

The Company and KMSmith, LLC. (“KMSmith”) entered into a Consulting Agreement effective September 23, 2013 (the “Smith Agreement”). Under the terms of the Smith Agreement, KMSmith, through Mark Smith, provides the duties and responsibilities of the Chief Executive Officer of the Company and related services, for an indefinite term at a rate of $270,000 per annum, payable in equal monthly installments of $22,500. KMSmith also received a one-time signing bonus of $165,000. Any other bonuses and incentive payments are payable at the discretion of the Board of Directors. Mr. Smith is entitled to receive stock options under the Company’s Stock Option Plan, which options are approved by the Board at the time of grant. The Company may terminate the Smith Agreement at any time without notice or payment should KMSmith commit a material breach of the Smith Agreement. In the event the Smith Agreement is terminated by the Company for any reason other than as set out in the Smith Agreement or if KMSmith terminates the Smith Agreement on the occurrence of a Triggering Event, the Company shall pay KMSmith a lump sum termination fee equal to the annual salary in effect at the termination date as well as the average of any annual bonuses or other cash payments for two calendar years immediately preceding the year the termination occurs. A Triggering Event is defined as a substantial change in the nature of services to be performed by KMSmith; a material breach by the Company of the Smith Agreement that is not remedied within 30 days; the ceasing of the Company as a going concern; the failure of the Company to pay a material amount due; or a material reduction in salary. KMSmith may terminate the Smith Agreement on 90 days’ written notice and, should the Company immediately accept such termination notice, it shall pay KMSmith the sum of $69,904. Should a change of control of the Company occur (as that term is defined in the Smith Agreement) and within one year, either a Triggering Event occurs and KMSmith terminates the Smith Agreement or KMSmith’s engagement is terminated without the occurrence of a Triggering Event, then KMSmith shall be entitled to receive an amount equal to the annual salary in effect at the termination date as well as the average of any annual bonuses or other cash payments for two calendar years immediately preceding the year the termination occurs. In the event KMSmith is entitled to a termination payment with respect to a change of control, any stock options previously granted to Mr. Smith shall become fully vested and shall remain exercisable for the original term of grant despite a termination of KMSmith.

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Stock Option, Stock Awards and Equity Incentive Plans

In accordance with the Company’s Option Plan the Company granted certain of its executive officers stock options during the Company’s 2015 and 2016 fiscal year; no other equity based awards were granted to executive officers during the 2015 or 2016 fiscal year.

The following table sets forth the outstanding equity awards for each named executive officer at June 30, 2016. The Company has not granted stock based awards to any of its named executive officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name and Principal Position (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price (e)	Option Expiration Date (f)
Mark A. Smith(1)	300,000	Nil	0.80	12/22/2017
	375,000	375,000	0.62	1/19/2021
Mark A Smith Total	675,000	375,000

Neal Shah(2)	500,000	Nil	0.76	9/2/2017
	200,000	Nil	0.80	12/22/2017
	175,000	175,000	0.62	1/19/2021
Neal Shah Total:	875,000	175,000

Scott Honan(3)	370,000	Nil	0.50	5/9/2017
	250,000	Nil	0.65	7/28/2017
	200,000	Nil	0.80	12/22/2017
	250,000	250,000	0.62	1/19/2021
Scott Honan Total:	1,070,000	250,000

John Ashburn, Jr.(4)	500,000	Nil	0.80	12/22/2017
	175,000	175,000	0.62	1/19/2021
John Ashburn Jr. Total	675,000	175,000

Jim Sims (5)	250,000	250,000	0.62	1/19/2021

Totals:	3,545,000	1,225,000

(1)	On December 22, 2014, Mr. Smith was granted 300,000 options to purchase common shares for a period of 3 years at a price of C$0.80. On January 21, 2016, Mr. Smith was granted 750,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months

(2)	On September 2, 2014, Mr. Shah was granted 500,000 options to purchase common shares for a period of 3 years at a price of C$0.76. On December 22, 2014, Mr. Shah was granted 200,000 options to purchase common shares for a period of 3 years at a price of C$0.80. On January 21, 2016, Mr. Shah was granted 350,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months

(3)	On May 9, 2014, Mr. Honan was granted 500,000 options to purchase common shares for a period of 3 years at a price of C$0.50. On July 28, 2014, Mr. Honan was granted 250,000 options to purchase common shares for a period of 3 years at a price of C$0.65. On December 22, 2014, Mr. Honan was granted 200,000 options to purchase common shares for a period of 3 years at a price of $0.80. On January 21, 2016, Mr. Honan was granted 500,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months

(4)	On December 22, 2014, Mr. Ashburn was granted 500,000 options to purchase common shares for a period of 3 years at a price of C$0.80. On January 21, 2016, Mr. Ashburn was granted 350,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months.

(5)	On January 21, 2016, Mr. Sims was granted 500,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months

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Pension Plan Benefits

The Company does not have in place any deferred compensation plan or pension plan that provides for payments or benefits at, following or in connection with retirement.

Termination and change of control benefits

Except as described above, the Company has not entered into any plans or arrangements in respect of remuneration received or that may be received by the executive officers in the Company’s most recently completed financial year or current financial year in respect of compensating such officers or directors in the event of termination of employment (as a result of resignation, retirement, change of control, etc.) or a change in responsibilities following a change of control.

Compensation of Directors

As at the date of this Registration Statement, the Company has six directors, one of which is also an executive officer, Mark Smith. For a description of the compensation paid to the executive officer of the Company who also acts as a director, see “Summary Compensation Table” above.

The following table sets forth all compensation the Company granted to our directors, other than the director who is also an executive officer, for the fiscal year ended June 30, 2016:

Name (a)	Option Awards(1) ($) (d)	Total ($) (h)
Joseph Carrabba	$84,252	$84,252
Dave Beling	$63,189	$63,189
Michael Morris	$63,189	$63,189
Joseph Cecil	$63,189	$63,189
Anna Castner Wightman	Nil	Nil

(1)	The value of the option-based awards was determined using the Black-Scholes option-pricing model, with the following assumptions:

2016
Risk-free interest rate	0.75%
Expected dividend yield	0%
Expected stock price volatility	98.2%
Expected life of options	2.15 years

Option pricing models require the input of highly subjective assumptions, particularly as to the expected volatility of the stock. Changes in these assumptions can materially affect the fair value estimate, and therefore it is management’s view that the existing models may not provide a single reliable measure of the fair value of the Company’s stock option grants. The Company uses an option-pricing model because there is no market for which employee options may be freely traded. Readers are cautioned not to assume that the value derived from the model is the value that an employee might receive if the options were freely traded, nor assume that these amounts are the same as those reported for income tax purposes.

For the fiscal year ending June 30, 2016, the directors of the Company did not receive a fee for serving on the board of directors of the Company. The directors of the Company have no standard compensation arrangements, or any other arrangements, with the Company, except as herein disclosed. Executive officers of the Company who also act as directors of the Company do not receive any additional compensation for services rendered in such capacity, other than as paid by the Company to such Executive Officers in their capacity as Executive officers. See “Summary Compensation Table” above.

Compensation Committee Interlocks and Insider Participation

During fiscal year ended June 30, 2016, Joseph Carrabba, Anthony Fulton David Beling and Michael Morris served on the Compensation Committee. None of these individuals is an employee or an officer of the Company or had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Anthony Fulton resigned from the Company’s Board of Directors on January 29, 2016.

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Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Management

As of April 10, 2017 the Company had 195,428,961 Common Shares issued and outstanding. The following table sets forth the beneficial ownership of the Company’s Common Shares as of April 10, 2017 by each person who serves as a director and/or an executive officer of NioCorp on that date, and the number of shares beneficially owned by all of the Company’s directors and named executive officers as a group:

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership (1)		Percent of Common Shares
Mark A. Smith, PE, Esq. Highlands Ranch, Colorado, USA	President, Chief Executive Officer and Chairman	19,747,945	(2)	10.05%
Neal Shah Superior, Colorado, USA	Chief Financial Officer	1,017,000	(3)	0.52%
Scott Honan Centennial, Colorado, USA	Vice President, Business Development	1,325,000	(4)	0.67%
John Ashburn, Jr. Littleton, Colorado, USA	Vice-President, General Counsel and Corporate Secretary	1,636,952	(5)	0.83%
Jim Sims Golden Colorado, USA	Vice-President, External Affairs	383,419	(6)	0.20%
Joseph A. Carrabba Key Largo, Florida, USA	Lead Director	900,000	(7)	0.46%
Michael Morris San Luis Obispo, California, USA	Director	780,250	(8)	0.40%
David C. Beling Grand Junction, Colorado, USA	Director	725,000	(9)	0.37%
Anna Castner Wightman Omaha, Nebraska, USA	Director	253,000	(10)	0.13%
All current directors, executive officers and named executive officers as a group (10 persons)		26,768,566		13.27%

Notes to Security Ownership of Management table shown above:

(1)	Calculated in accordance with 1934 Act Rule 13d-3.

(2)	Mr. Smith currently holds 18,770,445 shares of NioCorp Common stock. He currently holds 115,000 exercisable warrants. Each warrant entitles Mr. Smith to acquire one Common Share at a price of C$0.75 until January 2019. In addition, he currently holds 862,500 vested stock options. On December 22, 2014, Mr. Smith was granted 300,000 options to purchase common shares for a period of 3 years at a price of C$0.80. On January 21, 2016, Mr. Smith was granted 750,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months with 75% having vested at this time. On March 17, 2017, Mr. Smith was granted 650,000 options to purchase common shares for a period of 5 years at a price of C$0.76 which vest over a period of 18 months and have not vested at this time.

(3)	Mr. Shah currently holds 54,500 shares of NioCorp Common stock. In addition, he currently holds 962,500 vested stock options. On September 2, 2014, Mr. Shah was granted 500,000 options to purchase common shares for a period of 3 years at a price of C$0.76. On December 22, 2014, Mr. Shah was granted 200,000 options to purchase common shares for a period of 3 years at a price of C$0.80. On January 21, 2016, Mr. Shah was granted 350,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months with 75% having vested at this time. On March 17, 2017, Mr. Shah was granted 400,000 options to purchase common shares for a period of 5 years at a price of C$0.76 which vest over a period of 18 months and have not vested at this time.

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(4)	Mr. Honan currently holds 130,000 shares of NioCorp Common stock. In addition, he currently holds 1,195,000 vested stock options. On May 9, 2014, Mr. Honan was granted 500,000 options to purchase common shares for a period of 3 years at a price of C$0.50. On July 28, 2014, Mr. Honan was granted 250,000 options to purchase common shares for a period of 3 years at a price of C$0.65. On December 22, 2014, Mr. Honan was granted 200,000 options to purchase common shares for a period of 3 years at a price of C$0.80. On January 21, 2016, Mr. Honan was granted 500,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months with 75% having vested at this time. On March 17, 2017, Mr. Honan was granted 400,000 options to purchase common shares for a period of 5 years at a price of C$0.76 which vest over a period of 18 months and have not vested at this time.

(5)	Mr. Ashburn currently holds 762,226 shares of NioCorp Common stock. He currently holds 112,226 exercisable warrants. Each warrant entitles Mr. Ashburn to acquire one Common Share at a price of C$0.85 until March 2020. In addition, he currently holds 762,500 vested stock options. On December 22, 2014, Mr. Ashburn was granted 500,000 options to purchase common shares for a period of 3 years at a price of C$0.80. On January 21, 2016, Mr. Ashburn was granted 350,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months with 75% having vested at this time. On March 17, 2017, Mr. Ashburn was granted 400,000 options to purchase common shares for a period of 5 years at a price of C$0.76 which vest over a period of 18 months and have not vested at this time.

(6)	Mr. Sims currently holds 8,419 shares of NioCorp Common stock. In addition, he currently holds 375,000 vested stock options. On January 21, 2016, Mr. Sims was granted 500,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months with 75% having vested at this time. On March 17, 2017, Mr. Sims was granted 400,000 options to purchase common shares for a period of 5 years at a price of C$0.76 which vest over a period of 18 months and have not vested at this time.

(7)	Mr. Carrabba currently holds 100,000 shares of NioCorp common stock. In addition, he currently holds 800,000 vested stock options. On December 22, 2014, Mr. Carrabba was granted 500,000 options to purchase common shares for a period of 3 years at a price of C$0.80. On January 21, 2016, Mr. Carrabba was granted 400,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months with 75% having vested at this time. On March 17, 2017, Mr. Carrabba was granted 350,000 options to purchase common shares for a period of 5 years at a price of C$0.76 which vest over a period of 18 months and have not vested at this time.

(8)	Mr. Morris currently holds 55,250 shares of NioCorp common stock. In addition, he currently holds 725,000 vested stock options. On July 28, 2014, Mr. Morris was granted 500,000 options to purchase common shares for a period of 3 years at a price of C$0.65. On January 21, 2016, Mr. Morris was granted 300,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months with 75% having vested at this time. On March 17, 2017, Mr. Morris was granted 350,000 options to purchase common shares for a period of 5 years at a price of C$0.76 which vest over a period of 18 months and have not vested at this time.

(9)	Mr. Beling currently holds 350,000 shares of NioCorp common stock. In addition, he currently holds 375,000 vested stock options. On July 28, 2014, Mr. Beling was granted 100,000 options to purchase common shares for a period of 3 years at a price of C$0.65. On December 22, 2014, Mr. Beling was granted 50,000 options to purchase common shares for a period of 3 years at a price of C0.80. On January 21, 2016, Mr. Beling was granted 300,000 options to purchase common shares for a period of 5 years at a price of C$0.62 and vest over a period of 18 months with 75% having vested at this time. On March 17, 2017, Mr. Beling was granted 300,000 options to purchase common shares for a period of 5 years at a price of C$0.76 which vest over a period of 18 months and have not vested at this time.

(10)	Mrs. Wightman currently holds 3,000 shares of NioCorp common stock. In addition, she currently holds 250,000 vested stock options. On July 21, 2016, Mrs. Wightman was granted 500,000 options to purchase common shares for a period of 5 years at a price of C$0.94 which vest over a period of 18 months with 50% having vested at this time. On March 17, 2017, Mrs. Wightman was granted 300,000 options to purchase common shares for a period of 5 years at a price of C$0.76 which vest over a period of 18 months and have not vested at this time.

Security Ownership of Certain Beneficial Owners

As of April 10, 2017, the Company is not aware of any persons that beneficially own more than 5% of its outstanding Common Shares who does not serve as an executive officer or director of the Company.

Employee/Director Hedging Is Not Permitted

The Company’s insider trading policy prohibits hedging in the Company’s securities by employees, officers and directors of the Company or their designees.

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Change in Control Arrangements

As of April 10, 2017, there are no arrangements that would result in a change in control of the Company. We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

Certain Relationships and Related Transactions

Related Party Transactions

The following sets forth information regarding transactions between the Company (and its subsidiaries) and its officers, directors and significant shareholders since the beginning of its fiscal year ended June 30, 2014.

Employment Agreements:

See “Executive Compensation - Employment Agreements” above for a discussion of the employment agreements between the Company and Mr. Smith.

Loan Transactions:

On June 17, 2015, the Company entered into the Original Smith Loan in the amount of $1.5 million with Mark A. Smith, Chief Executive Officer and Executive Chairman of NioCorp.

On July 1, 2015, the Company entered into a non-revolving credit facility agreement (collectively, with the loan above, the “Smith Loans”) in the amount of $2.0 million with Mark Smith and completed a drawdown of $0.5 million on that day, and an additional $0.1 million was drawn under the credit facility on December 2, 2015. A total indebtedness of $2.1 million was outstanding as of December 31, 2015. Both arrangements bear an interest rate of 10%, are secured by the Company’s assets pursuant to a general security agreement, are subject to both a 2.5% establishment fee and 2.5% prepayment fee.

With the receipt of additional funding proceeds from the December Private Placement and Convertible Security, on January 13, 2016, the Company repaid $1.1 million of the outstanding Smith Loans, representing 100% of amounts drawn down under the credit facility, plus $0.5 million of the amount due under the one-year loan. During the year ended June 30, 2016, $108,000 of interest was paid under the Smith loans, with $53,000 remaining payable as of June 30, 2016.

Effective June 16 2016, the Company and Mr. Smith agreed to extend the due date for the remaining loan amount of $1 million until June 16, 2017.

On January 16, 2017, the Company and Mr. Smith entered into the Smith Credit Agreement pursuant to which Mr. Smith agreed to make available to the Company a credit facility of up to $2,000,000. Under the Smith Credit Agreement, Mr. Smith has agreed to advance amounts requested by the Company under the credit facility (the “Loan”) up to the $2,000,000 maximum. The credit facility is non-revolving and amounts paid back under the terms of the Smith Credit Agreement do not again become available for drawdowns at the request of the Company.

The Company will pay interest to Mr. Smith on amounts outstanding under the Loan and on any overdue interest at a rate equal to 10% per annum, calculated monthly in arrears, through to the date of repayment of the Loan. Interest on the Loan will be computed on the basis of a 360-day year comprised on twelve 30-day months. Mr. Smith will also receive an establishment fee equal to 2.5% of the amount of any drawdown payable at the time of the drawdown as consideration of the advancement of such drawdown.

Any outstanding balance on the Loan, including accrued interest, shall be immediately due and payable by the Company on the date of termination of the Smith Credit Agreement on January 16, 2018 or upon the occurrence of an Event of Default (as described below). The Company can pre-pay the Loan at any time without notice and without penalty or prepayment fees.

Drawdowns under the Smith Credit Agreement must be made on a business day before the termination date for a minimum amount of $10,000 and not cause to total amount advanced to exceed $2,000,000. Further, Mr. Smith must have received the written drawdown request along with payment of the establishment fee. Each drawdown request is subject to the consent of Mr. Smith, which may be withheld in Mr. Smith’s sole discretion.

Under the terms of the Smith Credit Agreement, the Company has covenanted that so long as monies are outstanding under the Loan, it will: (a) repay, or cause to be repaid, the Loan and all other monies required to be paid to Mr. Smith in accordance with the Agreement and (b) duly observe and perform all obligations and agreement set forth in the Agreement.

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The following occurrences will trigger and Event of Default under the Smith Credit Agreement, causing the principal amount of Loan outstanding, plus accrued interest, costs and all other monies owing to Mr. Smith to immediately become payable upon demand by Mr. Smith: (a) if the Company shall default in any payment of principal, interest or other amount when the same is required under the Smith Credit Agreement and such default has continued for a period of seven (7) days after notice in writing has been given by Mr. Smith to the Company regarding such default, (b) if the Company shall become insolvent, make a general assignment for the benefit of its creditors, or passes a resolution for the winding-up, merger or amalgamation of the Company, or the Company declares bankruptcy or a receiver is appointed under applicable law, or a compromise or arrangement is proposed by the Company to its creditors, or the occurrence of similar events (c) if the Company defaults in observing or performing any other covenant or agreement of the Smith Credit Agreement and such default has continued for a period of seven (7) days after notice in writing has been given by Mr. Smith to the Company regarding such default.

The Smith Credit Agreement is secured, along with the Company’s prior $1 million loan from Mr. Smith pursuant to a loan agreement dated June 17, 2015, by all of the Company’s assets pursuant to a general security agreement between the Company and Mr. Smith dated June 17, 2015.

On March 24, 2017, we announced that we had entered into amending agreements dated March 20, 2017, with Mark Smith to extend the due dates of the Smith Credit Agreement and Original Smith Loan to June 16, 2018 and June 17, 2018, respectively.

Related Party Purchase in Equity Offering:

1. Mark Smith acquired 3,400,000 Common Shares of the Issuer under a private placement closed October 21, 2013;

2. Mark Smith acquired 3,400,000 Common Shares of the Issuer under a private placement closed December 23, 2013;

3. Mark Smith acquired 2,882,483 Common Shares of the Issuer under a private placement closed March 19, 2014;

4. Mark Smith acquired 4,132,232 2014 Special Warrants under the 2014 Offering; and

5. John Ashburn acquired 112,226 February 14, 2017 Units under our February 2017 Offering.

The Company does not currently have in place any specific policy or procedure in respect of the purchase of securities of the Company from treasury by the Company’s directors or officers. Sections 147-153 of the BCBCA set out rules and procedures applicable to all British Columbia corporations, pursuant to which a director presented with a resolution in respect of any matter (including an equity issuance) in respect of which he/she has an interest must disclose that interest in writing to the Company’s board of directors prior to the approval of such matter. This procedure ensures that each equity issuance to a director or officer of the Company is approved by all directors of the Company not involved in such sale.

Director Independence

As of April 10, 2017, the Company’s Board of Directors consists of Messrs. Smith, Carrabba, Beling, Morris and Ms. Wightman. The Company utilizes the definition of “independent” as it is set forth in Section 803A of the NYSE MKT Company Guide. Further, the board considers all relevant facts and circumstances in its determination of independence of all members of the board (including any relationships). Currently, Messrs. Carrabba, Beling, Morris and Ms. Wightman are considered independent directors.

INTERESTS OF EXPERTS

The financial statements as of June 30, 2016 and 2015 and for the years ended June 30, 2016 and 2015 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Certain portions of the description of the Elk Creek Project were summarized or extracted from a technical report prepared in accordance with NI 43-101 dated October 16, 2015 and entitled “Updated Preliminary Economic Assessment, Elk Creek Niobium Project, Nebraska” those extracts were reviewed and approved by Eric Larochelle, BEng (Roche Director, Specialty Metals & Hydrometallurgy) and Jeff Osborn, BEng Mining, MMSAQP (SRK Principal Consultant, Mining Engineer).

None of the above experts has or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries nor was it connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer, or employee.

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Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the Common Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, contains all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our Common Shares, you may refer to the registration statement.

You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the Internet website maintained by the SEC at http://www.sec.gov.

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INDEX TO FINANCIAL STATEMENTS

The following audited consolidated financial statements of the Company as at and for the years ended June 30, 2016 and 2015 are attached as pages F-1 through F-21 and are included herein by reference:

The following unaudited condensed consolidated interim financial statements of the Company as at and for the three and six months ended December 31, 2016 and 2015 are attached as pages F-22 through F-32 and are included herein by reference:

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NioCorp Developments Ltd.

Consolidated Financial Statements

June 30, 2016

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

NioCorp Developments Ltd.

Denver, Colorado

We have audited the accompanying consolidated balance sheets of NioCorp Developments Ltd. (the “Company”) as of June 30, 2016 and 2015 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the years then ended June 30, 2016 and 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NioCorp Developments Ltd. at June 30, 2016 and 2015, and the results of its operations and its cash flows for the years then ended June 30, 2016 and 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

Spokane, Washington

September 1, 2016

NioCorp Developments Ltd.
Consolidated Balance Sheets
(expressed in thousands of U.S. dollars, except share data)

		As of June 30,
	Note	2016	2015
ASSETS
Current
Cash		$4,412	$753
Receivables		5	14
Prepaid expenses		101	58
Total current assets		4,518	825
Non-current
Deposits		65	67
Available for sale securities at fair value		32	46
Equipment		14	20
Mineral interests	5	10,617	10,617
Total assets		$15,246	$11,575

LIABILITIES
Current
Accounts payable and accrued liabilities		$1,256	$4,440
Related party loan	9	1,000	1,500
Flow-through tax liability	6	-	624
Total current liabilities		2,256	6,564
Convertible debt	7	6,466	-
Derivative liability, convertible debt	7	330	-
Total liabilities		9,052	6,564
Commitments	13
SHAREHOLDERS' EQUITY
Common stock, unlimited shares authorized; shares outstanding: 180,467,990 at June 30, 2016 and 156,420, 334 at June 30, 2015	8	58,401	47,617
Additional paid-in capital		8,630	7,250
Accumulated deficit		(60,222)	(48,814)
Accumulated other comprehensive loss		(615)	(1,042)
Total shareholder equity		6,194	5,011
Total liabilities and equity		$15,246	$11,575

The accompanying notes are an integral part of these consolidated financial statements

NioCorp Developments Ltd.
Consolidated Statement of Operations and Comprehensive Loss
(expressed in thousands of U.S. dollars, except share and per share data)

		For the year ended June 30,
	Note	2016	2015
Operating expenses
Consulting		$201	$242
Depreciation		9	10
Employee related costs		1,988	3,413
Finance costs		242	39
Professional fees		512	435
Exploration expenditures	10	4,719	18,051
Other operating expenses		1,847	3,178
Impairment of equipment		-	112
Total operating expenses		9,518	25,480
Change in financial instrument fair value	7	2,719	-
Other gains	6	(587)	-
Interest and other income		-	(16)
Foreign exchange (gain) loss		(528)	434
Interest expense		275	-
Loss (gain) on available for sale securities		11	(28)
Loss before income taxes		11,408	25,870
Income tax benefit		-	(2,755)
Net loss		$11,408	$23,115

Other comprehensive (gain) loss:
Net loss		$11,408	$23,115
Other comprehensive loss:
Reporting currency translation		(427)	959
Total comprehensive loss		$10,981	$24,074

Loss per common share, basic and diluted		$0.07	$0.17

Weighted average common shares outstanding		164,038,509	136,045,244

The accompanying notes are an integral part of these consolidated financial statements

NioCorp Developments Ltd.
Consolidated Statement of Cash Flows
(expressed in thousands of U.S. dollars)

	For the year ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Total loss for the period	$(11,408)	$(23,115)
Adjustments for:
Depreciation	9	10
Change in financial instrument fair value	2,719	-
Warrants expense	540	2,159
Unrealized loss (gain) on available-for-sale investments	11	(28)
Impairment of equipment	-	112
Accretion of convertible debt	81	-
Deferred taxes	-	(2,755)
Foreign exchange (gain) loss	(247)	183
Other non-cash items	(587)	-
Share-based compensation	1,049	2,506
	(7,833)	(20,928)
Change in non-cash working capital items:
Receivables	8	25
Prepaid expenses	(63)	(39)
Accounts payable and accrued liabilities	(3,086)	3,625
Net cash used in operating activities	(10,974)	(17,317)

CASH FLOWS FROM INVESTING ACTIVITIES
Deposits	-	(14)
Acquisition of equipment	(4)	(27)
Net cash used in investing activities	(4)	(41)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	9,993	13,979
Share issue costs	(151)	(521)
Issuance of convertible debt, net of issuance costs	5,060	-
Related party debt draws	600	1,500
Related party debt repayment	(1,100)	-
Net cash provided by financing activities	14,402	14,958
Exchange rate effect on cash	235	345
Change in cash during the period	3,659	(2,055)
Cash, beginning of period	753	2,808

Cash, end of period	$4,412	$753

Supplemental cash flow information:
Amounts paid for interest	$144	$-
Amounts paid for income taxes	$-	$-
Non-cash financing transaction	$638	$-

The accompanying notes are an integral part of these consolidated financial statements

NioCorp Developments Ltd.
Consolidated Statements of Shareholders’ Equity
(expressed in thousands of U.S. dollars, except share data)

	Common Shares Outstanding	Common Stock	Additional paid-in capital	Deficit	Accumulated other comprehensive income	Total
Balance, July 1, 2014	122,884,716	$33,667	$2,933	$(25,699)	$(83)	$10,818

Private placement - November 2014	19,245,813	8,846	-	-	-	8,846
Private placement - March 2015	2,914,000	1,722	-	-	-	1,722
Issue costs	-	(708)	187	-	-	(521)
Exercise of warrants	5,125,805	2,368	-	-	-	2,368
Exercise of options	6,250,000	1,042	-	-	-	1,042
Fair value of stock options exercised	-	680	(680)	-	-	-
Fair value of warrants granted to ThyssenKrupp	-	-	1,854	-	-	1,854
Fair value of warrants for financial services agreement	-	-	268	-	-	268
Fair value of warrants for sponsorship agreement	-	-	99	-	-	99
Share-based payments	-	-	2,589	-	-	2,589
Reporting currency presentation	-	-	-	-	(959)	(959)
Loss for the year	-	-	-	(23,115)	-	(23,115)
Balance, June 30, 2015	156,420,334	$47,617	$7,250	$(48,814)	$(1,042)	$5,011
Exercise of warrants	12,549,309	5,838	-	-	-	5,838
Exercise of options	1,415,000	405	-	-	-	405
Fair value of broker warrants granted	-	-	15	-	-	15
Fair value of Lind Warrants granted	-	-	620	-	-	620
Private placement - January 2016	9,074,835	3,750	-	-	-	3,750
Debt conversions	1,008,512	638				638
Share issuance costs	-	(151)	-	-	-	(151)
Fair value of stock options exercised	-	304	(304)	-	-	-
Share-based payments	-	-	1,049	-	-	1,049
Reporting currency presentation	-	-	-	-	427	427
Loss for the year	-	-	-	(11,408)	-	(11,408)
Balance, June 30, 2016	180,467,990	$58,401	$8,630	$(60,222)	$(615)	$6,194

The accompanying notes are an integral part of these consolidated financial statements

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

1.	DESCRIPTION OF BUSINESS

NioCorp Developments Ltd. (the “Company”) was incorporated on February 27, 1987 under the laws of the Province of British Columbia and currently operates in one reportable operating segment consisting of exploration and development of mineral deposits in North America, specifically, the Elk Creek Niobium/Scandium/Titanium property (the “Elk Creek Project”) located in Southeastern Nebraska.

These consolidated financial statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future. These financial statements do not reflect any adjustments that may be necessary if the Company is unable to continue as a going concern.

The Company currently earns no operating revenues and will require additional capital in order to advance the Elk Creek Project. The Company’s ability to continue as a going concern is uncertain and is dependent upon the generation of profits from mineral properties, obtaining additional financing and maintaining continued support from its shareholders and creditors.

2.	BASIS OF PREPARATION

a)	Basis of Preparation and

Consolidation These consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America (“US GAAP”). Certain transactions include reference to Canadian dollars (“C$”) where applicable.

These consolidated financial statements include the accounts of the Company and the subsidiaries listed in the following table. All intercompany transactions and balances have been eliminated.

	Country of	Ownership at June 30,
	incorporation	2016	2015
0896800 BC Ltd.	Canada	100%	100%
Elk Creek Resources Corp.	USA	100%	100%
Silver Mountain Mines Corp.	USA	100%	100%

b)    Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuations and share-based compensation. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

3.	SIGNIFICANT ACCOUNTING POLICIES

a)	Exploration Stage Enterprise

The Company is in the exploration stage of operation and devotes substantially all of its efforts to acquiring and exploring mining interests that management believes should eventually provide sufficient net profits to sustain the Company’s existence. Until such interests are engaged in commercial production, the Company will continue to seek additional funding to support the completion of its exploration and development activities. The Company’s activities are subject to significant risks and uncertainties, including its ability to secure sufficient funding to continue operations, to obtain proven and probable reserves, to comply with industry regulations and obtain permits necessary for development of the Elk Creek Project, as well as environmental risks and market conditions.

b)	Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, cash in banks, investments in certificates of deposit with original maturities of 90 days or less, and money market funds.

c)	Foreign Currency Translation

Functional and reporting currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency of the Company is the Canadian Dollar. Effective July 1, 2015, the Corporation changed the functional currency for Elk Creek Resources Corp., a wholly-owned subsidiary, from the Canadian Dollar to the U.S. Dollar. This change was made as a greater percentage of expenditures for technical and administrative services, and raised financings are denominated in U.S. Dollars. No other entities in the Group were affected by this change in functional currency. This change in judgment has been accounted for prospectively in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 830.

The reporting currency for these consolidated financial statements is U.S. Dollars.

Transactions in foreign currency

Transactions made in a currency other than Canadian Dollars are translated to the functional currency at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date and non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the exchange rates approximating those in effect on the date of the transactions. Foreign currency gains and losses arising from translation are included in profit or loss.

Translation to reporting currency

The results and financial position of entities that have a functional currency different from the reporting currency are translated into the reporting currency as follows:

•	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the end of the reporting date.
•	Income and expenses for each statement of income are translated at average exchange rates, unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions.
•	All resulting exchange differences are recognized in other comprehensive income.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

d)	Available for Sale Securities

Available for sale securities are recorded at fair value through the statement of operations pursuant to the fair value option permitted by ASC 825, Financial Instruments.

e)	Equipment

Equipment is stated at cost less accumulated depreciation. The residual value, useful life and depreciation method are evaluated every reporting period and changes to the residual value, estimated useful life or depreciation method resulting from such review are accounted for prospectively. Depreciation is provided for using the straight line basis at the following rates per annum:

Computer equipment	three years
Furniture and equipment	five years

f)	Mineral Properties

Mineral property acquisition costs, including indirectly related acquisition costs, are capitalized when incurred. Acquisition costs include cash consideration and the fair market value of common shares issued as consideration. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are capitalized as mineral property acquisition costs at such time as the payments are made. Exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves under SEC Industry Guide 7, development costs related to such reserves and incurred after such determination will be considered for capitalization. The establishment of proven and probable reserves is based on results of feasibility studies, which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be amortized over their estimated useful lives or units of production, whichever is a more reliable measure. Capitalized amounts relating to a property that is abandoned or otherwise considered uneconomic for the foreseeable future are written off.

g)	Long Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

h)	Financial Instruments

The Company’s financial instruments consist of cash, receivables, available for sale securities, accounts payable and accrued liabilities, convertible debt and the related party loan. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments. The fair values of these instruments approximate their carrying value unless otherwise noted.

i)	Concentration of Credit Risk

The financial instrument which potentially subjects the Company to credit risk is cash and cash equivalents, The Company holds invests or maintains available cash primarily in two commercial banks located in Vancouver, British Columbia and Santa Clara, California. As part of its cash management process, the Company regularly monitors the relative credit standing of these institutions.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

j)	Asset Retirement Obligation

The Company is subject to various government laws and regulations relating to environmental disturbances caused by exploration and evaluation activities. The estimated costs associated with environmental remediation obligations are accrued in the period in which the liability is incurred if it is reasonably estimable or known. Until such time that a project life is established, the Company records the corresponding cost as an exploration stage expense, and has accrued $85 related to estimated obligations as of June 30, 2016 (2015 - $nil).

Future reclamation and environmental-related expenditures are difficult to estimate in many circumstances due to the early stage nature of the exploration project, the uncertainties associated with defining the nature and extent of environmental disturbance, the application of laws and regulations by regulatory authorities and changes in reclamation or remediation technology. The Company periodically reviews accrued liabilities for such reclamation and remediation costs as evidence indicating that the liabilities have potentially changed becomes available. Changes in estimates are reflected in the consolidated statement of operations in the period an estimate is revised.

k)	Income Taxes

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25, “Income Taxes – Recognition”. Under the approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by ASC 740-10-25-5 to allow recognition of such an asset.

l)	Basic and Diluted Per Share Disclosure

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. In computing diluted earnings per share, the weighted average number of shares outstanding is adjusted to reflect the effect of potentially dilutive securities. Potentially dilutive shares, such as stock options and warrants, are excluded from the calculation when their inclusion would be anti-dilutive, such as when the exercise price of the instrument exceeds the fair market value of the Company’s common stock and when a net loss is reported. The dilutive effect of convertible debt securities is reflected in the diluted earnings (loss) per share calculation using the if-converted method. Conversion of the debt securities is not assumed for purposes of calculating diluted earnings (loss) per share if the effect is anti-dilutive.

m)	Stock Based Compensation

The Company grants stock options to directors, officers, and employees. Option terms and vesting conditions are at the discretion of the Board of Directors. The option exercise price is equal to the closing market price on the Toronto Stock Exchange on the Toronto Stock Exchange on the day preceding the date of grant.

The Company estimates the fair value of stock options using the Black-Scholes option pricing model. The Company estimates forfeitures of stock-based awards based on historical data and periodically adjusts the forfeiture rate. The adjustment of the forfeiture rate is recorded as a cumulative adjustment in the period the forfeiture estimate is changed.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

n)	Recent Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB that are adopted by the Company as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards did not or will not have a material impact on the Company’s consolidated financial statements upon adoption.

In February 2016, the FASB issued Accounting Standard Update (“ASU”) 2016-02, Leases. The standard requires that a lessee recognize on the balance sheet assets and liabilities for leases with lease terms of more than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease have not significantly changed from the previous GAAP. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within such fiscal year, with early adoption permitted. The Company is currently assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In November 2015, the FASB issued ASU 2015-17 which simplifies income tax accounting. The update requires that all deferred tax assets and liabilities be classified as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. This update is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years, and early adoption is permitted. The Company elected to early adopt this standard as of July 1, 2014.

In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This update simplifies the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding debt liability. The update is effective in fiscal years, including interim periods, beginning after December 15, 2015, and early adoption is permitted. The Company elected to early adopt this standard effective July 1, 2014.

In November 2014, the FASB issued ASU 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity. The ASU clarifies how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of a host contract. The ASU is effective for fiscal years and interim periods beginning after December 15, 2015. The Company is currently assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern. The new standard requires management of public and private companies to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and, if so, disclose that fact. Management will also be required to evaluate and disclose whether its plans alleviate that doubt. The new standard is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Adoption of the new guidance is not expected to have a material impact on the financial statement presentation of the Company.

4.	GOING CONCERN ISSUES

The Company incurred a loss of $11,408 for the year ended June 30, 2016 (2015 - $23,115), and has an accumulated deficit of $60,222 as of June 30, 2016. These factors indicate the existence of a material uncertainty that raises substantial doubt about the Company's ability to continue as a going concern.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

The Company’s ability to continue operations and fund its expenditures is dependent on Management’s ability to secure additional financing. Management is actively pursuing such additional sources of financing, and while it has been successful in doing so in the past, there can be no assurance it will be able to do so in the future.

These consolidated financial statements do not give effect to any adjustments required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

5.	MINERAL INTERESTS

During the year ended June 30, 2011, the Company completed the acquisition of the Elk Creek property through a share exchange agreement with 0859404 BC Ltd, a Canadian company, which owned all the issued and outstanding shares of Elk Creek Resources Corp. ("Elk Creek"). The Company issued 18,990,539 common shares to acquire all of the issued and outstanding shares of 0859404 BC Ltd. and issued 1,034,348 common shares as a finder’s fee with respect to the acquisition. The transaction did not meet the definition of a business acquisition, as set forth in ASC 805, and therefore was accounted for as a purchase of assets. The acquisition price was based on the market value of the Company’s common shares on the closing date and total consideration given was C$13,246, including associated deferred tax impacts, of C$4,736.

The property interests of Elk Creek consist of a number of prepaid five-year mineral exploration lease agreements, and include a pre-determined buyout for permanent ownership of the mineral rights. Terms of the agreements require no further significant payments until the conclusion of the prepaid lease, at which time the Company may negotiate lease extensions or elect to buyout the mineral rights. Certain agreements also contain provisions to purchase surface rights, and several contain provisions whereby the landowners would retain a 2% NSR. During the year ended June 30, 2015, the Company executed 5-year extensions to all landholder agreements covering 100% of the mineralized materials at the Elk Creek Project.

6.	FLOW THROUGH LIABILITIES

The Company issued 8,337,000 common shares to Canadian investors on a flow-through basis for gross proceeds of C$2,501 in November 2010. The Company was required to incur eligible flow-through expenditures up to November 2011. The Company was short by approximately C$1,470 in meeting this requirement. Under the subscription agreement with the Canadian investors, the Company has an obligation to indemnify the subscriber for any taxes that may arise from the Company failing to meet the flow-through expenditure requirements. The Company did not receive any claims through April 30, 2016 against this accrual, and the accrual was reversed on April 30, 2016 and the Company recorded a corresponding gain of $587 in ‘other gains’. All claims after May 1, 2016 will be evaluated through the statute of limitations of the Canada Revenue Agency and expensed as incurred.

7.	CONVERTIBLE DEBT

	As of June 30,
	2016	2015
Convertible Notes	$475	$-
Convertible Security	5,991	-
	$6,466	$-

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

Convertible Notes

The Company completed a non-brokered private placement of unsecured convertible promissory notes (the “Notes”), for gross proceeds of $800 (the “Private Placement”) in October 2015. The Notes bear interest at a rate of 8%, payable quarterly in arrears, are non-transferable and have a term of three years from the date of issue. Principal under the Notes is convertible by lenders at any time into, and payable by the Company in, common shares of the Company at a conversion price of C$0.97 per common share, calculated on conversion or repayment using the then-current Bank of Canada noon exchange rate. Accrued but unpaid interest on the Notes will be convertible by lender into, and payable by the Company in, common shares at a price per common share equal to the most recent closing price of the Company’s common shares prior to the delivery to the Company of a request to convert interest, or the due date of interest, as applicable, calculated using the then-current Bank of Canada noon exchange rate. Interest, when due, is payable either in cash or Shares, at the election of the Company.

The conversion feature of the debentures meets the definition of a derivative liability instrument because the conversion feature is denominated in a currency other than the Company’s Canadian dollar functional currency and the conversion rate is variable and therefore does not meet the “fixed-for-fixed” criteria outlined in ASC 815-40-15. As a result, the conversion feature of the debentures is required to be recorded as a derivative liability recorded at fair value and marked-to-market each period with the changes in fair value each period being charged or credited to income.

The following table discloses the components associated with this transaction on the closing date:

Convertible Notes
Face value of Notes on closing	$800
Less:
Transaction costs	(47)
Conversion component	(360)
Convertible notes, opening balance	$393

The Company incurred transaction costs of $47, which have been added to the carrying amount of the financial liability and are amortized as part of the effective interest rate.

Changes in the Notes balance are comprised of the following:

Convertible Notes
Notes, balance on closing	$393
Accreted interest, net of interest paid	82
Balance, June 30, 2016	$475

The changes in the derivative liability related to the conversion feature are as follows:

Derivative Liability
Opening balance	$360
Change in fair value of derivative liability	(30)
Balance, June 30, 2016	$330

Lind Partners Convertible Security Funding

On December 22, 2015, the Company closed a definitive convertible security funding agreement (the "Lind Agreement") with Lind Asset Management IV, LLC (“Lind”). The Lind Agreement is comprised of a $4,500 principal amount, 10% secured convertible security (the “Convertible Security”) and 3,125,000 transferable common share purchase warrants (the “Lind Warrants”). The Convertible Security has a term of two years from its date of issuance, and interest is prepaid and added to its principal amount; accordingly, the initial face value of the Convertible Security is $5,400, and the yield of the Convertible Security (if held, unconverted, to maturity) will be 10% per annum, or $900. Each Lind Warrant will entitle the holder to purchase one additional common share (a “Lind Warrant Share”) at a price of C$0.72 on or before December 22, 2018. Lind can increase the funding under the Convertible Security by an additional $1,000 during its two-year term. Further, provided certain conditions are met, the Company will have the right to call an additional $1,000 under the funding agreement.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

The Convertible Security is convertible into common shares of the Company at a conversion price equal to 85% of the volume weighted average trading price of the common shares (in Canadian dollars) for the five consecutive trading days immediately prior to the date on which the Investor provides the Company with notice of its intention to convert an amount of the Convertible Security from time to time. The issuance of the Convertible Security and the Lind Warrants was completed on a non-brokered private placement basis.

The Company has elected to account for the Convertible Security at fair value. Transaction costs of $214, including a 3% closing fee paid to Lind $135, were expensed at closing. In addition, the Company recognized $620 in change in financial instrument fair value in the consolidated statement of operations related to fair value of the Lind Warrants at closing. The fair value of the Lind Warrants was estimated based on the Black Scholes pricing model using a risk free interest rate of 1.30%, an expected dividend yield of 0%, a volatility of 86.58%, and an expected life of 3.0 years.

Changes in the Convertible Security balance are comprised of the following:

Convertible Security
Opening balance	$4,500
Conversions	(638)
Change in fair market value	2,129
Balance, June 30, 2016	$5,991

The Convertible Security contains financial and non-financial covenants customary for a facility of this size and nature, and includes a financial covenant defining an event of default as all present and future liabilities of the Company or any of its subsidiaries, exclusive of related party loans, for an amount or amounts exceeding $2,000, and which have not been satisfied on time or within 90 days of invoice, or have become prematurely payable as a result of its default or breach. This covenant became effective after February 1, 2016 and the Company was in compliance as of June 30, 2016.

8.	COMMON STOCK

a)	Issuances

2016 Issuances

On January 19, 2016, the Company closed a private placement and issued 9,074,835 units (each a “Unit”) at a price of C$0.57 per Unit, resulting in total gross proceeds of $3,750. Each Unit consisted of one common share of the Company and one transferable common share purchase warrant (a “Private Placement Warrant”). Each Private Placement Warrant is exercisable to acquire one additional common share of the Company for a period of three years at a price of C$0.75 per common share. In addition, the Company issued 75,450 broker warrants at closing, under the same terms as a Private Placement Warrant. The fair value of the broker warrants of $15 was estimated based on the Black-Scholes pricing model using a risk free interest rate of 0.75%, an expected dividend yield of 0%, a volatility of 100.13%, and an expected life of 3.0 years.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

2015 Issuances

In February 2015 the Company announced it had closed a partially brokered and partially non-brokered private placement of 2,914,000 special warrants (“2015 Warrants”) at an issue price of C$0.75 to raise aggregate gross proceeds of $1,722. Each 2015 Warrant is exchangeable at any time after the closing date of the offering into one unit of the Company; each unit consists of one common share of the Company and one common share purchase warrant. Each warrant entitles the holder to acquire one additional common share at a price of C$1.00 per share until February 27, 2017. The Company filed a prospectus and obtained the required receipt for that prospectus on March 23, 2015 and qualified the distribution of 2,914,000 2015 Warrants which were deemed exercised on March 30, 2015.

The agent, Mackie Research Capital Corporation ("MRCC"), received a cash commission equal to 6.5% of the gross proceeds of the brokered portion of the offering being $112 and 182,910 compensation warrants. The broker warrants are exercisable into common shares at a price C$0.85 per share until February 27, 2017. The fair value of the agent warrants of $79 was estimated based on the Black-Scholes pricing model using a risk free interest rate of 1.25%, an expected dividend yield of 0%, a volatility of 100.95%, and an expected life of 2.0 years. Total cash issue costs including agents' commission, legal and filing fees were $230.

In November 2014 the Company announced it had closed a partially brokered and partially non-brokered private placement of 19,245,813 special warrants (“2014 Special Warrants”) at an issue price of C$0.55 to raise aggregate gross proceeds of $8,846. Each 2014 Special Warrant is exchangeable at any time after the closing date of the offering into one unit of the Company; each unit consists of one common share of the Company and one common share purchase warrant. Each warrant entitles the holder to acquire one additional common share at a price of C$0.65 per share until November 10, 2016. The Company filed a prospectus and obtained the required receipt for that prospectus on January 14, 2015 and qualified the distribution of 19,245,813 2014 Special Warrants which were deemed exercised on January 19, 2015.

The agent, MRCC received a cash commission equal to 6.5% of the gross proceeds of the brokered portion of the offering and 205,304 non-transferable compensation units. The broker warrants are exercisable into units having the same terms as the units issued under the Offering. Each unit entitles the agent to purchase a unit at a price of C$0.55 each. Each unit consists of one common share and one warrant exercisable at a price of C$0.65 per share until November 10, 2016. The fair value of the agent warrants of $108 was estimated based on the Black Scholes pricing model using a risk free interest rate of 1.25%, an expected dividend yield of 0%, a volatility of 108.9%, and an expected life of 2.0 years. Total cash issue costs including agents' commission, legal and filing fees was $300.

b)	Stock Options

The Company has a rolling stock option plan (the “Plan”) whereby the Company may grant stock options to executive officers and directors, employees, and consultants at an exercise price to be determined by the board of directors, provided the exercise price is not lower than the market value on the date of grant. The Plan provides for the issuance of up to 10% of the Company’s issued common shares as at the date of grant with each stock option having a maximum term of five years. The board of directors has the exclusive power over the granting of options and their vesting provisions.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

Stock option transactions are summarized as follows:

	Number of Options	Weighted Average Exercise Price (C$)
Balance, July 1, 2014	7,060,000	$0.19
Granted	7,320,000	0.76
Exercised	(6,250,000)	0.20
Cancelled/expired	(25,000)	0.30
Balance, June 30, 2015	8,105,000	0.69
Granted	5,875,000	0.62
Exercised	(1,415,000)	0.38
Cancelled/expired	(1,100,000)	0.75
Balance June 30, 2016	11,465,000	$0.69
Number of options currently exercisable	5,765,000	$0.75

The following table summarizes the information and assumptions used to determine option costs:

	Year ended June 30,
	2016	2015
Fair value per option granted during the period (C$)	$0.30	$0.42
Risk-free interest rate	0.75%	1.25%
Expected dividend yield	0%	0%
Expected stock price volatility (historical basis)	98.2%	105.6%
Expected option life in years	2.15	2.15

The following table summarizes information about stock options outstanding at June 30, 2016:

Exercise price (C$)	Expiry date	Number outstanding	Aggregate Intrinsic Value (C$000s)	Number exercisable	Aggregate Intrinsic Value (C$000s)
$ 0.50	May 9, 2017	370,000	133	370,000	133
$ 0.62	January 19, 2021	5,575,000	1,338	-	-
$ 0.65	May 20, 2017	50,000	11	50,000	11
$ 0.65	July 28, 2017	1,250,000	263	1,250,000	263
$ 0.76	September 2, 2017	500,000	50	500,000	50
$ 0.80	December 22, 2017	3,220,000	193	3,220,000	193
$ 0.94	April 28, 2018	500,000	-	375,000	-
Balance June 30, 2016		11,465,000	$1,988	5,765,000	$650

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on the Company’s closing stock price of C$0.86 as of June 30, 2016, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options vested and exercisable as of June 30, 2016 was 5,390,000. The total intrinsic value of options exercised during the year ended June 30, 2016 was $322.

As of June 30, 2016, there was $328 of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted average period of approximately one year.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

c)	Warrants

Warrant transactions are summarized as follows:

	Warrants	Weighted average exercise price (C$)
Balance, July 1, 2014	1,064,140	$0.25
Granted:
Warrants: November financing	19,245,813	0.65
Warrants: March financing	2,914,000	1.00
Agents' warrants: November financing	205,304	0.55
Agents' warrants: November financing	205,304	0.65
Agents' warrants: March financing	182,910	0.85
Agents' advisory warrants*	750,000	0.55
Agents' sponsorship warrants**	250,000	0.60
ThyssenKrupp offtake agreement***	8,569,000	0.67
Exercised	(5,125,805)	0.35
Expired	-	-
Balance, June 30, 2015	28,260,666	0.73
Granted:
Lind Warrants	3,125,000	0.72
January Private Placement	9,074,835	0.75
Broker warrants: December Private Placement	75,450	0.75
Advisory Warrants*	750,000	0.65
Sponsorship warrants**	250,000	0.65
Exercised	(12,549,309)	0.65
Expired	(7,068,500)	0.67
Balance June 30, 2016	21,918,142	$0.75

*	Pursuant to a financial services advisory agreement with Mackie Research Capital Corporation (“MRCC”) the Company issued 500,000 advisory warrants on December 4, 2014 and 250,000 advisory warrants on January 14, 2015. Each advisory warrant entitled MRCC to purchase a unit of the Company at a price of C$0.55 each, on or before December 4, 2016. Each such unit consisted of one Common Share and one warrant exercisable at a price of C$0.65 per share until December 4, 2016. These units were exercised during the year ended June 30, 2016, resulting in the granting of these additional 750,000 warrants.
**	Pursuant to a sponsorship agreement between MRCC and the Company in connection with the Company's graduation to the Toronto Stock Exchange, the Company issued 250,000 sponsorship warrants on January 14, 2015, entitling MRCC to purchase units of the Company at C$0.60 per unit until January 14, 2017. Each such unit consisted of one Common Share and one warrant exercisable at C$0.65 per share until January 14, 2017. These units were exercised during the year ended June 30, 2016, resulting in the granting of these additional 250,000 warrants.
***	The Company entered into an offtake agreement with ThyssenKrupp Metallurgical Products GmbH (“ThyssenKrupp”) whereby ThyssenKrupp will purchase 50% of future ferroniobium production up to 3,750 metric tons from the Elk Creek property for an initial term of ten years from commencement of commercial production which may be extended by mutual agreement of the parties. The Agreement presupposes the Company obtaining project financing, obtaining all necessary approvals and constructing a mine at Elk Creek. Pursuant to the agreement, the Company granted ThyssenKrupp a non-transferable warrant to acquire 8,569,000 common shares of the Company at an exercise price of C$0.67 per common share, which expired on December 12, 2015.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

At June 30, 2016 the Company has outstanding exercisable warrants, as follows:

Number	Exercise Price (C$)	Expiry Date
6,745,947	$0.65	November 10, 2016
182,910	0.85	February 27, 2017
2,714,000	1.00	February 27, 2017
3,125,000	0.72	December 22, 2018
9,150,285	0.75	January 19, 2019
21,918,142

On April 20, 2016, the Company announced an early warrant exercise program (the “Program”) designed to encourage the early exercise of (unlisted) share purchase warrants exercisable at C$0.65 that otherwise expire on November 10, 2016 (the “November 2016 Warrants”). The Program and its commencement were approved at a Special Meeting of Shareholders held on Tuesday May 17, 2016.

The warrant exercise program closed on June 17, 2016, resulting in gross proceeds of C$4,807. A total of 7,394,822 C$0.65 share purchase warrants expiring November 10, 2016 were exercised during the incentive period, representing about 47.6% of all C$0.65 Warrants outstanding and 66% of warrant holders eligible to participate. Each holder who exercised one warrant during the program received 1.11029 Common Shares, representing one warrant share and 0.11029 of a Common Share, as the incentive portion. A total of 8,210,394 common shares were issued under the program, which was previously approved by our shareholders on May 17, 2016. The Company recognized a warrant expense of $535 in other operating expenses in the consolidated statement of operations related to the fair market value of the incentive shares issued.

9.	RELATED PARTY TRANSACTIONS AND BALANCES

On June 17, 2015, the Company entered into a one-year loan in the amount of $1,500 with Mark A. Smith, Chief Executive Officer and Executive Chairman of NioCorp. The one-year term loan bears an interest rate of 10%, is secured by the Company’s assets pursuant to a concurrently executed general security agreement, and is subject to both a 2.5% establishment fee and 2.5% prepayment fee.

On July 1, 2015, the Company entered into a non-revolving credit facility agreement (collectively, with the loan above, the “Smith Loans”) in the amount of $2,000 with Mark Smith and completed a drawdown of $500 on that day, and an additional $100 was drawn under the credit facility on December 2, 2015. The credit facility bears an interest rate of 10%, is secured by the Company's assets pursuant to a general security agreement, and is subject to both a 2.5% establishment fee and 2.5% prepayment fee.

With the receipt of additional funding proceeds from the December Private Placement and Convertible Security, on January 13, 2016, the Company repaid $1,100 of the outstanding Smith Loans, representing 100% of amounts drawn down under the credit facility, plus $500 of the amount due under the one-year loan. Interest and establishment fees payable as of December 31, 2015 were also paid. As of June 30, 2016 accounts payable and accrued liabilities included interest payable to Mr. Smith of $53.

Effective June 16 2016, the Company and Mr. Smith agreed to extend the due date for the remaining loan amount of $1,000 until June 16, 2017.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

10.	Exploration Expenditures

	For the year ended June 30,
	2016	2015
Feasibility study and engineering	$2,671	$5,892
Field management and other	940	1,791
Drilling	197	4,976
Metallurgical	844	4,506
Geologists and field staff	67	886
Total	$4,719	$18,051

Additions to exploration and evaluation assets during the year ended June 30, 2016 related to ongoing engineering and metallurgical costs incurred in connection with a feasibility study, as well as land-related payments and general project management costs.

11.	Income Taxes

Domestic and foreign components of loss before income taxes for the years ended June 30, 2016 and 2015 are as follows:

	For the year ended June 30,
	2016	2015
Canada	$4,542	$7,365
United States	6,866	18,505
Total	$11,408	$25,870

Major components of income tax benefit for the year ended June 30, 2016 and 2015 are as follows:

	For the year ended June 30,
	2016	2015
Current taxes	$-	$-
Deferred taxes:
Canada	-	-
United States	-	(2,755)
Total deferred tax benefit	-	(2,755)
Total income tax benefit	$-	$(2,755)

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

The following table is a reconciliation of income taxes at statutory rates with the reported taxes:

	For the year ended June 30,
	2016	2015
Loss before income taxes	$11,408	$25,870
Combined federal and provincial statutory income tax rate	26%	26%
Income tax recovery at statutory tax rates	2,966	6,726
Foreign rate differential	893	2,405
Warrant expense	(399)	-
Share based compensation	(270)	(651)
Change in estimates related to prior years	(635)	-
Change in valuation allowance	(2,169)	(5,725)
Other	(386)	-
Income tax benefit	$-	$2,755

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's net deferred tax asset balances as of June 30, 2016 and 2015 have been revised to reflect the appropriate jurisdictional tax rate applied to Canadian temporary differences. On a consolidated basis, there was no impact on the Company's income tax provision for the years ended June 30, 2016 and 2015 and the net deferred tax balance as of June 30, 2016 and 2015 has not changed due to a full valuation allowance, however, the net deferred tax assets before valuation allowance as of June 30, 2016 and 2015 decreased by $1,783 and $1,996, respectively. The significant components of deferred taxes are as follows:

	As of June 30,
	2016	2015
Deferred tax assets
Mineral interest	$6,555	$4,963
Net operating losses available for future periods	3,951	3,312
Other	144	206
Total deferred tax assets	10,650	8,481
Valuation allowance	(10,650)	(8,481)
Net deferred tax assets	$-	$-

The Company establishes a valuation allowance against future income tax assets if, based on available information, it is more likely than not that all of the assets will not be realized. The valuation allowance of $10,650 at June 30, 2016 relates mainly to net operating loss carryforwards in Canada and mineral interest due to deferred exploration expenditures in the United States, where the utilization of such attributes is not more likely than not. During the year ended June 30, 2015, the Company recognized $2,755 of deferred tax benefit which was generated during the year to offset existing deferred tax liabilities associated with the acquisition of the Elk Creek mineral interest.

The Company had cumulative net operating losses of $13,625 as of June 30, 2016 (2015 - $12,453) for federal income tax purposes and these carryforwards will expire between 2017 and 2035.

The Company had no unrecognized tax benefits as of June 30, 2016 or 2015. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in its income tax provision. The Company has not recognized any interest or penalties in the fiscal years presented in these financial statements. The Company is subject to income tax in the U.S. federal jurisdiction and Canada. Certain years remain subject to examination but there are currently no ongoing exams in any taxing jurisdictions.

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

12.	Fair Value Measurements

The Company measures the fair value of financial assets and liabilities based on US GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized in income.

Financial instruments, including receivables, accounts payable and accrued liabilities, and related party loans are carried at amortized cost, which management believes approximates fair value due to the short term nature of these instruments.

The following table presents information about the assets and liabilities that are measured at fair value on a recurring basis as at June 30, 2016 and 2015, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical instruments. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates, and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the financial instrument, and included situations where there is little, if any, market activity for the instrument:

As of June 30, 2016
	Total	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$4,412	$4,412	$-	$-
Available for sale securities	32	32	-	-
Total	$4,444	$4,444	$-	$-
Liabilities:
Convertible debt	$5,991	$-	$-	$5,991
Derivative liability, convertible debt	330	-	-	330
	$6,321	$-	$-	$6,321

As of June 30, 2015
	Total	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$753	$753	$-	$-
Available for sale securities	46	46	-	-
Total	$799	$799	$-	$-

NioCorp Developments Ltd.
Notes to Consolidated Financial Statements
June 30, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated)

The Company measures the fair market value of the Level 3 components using the Black-Scholes model and discounted cash flows, as appropriate. These models are prepared by a third party and take into account management's best estimate of the conversion price of the stock, an estimate of the expected time to conversion, an estimate of the stock's volatility, and the risk-free rate of return expected for an instrument with a term equal to the duration of the convertible debt.

The significant unobservable valuation inputs for the Convertible Debt includes an expected return of 51.06%. A 15% decrease (increase) in the expected return would result in an increase (decrease) to fair value of $94, or approximately 2%.

The derivative liability was valued using a Black-Scholes pricing model with the following inputs:

Risk-free interest rate	1.25%
Expected dividend yield	0%
Expected stock price volatility	88.63%
Expected option life in years	2.50

The following table sets forth a reconciliation of changes in the fair value of the Company's convertible debt components classified as Level 3 in the fair value hierarchy:

	As of June 30,
	2016	2015
Beginning balance	$-	$-
Convertible securities closings	4,860	-
Conversions to equity	(638)	-
Realized and unrealized losses	2,099	-
Ending balance	$6,321	$-

13.	COMMITMENTS AND CONTINGENCIES

Other Exploration Properties

The Company held an option to acquire a 100% interest in certain claim units located in the Kenora Mining Division, Ontario, referred to as the Tait Lake property, and had previously written the exploration asset down to $nil. In April 2015, the Company sold the Tait Lake option for a cash payment of $9.

The Company, through its wholly-owned subsidiary, Northeast Minerals, held exploration rights for the Jungle Well and Laverton projects in Australia (the “Exploration Rights”). On July 2, 2015, the Company entered into an agreement to sell its investment in Northeast Minerals to a third party. Assets of Northeast Minerals included the Explorations Rights, with a nil book value, and 3,750,000 shares of Victory Mines Limited (“Victory”), an Australian public entity. The book value of the Victory shares was written down to one dollar at June 30, 2015 to reflect the estimated market value. No other gain or loss was incurred related to the sale of Northeast Minerals.

NioCorp has the following land, office, facility and equipment lease commitments in place as of June 30, 2016:

		Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Debt	$7,510	$1,214	$6,296	$-	$-
Operating leases	349	207	123	19	-
Total contractual obligations	$7,859	$1,421	$6,419	$19	$-

NioCorp Developments Ltd.

Unaudited Consolidated Financial Statements

December 31, 2016

NioCorp Developments Ltd.
Condensed Consolidated Balance Sheets
(expressed in thousands of U.S. dollars, except share data) (unaudited)

		As of
	Note	December 31, 2016	June 30, 2016
ASSETS
Current
Cash		$729	$4,412
Restricted cash	4	265	-
Receivables		5	5
Prepaid expenses		31	101
Total current assets		1,030	4,518
Non-current
Deposits		64	65
Available for sale securities at fair value		37	32
Equipment		10	14
Mineral interests		10,617	10,617
Total assets		$11,758	$15,246

LIABILITIES
Current
Accounts payable and accrued liabilities		$2,073	$1,256
Related party loan	7	1,000	1,000
Convertible debt, current	5	4,827	-
Total current liabilities		7,900	2,256
Convertible debt, net of current	5	530	6,466
Derivative liability, convertible debt	5	173	330
Total liabilities		8,603	9,052

SHAREHOLDERS' EQUITY
Common stock, unlimited shares authorized; shares outstanding: 185,598,129 and 180,467,990, respectively	6	61,059	58,401
Additional paid-in capital		9,024	8,630
Accumulated deficit		(66,544)	(60,222)
Accumulated other comprehensive loss		(384)	(615)
Total equity		3,155	6,194
Total liabilities and equity		$11,758	$15,246

The accompanying notes are an integral part of these condensed consolidated financial statements

NioCorp Developments Ltd.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(expressed in thousands of U.S. dollars, except share and per share data) (unaudited)

		For the three months ended December 31,		For the six months ended December 31,
	Note	2016	2015	2016	2015
Operating expenses
Consulting		$1	$67	$1	$131
Depreciation		2	2	4	4
Employee related costs		496	182	1,036	520
Finance costs		-	266	-	278
Professional fees		279	89	612	122
Exploration expenditures	8	2,397	432	4,367	2,396
Other operating expenses		175	265	310	491
Total operating expenses		3,350	1,303	6,330	3,942
Change in financial instrument fair value	5	(39)	1,398	(335)	1,369
Foreign exchange loss		160	47	193	197
Interest expense		71	88	140	141
Gain on available for sale securities		5	-	(6)	(6)
Loss before income taxes		3,547	2,836	6,322	5,643
Income tax benefit		-	-	-	-
Net loss		$3,547	$2,836	$6,322	$5,643

Other comprehensive loss:
Net loss		$3,547	$2,836	$6,322	$5,643
Other comprehensive gain:
Reporting currency translation		(165)	(717)	(231)	(951)
Total comprehensive loss		$3,382	$2,119	$6,091	$4,692

Loss per common share, basic		$0.02	$0.02	$0.03	$0.04

Weighted average common shares outstanding		183,625,989	158,287,652	182,078,028	157,943,346

The accompanying notes are an integral part of these condensed consolidated financial statements

NioCorp Developments Ltd.
Condensed Consolidated Statements of Cash Flows
(expressed in thousands of U.S. dollars) (unaudited)

	For the six months ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Total loss for the period	$(6,322)	$(5,643)
Non-cash elements included in net loss:
Depreciation	4	4
Change in financial instrument fair value	(335)	1,369
Unrealized gain on available-for-sale investments	(6)	(6)
Accretion of convertible debt	108	38
Foreign exchange loss	174	260
Share-based compensation	394	68
	(5,983)	(3,910)
Change in working capital items:
Receivables	-	10
Prepaid expenses	68	39
Accounts payable and accrued liabilities	842	(3,114)
Net cash used in operating activities	(5,073)	(6,975)

CASH FLOWS FROM INVESTING ACTIVITIES
Restricted cash funding	(265)	-
Acquisition of equipment	-	(2)
Net cash used in investing activities	(265)	(2)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	1,675	926
Stock subscriptions	-	2,321
Issuance of convertible debt	-	4,800
Related party debt draws	-	600
Net cash provided by financing activities	1,675	8,647
Exchange rate effect on cash	(20)	(30)
Change in cash during the period	(3,683)	1,640
Cash, beginning of period	4,412	753
Cash, end of period	$729	$2,393

Supplemental cash flow information:
Amounts paid for interest	$32	$-
Amounts paid for income taxes	$-	$-
Non-cash financing transaction	$983	$-

The accompanying notes are an integral part of these condensed consolidated financial statements

NioCorp Developments Ltd.
Condensed Consolidated Statements of Shareholders’ Equity
(expressed in thousands of U.S. dollars, except share data) (unaudited)

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Deficit	Accumulated Other Comprehensive Loss	Total

Balance, July 1, 2015	156,420,334	$47,617	$7,250	$(48,814)	$(1,042)	$5,011
Exercise of warrants	12,549,309	5,838	-	-	-	5,838
Exercise of options	1,415,000	405	-	-	-	405
Fair value of broker warrants granted	-	-	15	-	-	15
Fair value of Lind Warrants granted	-	-	620	-	-	620
Private placement - January 2016	9,074,835	3,750	-	-	-	3,750
Debt conversions	1,008,512	638				638
Share issuance costs	-	(151)	-	-	-	(151)
Fair value of stock options exercised	-	304	(304)	-	-	-
Share-based payments	-	-	1,049	-	-	1,049
Reporting currency presentation	-	-	-	-	427	427
Loss for the year	-	-	-	(11,408)	-	(11,408)
Balance, June 30, 2016	180,467,990	$58,401	$8,630	$(60,222)	$(615)	$6,194

Exercise of warrants	3,447,137	1,675	-	-	-	1,675
Debt conversions	1,683,002	983				983
Share-based payments	-	-	394	-	-	394
Reporting currency presentation	-	-	-	-	231	231
Loss for the period	-	-	-	(6,322)	-	(6,322)
Balance, December 31, 2016	185,598,129	$61,059	$9,024	$(66,544)	$(384)	$3,155

The accompanying notes are an integral part of these condensed consolidated financial statements

NioCorp Developments Ltd.

Notes to the Condensed Consolidated Financial Statements

December 31, 2016

(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

1.	DESCRIPTION OF BUSINESS

NioCorp Developments Ltd. (the “Company”) was incorporated on February 27, 1987 under the laws of the Province of British Columbia and currently operates in one reportable operating segment consisting of exploration and development of mineral deposits in North America, specifically, the Elk Creek Niobium/Scandium/Titanium property (the “Elk Creek Project”) located in southeastern Nebraska.

These financial statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future. These financial statements do not reflect any adjustments that may be necessary if the Company is unable to continue as a going concern.

The Company currently earns no operating revenues and will require additional capital in order to advance the Elk Creek Project. The Company’s ability to continue as a going concern is uncertain and is dependent upon the generation of profits from mineral properties, obtaining additional financing, and maintaining continued support from its shareholders and creditors.

2.	BASIS OF PREPARATION

a)	Basis of Preparation and Consolidation

The accompanying unaudited interim condensed consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The interim condensed consolidated financial statements include the consolidated accounts of the Company and its wholly-owned subsidiaries with all significant intercompany transactions eliminated. The accounting policies followed in preparing these consolidated interim financial statements are those used by the Company as set out in the audited consolidated financial statements for the year ended June 30, 2016.

In the opinion of Management, all adjustments considered necessary (including reclassifications and normal recurring adjustments) to present fairly the financial position, results of operations and cash flows at December 31, 2016, and for all periods presented, have been included in these interim condensed consolidated financial statements. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such SEC rules and regulations. These interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended June 30, 2016. The interim results are not necessarily indicative of results for the full year ending June 30, 2017, or future operating periods.

b)	Recent Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 supersedes the revenue recognition requirements of FASB Accounting Standards Codification ("ASC") Topic 605, Revenue Recognition, and most industry-specific guidance. ASU 2014-09 requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. This ASU provides alternative methods of retrospective adoption and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption would be permitted but not before annual periods beginning after December 15, 2016. The Company is currently assessing the potential impact of adopting this ASU on its consolidated financial statements and related disclosures.

NioCorp Developments Ltd.

Notes to the Condensed Consolidated Financial Statements

December 31, 2016

(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern. The new standard requires management of public and private companies to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and, if so, to disclose that fact. Management will also be required to evaluate and disclose whether its plans alleviate that doubt. The new standard is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. The Company adopted this standard during the three-month period ended December 31, 2016, and the adoption of this standard had no material impacts on our financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires that a lessee recognize on the balance sheet assets and liabilities for leases with lease terms of more than twelve months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease have not significantly changed from the previous GAAP. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within such fiscal year, with early adoption permitted. The Company is currently assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations, and liquidity.

In November 2016, the FASB issued ASU 2016-18 Statement of Cash Flows (Topic 230), Restricted Cash. The standard provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Restricted cash and restricted cash equivalents should now be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. Other than the revised statement of cash flows presentation of restricted cash (if any), the adoption of this new guidance is not expected to have an impact on our financial statements.

c)	Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuations, convertible debt valuations and share-based compensation. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

3.	GOING CONCERN ISSUES

The Company incurred a loss of $6,322 for the six months ended December 31, 2016 (2015 - $5,643), and has an accumulated deficit of $66,544 as of December 31, 2016. In addition, the Company has a working capital deficiency of $6,870 as of December 31, 2016. These factors indicate the existence of a material uncertainty that raises substantial doubt about the Company's ability to continue as a going concern.

The Company’s ability to continue operations and fund its expenditures is dependent on Management’s ability to secure additional financing. Management is actively pursuing such additional sources of financing, and while it has been successful in doing so in the past, there can be no assurance it will be able to do so in the future. These consolidated financial statements do not give effect to any adjustments required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

NioCorp Developments Ltd.

Notes to the Condensed Consolidated Financial Statements

December 31, 2016

(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

4.	RESTRICTED CASH

Restricted cash represents amounts held in escrow to secure payment of work related to the Company’s Elk Creek Project feasibility study. Under the terms of the escrow agreement, the balance of $265 will be drawn against outstanding accounts payable once certain project milestones are met.

5.	CONVERTIBLE DEBT

	As of
	December 31, 2016	June 30, 2016
Current:
Convertible Security	$4,827	$-
Long Term, net of current:
Convertible Security	$-	$5,991
Convertible Notes	530	475
	$530	$6,466

Convertible Security Funding

Changes in the Lind Partners Asset Management IV, LLC (“Lind”) convertible security (the “Convertible Security”) balance are comprised of the following:

Convertible Security
Balance, June 30, 2016	$5,991
Conversions, at fair value	(983)
Change in fair market value	(181)
Balance, December 31, 2016	$4,827

The Convertible Security is convertible into Common Shares of the Company at a conversion price equal to 85% of the volume weighted average trading price of the Common Shares (in Canadian dollars) on the TSX for the five consecutive trading days immediately prior to the date on which the Lind provides the Company with notice of its intention to convert an amount of the Convertible Security from time to time. During the three-month period ended December 31, 2016, $825 face value of the Convertible Security was converted into 1,683,002 Common Shares.

The Convertible Security contains financial and non-financial covenants customary for a facility of this size and nature, and includes a financial covenant defining an event of default as all present and future liabilities of the Company or any of its subsidiaries, exclusive of related party loans, for an amount or amounts exceeding $2,000, and which have not been satisfied on time or within 90 days of invoice, or have become prematurely payable as a result of its default or breach. The Company was in compliance as of December 31, 2016.

Convertible Notes

Changes in the Company’s outstanding convertible promissory notes (the “Convertible Notes”) balance are comprised of the following:

Convertible Notes
Balance, June 30, 2016	$475
Accreted interest, net of interest paid	55
Balance, December 31, 2016	$530

The changes in the derivative liability related to the conversion feature are as follows:

Derivative Liability
Balance, June 30, 2016	$330
Change in fair value of derivative liability	(157)
Balance, December 31, 2016	$173

NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
December 31, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

6.	COMMON STOCK

a)	Stock Options

The Company has a rolling stock option plan (the “Plan”) whereby the Company may grant stock options to executive officers and directors, employees, and consultants at an exercise price to be determined by the board of directors, provided the exercise price is not lower than the greater of (i) the last closing price of the Company’s common shares on the TSX and (ii) the volume weighted average closing price of the Company’s common shares on the TSX for the five days immediately prior to the date of grant. The Plan provides for the issuance of up to 10% of the Company’s issued Common Shares as at the date of grant with each stock option having a maximum term of ten years. The board of directors has the exclusive power over the granting of options and their vesting provisions.

Stock option transactions are summarized as follows:

	Number of Options	Weighted Average Exercise Price (C$)
Balance, June 30, 2016	11,465,000	$0.69
Granted	710,000	0.96
Exercised	-	-
Cancelled/expired	(150,000)	0.62
Balance, December 31, 2016	12,025,000	$0.71

The following table summarizes the information and assumptions used to determine option costs for the six-month period ended December 31, 2016:

Fair value per option granted during the period (C$)	$0.50
Risk-free interest rate	0.75%
Expected dividend yield	0%
Expected stock price volatility (historical basis)	97.2%
Expected option life in years	2.15

The following table summarizes information about stock options outstanding at December 31, 2016:

Exercise price (C$)	Expiry date	Number outstanding	Aggregate Intrinsic Value (C$000s)	Number exercisable	Aggregate Intrinsic Value (C$000s)
$0.50	May 9, 2017	370,000	$93	370,000	$93
$0.62	January 19, 2021	5,425,000	705	2,712,500	353
$0.65	May 20, 2017	50,000	5	50,000	5
$0.65	July 28, 2017	1,250,000	125	1,250,000	125
$0.76	September 2, 2017	500,000	-	500,000	-
$0.80	December 22, 2017	3,220,000	-	3,220,000	-
$0.94	April 28, 2018	500,000	-	500,000	-
$0.96	July 21, 2021	710,000	-	-	-
Balance December 31, 2016		12,025,000	$928	8,602,500	$576

NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
December 31, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on the Company’s closing stock price of C$0.75 as of December 31, 2016, which would have been received by the option holders had all option holders exercised their options as of that date. In-the-money options vested and exercisable as of December 31, 2016, totaled 4,382,500.

As of December 31, 2016, there was $160 of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a remaining weighted average period of approximately 1.0 years.

b)	Warrants

Warrant transactions are summarized as follows:

	Warrants	Weighted average exercise price (C$)
Balance June 30, 2016	22,733,685	$0.74
Granted	-	-
Exercised	(3,447,137)	0.65
Expired	(4,114,353)	0.65
Balance, December 31, 2016	15,172,195	$0.79

At December 31, 2016, the Company has outstanding exercisable warrants, as follows:

Number	Exercise Price (C$)	Expiry Date
182,910	$0.85	February 27, 2017
2,714,000	1.00	February 27, 2017
3,125,000	0.72	December 22, 2018
9,150,285	0.75	January 19, 2019
15,172,195

7.	RELATED PARTY TRANSACTIONS AND BALANCES

Related party loan represents the amount outstanding on a loan with Mark Smith, Chief Executive Officer and Executive Chairman of NioCorp. The loan is due June 17, 2017, bears an interest rate of 10%, is secured by the Company’s assets pursuant to a concurrently executed general security agreement, and is subject to both a 2.5% establishment fee and 2.5% prepayment fee. As of December 31, 2016, accounts payable and accrued liabilities included interest payable to Mr. Smith of $107.

On January 16, 2017, the Company entered into a non-revolving credit facility agreement (the “Credit Facility”) in the amount of $2.0 million with Mark Smith as more fully discussed in Note 10, Subsequent Events.

8.	Exploration Expenditures

	For the three months ended December 31,		For the six months ended December 31,
	2016	2015	2016	2015
Technical studies and engineering	$1,551	$54	$1,988	$1,470
Field management and other	399	133	633	301
Drilling	-	-	-	281
Metallurgical development	419	25	1,691	110
Geologists and field staff	28	220	55	234
Total	$2,397	$432	$4,367	$2,396

NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
December 31, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

9.	Fair Value Measurements

The Company measures the fair value of financial assets and liabilities based on US GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables, or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans, and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized in income.

Financial instruments including receivables, accounts payable and accrued liabilities, and related party loans are carried at amortized cost, which Management believes approximates fair value due to the short-term nature of these instruments.

The following table presents information about the assets and liabilities that are measured at fair value on a recurring basis as at December 31, 2016 and June 30, 2016, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical instruments. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates, and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the financial instrument and included situations where there is little, if any, market activity for the instrument:

	As of December 31, 2016
	Total	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$729	$729	$-	$-
Available for sale securities	37	37	-	-
Total	$766	$766	$-	$-
Liabilities:
Convertible debt	$4,827	$-	$-	$4,827
Derivative liability, convertible debt	173	-	-	173
Total	$5,000	$-	$-	$5,000

	As of June 30, 2016
	Total	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$4,412	$4,412	$-	$-
Available for sale securities	32	32	-	-
Total	$4,444	$4,444	$-	$-
Liabilities:
Convertible debt	$5,991	$-	$-	$5,991
Derivative liability, convertible debt	330	-	-	330
Total	$6,321	$-	$-	$6,321

NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
December 31, 2016
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

The Company measures the fair market value of the Level 3 components using the Black-Scholes model and discounted cash flows, as appropriate. These models are prepared by a third party and take into account Management's best estimate of the conversion price of the stock, an estimate of the expected time to conversion, an estimate of the stock's volatility, and the risk-free rate of return expected for an instrument with a term equal to the duration of the convertible debt.

The following table sets forth a reconciliation of changes in the fair value of the Company's convertible debt components classified as Level 3 in the fair value hierarchy:

Beginning balance	$6,321
Conversions to equity	(983)
Realized and unrealized losses	(338)
Ending balance	$5,000

10.	Subsequent Events

On January 16, 2017, the Company entered into a non-revolving credit facility agreement (the “Credit Facility”) in the amount of $2.0 million with Mark Smith. The Credit Facility bears an interest rate of 10% and drawdowns from the Credit Facility are subject to a 2.5% establishment fee. Amounts outstanding under the Credit Facility will become due January 16, 2018, and are secured by all of the Company’s assets pursuant to a general security agreement between the Company and Mr. Smith dated June 17, 2015. The Credit Facility contains financial and non-financial covenants customary for a facility of this size and nature. On January 18, 2017, the Company completed a drawdown from the Credit Facility in the amount of $175.

On January 27, 2017, the Company announced a C$2.0 million non-brokered private placement for up to 2,857,143 units of the Company (the “Units”) at a price of C$0.70 per Unit. Each Unit will consist of one Common Share of the Company and one transferable Common Share purchase warrant (a “Warrant”). Each Warrant will exercisable to acquire one additional Common Share of the Company for a period of 36 months at a price of $0.85 per Common Share. On January 30, 2017, the Company announced that due to strong investor demand it has increased the maximum gross proceeds of the Offering to from C$2.0 million to C$2.5 million. Further, the Company has received expressions of interest from certain investment dealers, and has agreed to pay fees in respect of certain subscriptions originated by such investment dealers in each case for services outside of the United States.

NioCorp Developments Ltd.

18,019,377 Common Shares

PROSPECTUS

April 21, 2017

Until ninety (90) days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.